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Exhibit 99.1

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere in this Annual Report.

Management Overview

        In evaluating our financial condition and operating performance, our management considers many factors. Among the most important are revenue, satellite health and technology, satellite insurance, profitability and liquidity.

        We and our industry face certain challenges. Our recent experience indicates that the demand for video services in many of the global markets we serve has been relatively flat; we have experienced pricing pressure in certain international markets due to overcapacity and regional economic downturns; and some of our existing international direct-to-home ("DTH") services customers are in the process of rationalizing their cost structures, including satellite capacity costs, to match their existing and projected revenues. All of these challenges could negatively affect our revenues. Notwithstanding these challenges, we see expansion potential with the increasing acceptance of new technologies such as digital cable and HDTV and through the further expansion of our cable neighborhoods. We are also well positioned to provide additional capacity to U.S. DTH service providers as they expand services to their customers. Recently, we have seen growth in our network services and believe that this will continue as developing markets increase their use of VSATs and other private network services. We have also focused our efforts on selling bandwidth and related services to the U.S. Government, which has consistently increased its use of commercial satellites in recent years. Finally, relative to our competitors, we are in a strong position for dealing with these challenges as a significant portion of our business is video distribution in North America and has stable pricing, comes from long-term contracts, is relatively predictable and has consistently strong margins.

        In response to revenue challenges, we continue to provide the best possible services and value to our customers to win, keep and/or expand their business. In January 2004, we won a significant, long-term contract with one of the largest commercial satellite services users in the world, Fox Entertainment Group, Inc. ("Fox Entertainment") (who now owns a 34% interest in our parent, The DIRECTV Group, Inc. ("The DIRECTV Group") (formerly Hughes Electronics Corporation). In addition we look for new revenues in new markets. In 2003, we expanded our capabilities for providing services to government entities with two strategic acquisitions and the creation of a dedicated government services operation. We believe that this market presents significant opportunities for growth for satellite and related services, allowing us to expand our service offerings and increase the utilization of our existing fleet.

        During 2003, we significantly strengthened our financial position. We generated cash flows from operations of $473.4 million and we received insurance proceeds of $102.6 million in relation to our Galaxy 4R satellite. These cash flows, along with cash on hand and the liquidation of certain short-term investments allowed us to repay $850 million of debt during 2003. These debt repayments, as well as the refinancing of our Senior Secured Credit Facility in October 2003, have allowed us to significantly reduce our future interest payments. We have also reduced our total debt from a high of $2.55 billion in 2002 to $1.7 billion at the end of 2003. In addition, on June 9, 2004 we repaid $349.1 million of indebtedness under our existing senior secured credit facility.

        Our average annual capital expenditures from 1998 through 2002 were approximately $480 million. During 2003, we made capital expenditures of $104.1 million and we anticipate that capital expenditures for 2004 will be in the range of $165 million to $195 million. We expect that future capital expenditures over the next several years will remain at these reduced levels.

        In the first quarter of 2004, we received an aggregate of $286.9 million in satellite insurance proceeds for claims filed in 2003 for Galaxy 11, PAS-1R and Galaxy 4R. We plan to use these proceeds to replace existing satellites over the next several years. The availability and use of these funds were restricted by the agreements governing our existing debt obligations, which generally permit their use for capital expenditures. These proceeds were held in a collateral account until the restrictions were lifted in June 2004.

        On March 17, 2004, our PAS-6 satellite suffered an anomaly resulting in a loss of power. On April 1, 2004, this satellite experienced another and more significant loss of power. Following that event, we commenced deorbiting the satellite. As a result of the March 17 event, we recorded a non-cash impairment charge of $99.9 million within income from operations in the first quarter of 2004. This resulted in an approximate $63.3 million non-cash charge to net income after taxes. PAS-6 had been previously replaced and was used as a backup for another satellite. Accordingly, this event has not affected service to any of our customers and we anticipate that it will not affect our revenues in 2004. We do not plan to replace this back-up satellite.

        Also during 2003, we resolved certain issues with respect to customers that had previously been included in our backlog at risk disclosure, including DIRECTV Latin America ("DTVLA"). During the fourth quarter of 2003, we entered into an agreement with DIRECTV Latin America LLC ("DTVLA") and The DIRECTV Group that restructured our prior agreements related to that DTH business. That agreement became effective in February 2004 upon DTVLA's emergence from the Chapter 11 bankruptcy process. In conjunction with these amendments, we agreed to accept reduced cash payments in the early years, most of which we expect to recapture in later years, and The DIRECTV Group has agreed to guarantee all of the transponder lease agreements with DTVLA for a period of five years. We believe that the DTVLA amendment and The DIRECTV Group guaranty, together with actions taken with respect to other at-risk customers during 2003, have addressed the major risk inherent in our contractual backlog.

        Our satellites are typically designed to operate at full capacity for 15 years. A satellite's actual performance and operating life may be affected by anomalies, which may not have become apparent until the satellite was placed in orbit or until the satellite has been in orbit for some time. We have identified three types of potential anomalies among the satellites in our fleet which, if they materialize, have the potential for a significant operational and financial impact. Typically, these identified anomalies do not normally result in an immediate failure of the satellite. They can, however, result in a reduction of available capacity on the satellite or a reduction in the satellite's operating life. This, in turn, may result in less revenues or require accelerated capital spending on a replacement satellite and may result in an impairment charge or accelerated depreciation. A satellite may also fail catastrophically for these or other reasons, although this happens less frequently.

        There are several options available for managing certain of the business risks inherent in the operation of a satellite fleet, none of which can fully compensate for the loss a business may experience upon the failure of a satellite. We typically fully insure the launch of all of our satellites and insure our satellites continued operations in-orbit, on a limited basis, as appropriate. We also utilize spare satellites and spare capacity to protect against certain business risks.

        Due to increasing costs, limited coverage amounts, loss thresholds, deductibles and policy exclusions, payments for loss under in-orbit policies may not coincide with the actual loss suffered on a covered satellite. It has been our experience that satellites for which total payments have been received may remain fully operational for extended periods of time and satellites which have lost operational capabilities may not result in any insurance payment. In addition to the limitations on coverage, in-orbit insurance is increasingly expensive, making in-orbit insurance an uneconomical choice for certain satellites. Finally, in-orbit insurance policies do not cover other aspects of the business risk inherent in the operation of a satellite such as lost revenue and continued customer service during the two years typically needed to launch a replacement.

        As part of our risk management program, we have expanded our use of in-orbit spare satellites, ground-based spare satellites and designated reserve transponders. These alternatives address some of the limitations of satellite insurance as they may offer protection against loss of business due to satellite failure and may help us better serve our customers, plan and control our replacement costs, protect our revenue streams and protect our rights to orbital slots. However, in-orbit and ground based spare satellites may not be immediately available when needed. They may only be economical replacements for certain high value satellites or services and the cost of a spare satellite may also be prohibitively expensive.

        A more detailed discussion of the items above and a comprehensive analysis of our revenues, costs and expenses, results of operations, goodwill amortization, satellite deployment plans and commitments follows below. Also below is a discussion of critical accounting policies, related party transactions and recent accounting pronouncements.

  PanAmSat Merger, Subsequent Sale and Related Transactions

        On April 20, 2004, we entered into a definitive transaction agreement with The DIRECTV Group, PAS Merger Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of The DIRECTV Group, and Constellation, LLC ("Constellation"), an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR") for the merger of our company with PAS Merger Sub ("Merger") and subsequent sale to Constellation (the "PanAmSat Sale") (collectively, the "Acquisition"). On May 17, 2004, Constellation assigned the right to purchase a portion of the shares of our common stock beneficially held by The DIRECTV Group to limited liability companies affiliated with The Carlyle Group ("Carlyle") and Providence Equity Partners, Inc. ("Providence") (collectively the "Sponsors").

        Pursuant to the terms of the transaction agreement, Merger Sub will merge with and into us, with us being the surviving entity in the Merger. As of the effective time of the Merger, holders of shares of our common stock (other than The DIRECTV Group, members of management who have agreed not to have certain of their equity interests cashed out in the Merger and holders who perfect their appraisal rights under Delaware law) will have no further ownership interest in us. Instead, each holder of our common stock outstanding immediately prior to the effective time of the Merger (other than The DIRECTV Group, members of management who have agreed not to have certain of their equity interests cashed out in the Merger and holders who perfect their appraisal rights under Delaware law) will be entitled to receive $23.50 in cash per share of our common stock.

        Subject to the satisfaction of certain closing conditions set forth in the transaction agreement, two business days after the effective time of the Merger, a portion of the shares of our common stock beneficially owned by The DIRECTV Group will be repurchased by us at a purchase price of $23.50 in cash per share. Following the repurchase, The DIRECTV Group will sell all of the remaining shares of our common stock that it owns to the Sponsors at a purchase price of $23.50 in cash per share, less any amounts withheld in accordance with the transaction agreement.

        Immediately following the PanAmSat Sale, each stock option issued and outstanding under our 1997 Long-Term Incentive Plan, whether or not then vested, will be canceled and converted into the right to receive a payment from us (subject to any applicable withholding taxes) equal to the product of (a) the total number of shares of our common stock subject to such stock option and (b) the excess of $23.50 over the option exercise price for such stock option, payable in cash. Immediately before the effective time of the Merger, all restrictions on restricted shares and restricted stock units granted under our 1997 Long-Term Incentive Plan will lapse, and the unvested restricted shares and restricted stock units will vest and will be canceled and the holders of those securities will be entitled to receive $23.50 per share, less applicable withholding taxes. Certain members of our management have agreed not to have certain of their equity interests cashed out in the Merger and PanAmSat Sale; existing options, restricted shares and restricted stock units granted to such individuals are expected to remain outstanding as options and shares of the surviving corporation.

        The PanAmSat merger, subsequent sale and related transactions are expected to be accounted for as a leveraged recapitalization, whereby the historical basis of the assets and liabilities of PanAmSat will be maintained.

        In connection with the PanAmSat Sale, we intend to enter into new senior secured credit facilities, consisting of a $800.0 million Term Loan A Facility, a $1,860.0 million Term Loan B Facility and a $250.0 million revolving credit facility, and issue $1,010.0 aggregate principal amount of unsecured notes.

        We have commenced tender offers to purchase any and all of the outstanding $800.0 million aggregate principal amount of our 8 1/2% Senior Notes due 2012 and any and all of the outstanding $275.0 million aggregate principal amount of our 6 1/8% Senior Notes due 2005 for cash. The tender offers are conditioned upon, among other things, the issuance of the $1,010.0 aggregate principal amount of unsecured notes.

        Concurrently with the execution of the transaction agreement, we entered into a tax separation agreement with The DIRECTV Group that will supersede four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates. We and The DIRECTV Group have agreed to handle tax matters with respect to the tax periods covered by the tax separation agreement, including tax return preparation, audits, appeals and litigation, in a manner consistent with the past practice of The DIRECTV Group and ourselves before the acquisition. In addition, we and The DIRECTV Group have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods ending on or prior to the day of the closing of the PanAmSat Sale.

        Pursuant to the tax separation agreement, The DIRECTV Group has agreed to indemnify us for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from us regarding any liability for the federal or consolidated state or local income taxes of GM and The DIRECTV Group, except those income taxes we are required to pay under the tax separation agreement. In addition, The DIRECTV Group has agreed to indemnify us for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the PanAmSat Sale in amounts equal to 80% of the first $75 million of such other taxes and 100% of any other taxes in excess of the first $75 million. In addition, our tax liability related to these periods is capped at $15 million.

        The tax separation agreement will be effective from the day of the closing of the transactions until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates.

        In connection with the transaction agreement, The DIRECTV Group has agreed to, or to cause its affiliates to, enter into, amend or in some cases extend certain commercial arrangements with us. These commercial arrangements include the extension of transponder lease agreements with Hughes Network Systems, Inc. ("HNS"), the extension of The DIRECTV Group guarantees of our transponder lease agreements with DTVLA, entering into an agreement for additional transponder capacity for DTH services in Latin America, and the extension of telemetry tracking and control ("TT&C") services agreements with DIRECTV Operations LLC. In addition, in connection with the Transactions, we expect The DIRECTV Group or News Corporation Limited ("News Corporation") to pay us for certain past due receivables from, and guarantee certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of News Corporation. Management believes that these anticipated guarantees and other contractual arrangements will, when executed, substantially reduce credit risks associated with the two Latin American DTH platforms in our contracted backlog and protect us against the possible impact of future consolidation of those platforms.

        Certain of the new contractual arrangements we expect to enter into in connection with the Transactions (as defined below) would have increased our contracted backlog by approximately $659 million. Of this incremental contracted backlog, approximately $450 million relates to a contractual arrangement that is not required to be in place at the time of the completion of the Transactions or at all. However, in the event this agreement is not entered into, the amount payable to The DIRECTV Group under the transaction agreement would be reduced by $250 million, we would not borrow an equal amount under our new Term Loan A Facility, we would not be required to make any of the related capital expenditures and the related backlog would not materialize. If this agreement is entered into by March 31, 2005, we would pay $250 million to The DIRECTV Group, funded by borrowings under our new Term Loan A Facility. If this agreement is not executed, in addition to reducing our indebtedness by $250 million, we would not be required to make any of the related capital expenditures.

        The Acquisition and related financing transactions, together with our new contractual arrangements, are referred to collectively as the "Transactions."

        The transaction agreement contains various covenants regarding the conduct of our business prior to the closing of the Transactions. In addition, the Transactions are subject to a number of conditions, including receipt of certain regulatory approvals and the consummation of the debt financings described above, or other satisfactory financing.

Revenues

        We earn revenues primarily from the sale of video, broadcasting and network distribution and delivery services through company-owned satellites to media and telecommunications companies and government entities. Video distribution and DTH services provide the majority of our revenues, are relatively predictable and are characterized by long-term contracts, stable pricing and consistently strong margins.

        Recent developments in Latin America, including the potential consolidation of two of our DTH customers and the economy generally have, and may, negatively impact revenues for these services. We expect that our recently negotiated contract amendments with DTVLA and the related guaranty by The DIRECTV Group will mitigate a major portion of the impact on us of any decline in this market. In addition, we expect to enter into new contractual arrangements with affiliates of The DIRECTV Group in connection with the Acquisition that will extend the term of certain lease agreements and extend the guarantee period related to DTVLA through the end of 2013.

        Other areas of our business, including our network services and government services, provide opportunities for growth, expansion of our service offerings and increased sales of our existing capacity but may, as our revenue mix changes, produce lower margins or less predictable revenues than our other fixed satellite services.

        For 2003, 2002 and 2001 we derived our revenues from the following service areas:

	Year Ended December 31,
Services
	2003	2002	2001
Video services	60%	66%	68%
Network services	25	24	24
Government services	9	3	2
Other services	6	7	6

Total	100%	100%	100%

        Our video services generate the majority of our revenues. During 2003, we experienced a change in the revenue mix of our services. Government services revenues increased as a percentage of total revenues as the result of our 2003 acquisitions of Hughes Global Services, Inc. ("HGS") and Esatel Communications, Inc. ("Esatel"), and the development of our G2 Satellite Solutions Corporation ("G2") segment. While we expect video services to continue to generate the majority of our revenues, we expect that our government services revenue will become a larger portion of our total revenues in the future. We report our operations in two segments: our traditional Fixed Satellite services business and our government services (see "Selected Segment Data" below). From 2001 to 2003, we experienced a decrease in operating lease video services revenues of approximately $47.2 million. The decrease was primarily due to lower DTH video revenues as a result of customer credit issues and capacity reductions largely associated with two customers.

        We generally enter into operating lease contracts with customers to provide satellite transponders and transponder capacity and, in certain cases, earth station and teleport facility services. On occasion, we have also entered into outright sales and sales-type lease contracts with our customers. Almost all of our contracts are denominated in U.S. dollars.

  Operating Leases and Short-Term Agreements

        Operating leases are contracts to provide satellite capacity and related services typically for periods of one to 15 years and may extend beyond the satellite's end of life to a follow-on satellite. Long-term operating leases provide us with a stable and predictable source of revenue. Short-term leases and occasional services fill spot market demand. We generally recognize revenues from operating leases on a straight-line basis over the lease term, unless collectability is not reasonably assured. Revenues for occasional services are recognized as services are performed and billed. Operating lease, satellite services and other revenues for the years ended December 31, 2003, 2002 and 2001 represented 98.0%, 97.6% and 92.2% of our consolidated revenues for those periods, respectively (such amounts include a portion of TT&C and other services revenues, which are discussed below). Our FSS segment also provides our G2 segment with certain of its satellite capacity requirements. Our FSS segment recorded revenues to G2 related to satellite capacity leased of $8.9 million, $18.1 million, and $18.5 million for 2001, 2002 and 2003, respectively, which is eliminated in consolidation.

  Sales-Type Leases

        Our lease contracts that qualify for capital lease treatment are accounted for as sales-type leases (typically because the lease has certain characteristics, including having a term equal to 75% or more of the estimated economic life of the related satellite). Sales-type leases are similar to operating leases except that under sales-type leases, we recognize as revenue at the inception of the lease the net present value of the future minimum lease payments, but we continue to receive cash payments from the lessee throughout the term of the lease. In addition, during the life of the lease, we recognize as revenue the portion of each periodic lease payment deemed to be attributable to interest income. The principal difference between a sales-type lease and an operating lease is when we recognize the revenue, but not when we receive the cash.

        We have entered into sales-type leases at the request of customers seeking to obtain capital lease treatment of the lease agreement. As of December 31, 2003 we had sales-type lease arrangements covering 20 transponders, in 36 MHz equivalents, on our satellites currently in orbit. During the year ended December 31, 2001, we recorded $45.5 million of revenue related to new sales-type leases. We did not enter into any new sales-type leases in 2003 or 2002. We do not currently expect to enter into any new sales-type leases, although this may change in the future depending upon the facts and circumstances at that time.

  Outright Sales Contracts

        Under an outright sales contract, we sell all rights and title to a transponder to a customer, which in turn pays us the full amount of the sale price in cash at the commencement of the contract. At that time, we recognize the sale amount as revenue along with the related cost of sales and the risk of loss related to the transponder passes to the customer. We have sold the rights to 40 transponders, in 36 MHz equivalents, on our satellites currently in orbit. We did not enter into any outright sales during the years ended December 31, 2003, 2002 or 2001, and we expect outright sales of transponder capacity to occur infrequently in the future, as requested by our customers.

  TT&C Services and Other Services

        We earn TT&C services revenues from other satellite operators and from certain customers on our satellites. Revenues from TT&C service agreements represented approximately 3.0%, 3.5% and 3.0% of our revenues for the years ended December 31, 2003, 2002 and 2001, respectively. TT&C agreements entered into in connection with our lease contracts are typically for the period of the related lease agreement. TT&C services provided in connection with outright sales contracts are typically for the term of the sale contract and require the customer to pay a monthly service fee. We also earn revenues for TT&C services in relation to our operating lease agreements with customers. Fees for such services are either included in the customer's monthly lease payment or billed separately.

        Our other services include in-orbit backup service, which is backup transponder capacity that we reserve for certain customers on agreed terms. We recognize revenues for in-orbit protection services over the term of the related agreement. Revenues from in-orbit protection for 2003, 2002 and 2001 were approximately 2.2%, 3.2% and 3.3%, respectively, of our revenues.

  Equipment Sales

        We also record revenues related to equipment sales to customers. These equipment sales are primarily through G2 and represent equipment purchased, constructed or developed on behalf of our customers. We recognize revenue related to these equipment sales upon the transfer to the customer of title to the equipment. Revenues from equipment sales were minimal in 2001 and 2002 and increased to approximately 2.4% of our revenues in 2003. We expect that equipment sales will continue to become a larger percentage of our overall revenues in the future as we develop our government services business and strive to meet the increasing demand from our customers for equipment sales.

  Long-term Construction Arrangements

        During 2003, we entered into a long-term construction arrangement with a customer to construct an L-Band navigational payload on our Galaxy 1R replacement satellite (Galaxy 15). We recognize revenue utilizing the percentage-of-completion accounting method for such long-term construction contracts, which extend beyond one year. Revenue and costs related to these contracts are recognized based upon the completion of pre-established milestones. Revenues from long-term construction arrangements for 2003 were approximately 1.0% of our revenues. We did not have any revenues related to long-term construction arrangements during 2002 or 2001.

  Contracted Backlog

        Contracted backlog represents expected future cash payments to be received from customers under executed operating leases or sales-type leases (See Note 3 to our Consolidated Financial Statements, "Operating Leases and Net Investment in Sales-type Leases"). Contracted backlog is attributable to both satellites currently in orbit and those planned for future launch. Our contracted backlog for future services at December 31, 2003, 2002 and 2001 was $4.56 billion, $5.55 billion and $5.84 billion, respectively. The change in backlog from December 31, 2002 to December 31, 2003 was the result of customer contract activity during 2003 and a reduction of our total backlog of approximately $360 million as a result of the Xenon-Ion Propulsion Systems ("XIPS") failure and resulting shortened satellite life on PAS-6B (See "Satellite Technology—BSS 601 HP XIPS" below). The long-term contract entered into with Fox Entertainment in January 2004 and the amendments and extensions of certain contractual arrangements with affiliates of The DIRECTV Group in connection with the transaction agreement are expected to increase our backlog by approximately $952 million. If a certain one of these commercial arrangements has not been executed prior to the completion of the Transactions, the amount payable to The DIRECTV Group under the transaction agreement shall be reduced by $250.0 million and the related backlog would materialize.

        Of the $4.56 billion of contracted backlog at December 31, 2003, we expect to realize approximately $725 million as revenue in 2004. Included in contracted backlog at December 31, 2003 is approximately $1.10 billion related to satellites to be launched in the future. Approximately $1.30 billion or 28.5% of our backlog at December 31, 2003 represents aggregate backlog from News Corporation, The DIRECTV Group and their affiliates. At December 31, 2003, our contracted backlog was comprised of the following:

Category	Contracted Backlog at December 31, 2003
(In billions)
Video services	$3.82
Network services	0.67
Government services	0.05
Other	0.02

Total	$4.56

  Geographic Distribution of Revenues

        Almost all of our contracts are denominated in U.S. dollars. For the years ended December 31, 2003, 2002 and 2001 we derived our revenues from operations in the following regions, shown in percentages:

Region	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
United States	44%	42%	40%
Latin America	19	23	22
Asia	15	16	17
Africa	9	8	12
Other	13	11	9

Total	100%	100%	100%

Costs and Expenses

        In general, our costs and expenses are largely fixed in nature, providing us with the ability to recognize significant incremental revenues without significant incremental costs once we have launched a satellite. Our costs and expenses include direct operating costs, selling, general and administrative costs, depreciation and amortization, and costs associated with any outright sales or sales-type leases.

        Depreciation and amortization expense is primarily attributable to straight-lined depreciation of our satellites. Direct operating costs are primarily comprised of costs to operate and maintain our satellites such as engineering and operations costs, in-orbit insurance costs and third-party charges generally associated with the provision of special events and occasional services. Selling, general and administrative costs primarily consist of sales and marketing expenses, salaries and benefits, and corporate general and administrative expenses. At the inception of an outright sale or a sales-type lease, the cost basis of the transponder and related insurance is charged to the cost of the outright sale or sales-type lease.

Results of Operations—2003 Compared to 2002

	Year Ended December 31,
			Dollar Change	Percentage Change
	2003	2002
	(In thousands, except per share data and percentages)
Revenues:
Operating leases, satellite services and other	$814,006	$792,691	$21,315	2.7%
Outright sales and sales-type leases	17,005	19,599	(2,594)	(13.2)%

Total revenues	831,011	812,290	18,721	2.3%

Costs and expenses:
Depreciation and amortization expense	312,833	335,717	(22,884)	(6.8)%
Direct operating costs (exclusive of depreciation and amortization)	149,696	126,387	23,309	18.4%
Selling, general and administrative expenses	86,081	101,983	(15,902)	(15.6)%
Facilities restructuring and severance costs	4,227	13,708	(9,481)	(69.2)%
Gain on insurance claims	—	(40,063)	40,063
Loss on termination of sales-type leases	—	18,690	(18,690)

Total operating cost and expenses	552,837	556,422	(3,585)	(0.6)%

Income from operations	278,174	255,868	22,306	8.7%
Interest expense, net	143,632	142,470	1,162	0.8%

Income before income taxes	134,542	113,398	21,144	18.6%
Income tax expense	35,010	28,350	6,660	23.5%

Net income	$99,532	$85,048	$14,484	17.0%

Earnings per shares—basic and diluted	$0.66	$0.57	$0.09	15.8%

Revenues

        The increase in operating leases, satellite services and other was primarily due to higher government services and network services revenue. These increases were partially offset by lower program distribution and DTH video revenues attributable to lower net new business, customer credit issues and the 2002 FIFA World Cup as well as lower revenue from occasional use and other services (See "—Selected Segment Data" below). Outright sales and sales-type lease revenues during 2003 and

2002 represent periodic interest from existing sales-type leases. No new outright sales or sales-type leases were recorded in 2003 or 2002.

Depreciation and Amortization Expense

        This decrease is primarily due to:

  •
  lower depreciation related to Galaxy 8-i of $43.4 million which was fully depreciated in July of 2002

  •
  lower depreciation expense recorded in 2003 of $4.1 million as a result of the write-off of our PAS-7 satellite during the first quarter of 2002. See "—Gain on Insurance Claims"

  •
  lower depreciation related to Galaxy 6 of $9.3 million which was fully depreciated in September of 2002

        These decreases were partially offset by:

  •
  additional depreciation expense of $14.3 million related to accelerated depreciation on two satellites due to reduced end of life estimates

  •
  additional depreciation expense of $18.0 million related to two satellites placed in service during 2003 and 2002

Direct Operating Costs (exclusive of depreciation and amortization)

        This increase was primarily related to $40.9 million in costs related to revenues from our G2 segment. This increase was partially offset by $3.6 million in lower broadcast service costs related to the 2002 FIFA World Cup, $6.3 million of lower insurance expense and $6.5 million of other operational efficiencies achieved during 2003 including lower coordination fees, webcast services costs and compensation and benefits.

Selling, General and Administrative Expenses

        This decrease was primarily due to decreased bad debt expense of $14.2 million, partially offset by higher compensation and benefit expenses. The decrease in bad debt expense was primarily due to several large customer receivables that were provided for during 2002 and reversals of bad debt expense during 2003 as a result of collections on receivables previously reserved.

Facilities Restructuring and Severance Costs

        The 2003 costs are related to the disposal and severance charges from our teleport consolidation plan, announced in March 2003, and severance charges related to the workforce reduction that took place in the fourth quarter of 2003. The 2002 costs are primarily attributable to the restructuring of certain of our facilities. See Note 11 "Facilities Restructuring and Severance Costs" to our audited consolidated financial statements contained elsewhere in this Form 8-K.

Gain on Insurance Claims

        This gain in 2002 reflects the net proceeds agreed to by the insurers of $215.0 million less the net book value of the PAS-7 satellite, including incentive obligations. See "—Liquidity and Capital Resources—Insurance Settlements" below. There was no comparable transaction during 2003.

Loss on Termination of Sales-Type Leases

        On March 29, 2002, we entered into an agreement with one of our customers regarding the revision of the customer's sales-type lease agreements as well as certain other trade receivables. This agreement resulted in the termination of the customer's sales-type leases and the establishment of new operating leases in their place. As a result, we recorded a non-cash charge in the year ended December 31, 2002 of $18.7 million. There was no comparable transaction in 2003.

Income from Operations

        The increase in income from operations is primarily due to the decrease in depreciation and amortization expense of $22.9 million, the $18.7 million loss on the conversion of sales-type leases to operating leases in 2002, the $18.7 million increase in revenues and lower net facilities restructuring and severance charges of $9.5 million. These increases to income from operations were partially offset by the $40.1 million gain in 2002 related to the settlement of the PAS-7 insurance claim and higher direct operating costs and selling, general and administrative expenses of $7.4 million. The increases in revenues and operating costs were largely attributable to increased activity of our G2 segment (See "—Selected Segment Data" below).

Interest Expense, Net

        Interest expense, net consisted of the following (dollars in thousands):

	Year Ended December 31,
			Dollar Change
	2003	2002
	(In thousands)
Gross interest expense	$170,822	$184,928	$(14,106)
Less: Interest income	13,293	15,161	(1,868)
Less: Capitalized interest	13,897	27,297	(13,400)

Total interest expense, net	$143,632	$142,470	$1,162

        Gross interest expense decreased in 2003 versus 2002 by $14.1 million due to the repayment of our $200.0 million 6% notes in January 2003, the July and December 2003 prepayments under our existing senior secured credit facility of $350.0 million and $300.0 million, respectively, and the write-off of $3.3 million in debt issuance costs related to the 2002 repayment of the $1.725 billion term loan owed to The DIRECTV Group. These increases were offset by higher interest expense after the 2002 refinancing of The DIRECTV Group term loan and the write-off of $10.7 million of debt issuance costs related to the prepayments made in 2003. Interest income decreased by $1.9 million due to lower cash balances during 2003 while capitalized interest decreased by $13.4 million due to lower construction-in-progress balances as a result of the launches of Galaxy 3C and Galaxy 12 and the termination of the Galaxy 8-iR construction agreement.

Income Tax Expense

        The increase in income tax expense was primarily due to an increase of $21.1 million in income before income taxes. The effective tax rate for 2003 was comparable to the rate for 2002.

Selected Segment Data

	Year Ended December 31,
			Dollar Change	Percentage Change
	2003	2002
	(In thousands, except percentages)
Revenues:
FSS	$775,009	$806,272	$(31,263)	(3.9%)
G2	74,550	24,074	50,476	209.7%
Eliminations	(18,548)	(18,056)	(492)	2.7%

Total revenues	$831,011	$812,290	$18,721	2.3%

Income from operations:
FSS	$269,573	$249,850	$19,723	7.9%
G2	8,601	6,018	2,583	42.9%
Eliminations	—	—	—	—

Total income from operations	$278,174	$255,868	$22,306	8.7%

        Our operations are comprised of the following two segments:

        Fixed Satellite Services ("FSS")—Through FSS, we lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and DTH and provide TT&C and network services to customers.

        Government Services (G2 Satellite Solutions or "G2")—Through G2, we provide global satellite and related telecommunications services to the U.S. government, international government entities, and their contractors.

FSS Segment

FSS Revenue by Service-Type

	Year Ended December 31,
			Dollar Change	Percentage Change
	2003	2002
	(In thousands, except percentages)
FSS Revenues:
Video	$494,711	$534,924	$(40,213)	(7.5%)
Network	213,735	198,420	15,315	7.7%
Government	18,548	18,056	492	2.7%
Other	48,015	54,872	(6,857)	(12.5%)

Total FSS revenues	$775,009	$806,272	$(31,263)	(3.9%)

        Revenues.    The decrease in FSS revenues was primarily due to lower program distribution and DTH video revenues, which were partially offset by higher network services revenues.

        Our FSS segment is comprised of the following:

        Video Services—We provide video services that are primarily full-time, part-time and occasional satellite services for the transmission of news, sports, entertainment and educational programming worldwide. The decrease in revenues from video services was primarily due to:

  •
  lower net new business related to program distribution and DTH video revenues of $11.8 million

  •
  lower revenues recorded in 2003 as a result of customer credit issues of $8.8 million

  •
  lower termination fee revenues of $9.9 million, including an $8.0 million termination fee received in 2002 from one of our customers

  •
  a decrease in occasional video services revenues of $9.4 million, which primarily related to the 2002 FIFA World Cup

        These decreases were partially offset by an increase in revenue related to one-time billings and credits of $3.0 million.

        Network Services—We provide network services, which support satellite-based networks that relay voice, video and data communications within individual countries, throughout regions and on a global basis. The increase in revenues from network services was primarily attributable to higher net new network service revenue and fewer customer credit issues of $18.4 million. These increases were partially offset by lower Internet related revenues of $6.1 million, primarily as a result of increased customer terminations and contract expirations.

        Government Services—We provide our G2 segment with satellite capacity. This revenue eliminates in consolidation.

        Other—We provide TT&C, in-orbit back-up service and other services.

        Income from Operations.    The increase in income from operations is primarily due to lower direct operating costs and selling, general and administrative expenses of $39.3 million, a decrease in depreciation and amortization expense of $23.6 million (See "—Depreciation and Amortization" above), an $18.7 million loss on the conversion of sales-type leases to operating leases in 2002, and lower net facilities restructuring and severance charges of $9.5 million. These increases to income from operations were partially offset by the decrease in revenues of $31.3 million and the $40.1 million gain in 2002 related to the settlement of the PAS-7 insurance claim.

G2 Segment

        Revenues.    The $50.5 million increase in G2 segment revenues is primarily the result of the purchases of HGS and Esatel in March 2003 and August 2003, respectively. The Company's G2 revenues during 2002 primarily consisted of leases of FSS satellite capacity to governmental contractors. During 2003, with the acquisitions of HGS and Esatel, this segment's revenues were expanded to include direct contractual arrangements with the U.S. government and end-to-end satellite service offerings, such as consulting services and equipment sales to customers.

        Income from operations.    Income from operations increased by $2.6 million due to a $50.5 million increase in G2 revenues offset by an increase in operating costs of $47.9 million. These increases were due to the 2003 acquisitions of HGS and Esatel, which resulted in increases in equipment sales, consulting services and contractual arrangements with the U.S. government. Equipment and non-satellite bandwidth sales carry lower margins as compared to leases of FSS satellite capacity.

Results of Operations—2002 Compared to 2001

	Year Ended December 31,
			Dollar Change	Percentage Change
	2002	2001
	(In thousands, except per share data and percentages)
Revenues:
Operating leases, satellite services and other	$792,691	$802,194	$(9,503)	(1.2)%
Outright sales and sales-type leases	19,599	67,881	(48,282)	(71.1)%

Total revenues	812,290	870,075	(57,785)	(6.6)%

Costs and expenses:
Cost of outright sales and sales-type leases	—	12,766	(12,766)
Depreciation and amortization expense	335,717	414,744	(79,027)	(19.1)%
Direct operating costs (exclusive of depreciation and amortization)	126,387	147,401	(21,014)	(14.3)%
Selling, general and administrative expenses	101,983	121,622	(19,639)	(16.1)%
Facilities restructuring and severance costs	13,708	8,223	5,485	66.7%
Gain on insurance claims	(40,063)	—	(40,063)
Loss on termination of sales-type leases	18,690	—	18,690

Total operating cost and expenses	556,422	704,756	(148,334)	(21.0)%

Income from operations	255,868	165,319	90,549	54.8%
Interest expense, net	142,470	111,153	31,317	28.2%

Income before income taxes	113,398	54,166	59,232	109.4%
Income tax expense	28,350	23,562	4,788	20.3%

Net income	$85,048	$30,604	$54,444	177.9%

Earnings per share—basic and diluted	$0.57	$0.20	$0.37	185.0%

Revenues

        The decrease in total revenues was primarily the result of new sales-type lease revenue recorded during the year ended December 31, 2001, for which there was no comparable revenue during the year ended December 31, 2002. Virtually all of the revenues from sales-type lease agreements are recognized at service commencement, whereas revenues from operating lease agreements are recognized monthly over the term of the agreement.

        The decrease in operating leases, satellite services and other was primarily due to lower program distribution and DTH video revenues, partially offset by an increase in occasional video services revenue which was largely attributable to the 2002 FIFA World Cup (See "—Selected Segment Data" below). The decrease in sales and sales-type lease revenues was primarily the result of the $45.5 million of new sales-type lease revenue recorded during the year ended December 31, 2001.

Cost of Outright Sales and Sales-Type Leases of Transponders

        We recorded $12.8 million of costs related to sales-type leases entered into in 2001 for which there was no comparable transaction in 2002.

Depreciation and Amortization Expense

        This decrease was primarily due to:

  •
  The elimination of goodwill amortization as a result of the adoption of SFAS 142 during 2002 of approximately $65.0 million

  •
  Lower depreciation related to our Galaxy 8-i satellite of $31.0 million, which was fully depreciated in July of 2002

  •
  Lower depreciation expense recorded in 2002 of $12.3 million as a result of the write-off of our PAS-7 satellite during the first quarter of 2002

        These decreases were partially offset by:

  •
  An increase in non-satellite depreciation of $16.7 million partially related to the opening of our customer service center in Ellenwood, Georgia in late 2001

  •
  Additional depreciation expense of $13.5 million related to three satellites placed in service during 2001 and 2002

Direct Operating Costs (exclusive of depreciation and amortization)

        This decrease was primarily related to the operational streamlining that occurred during 2002, including lower costs related to certain Internet related services of $10.2 million and lower consulting and professional fees of $5.3 million. In addition, we recorded additional costs of $4.4 million in 2001 as compared to 2002 as a result of our revenue share with the insurers of our Galaxy 8-i satellite.

Selling, General and Administrative Expenses

        This decrease was primarily due to the following:

  •
  Decreased expenses for Internet related services of $8.9 million, advertising and promotional costs of $3.0 million and legal and professional costs of $2.5 million, as a result of the our continued focus on operational efficiencies

  •
  Decreased bad debt expense of $2.7 million.

Facilities Restructuring and Severance Costs

        The 2002 costs were primarily attributable to the restructuring of certain of our facilities. The 2001 costs represent severance charges related to our expense reduction and webcast services restructuring plan which commenced in the third quarter of 2001 (See note 11 "Facilities Restructuring and Severance Costs" to our audited consolidated financial statements contained elsewhere in this Form 8-K).

Gain on Insurance Claims

        This gain in 2002 reflects the net proceeds agreed to by the insurers of $215.0 million less the net book value of the PAS-7 satellite, including incentive obligations. There was no comparable transaction during 2001.

Loss on Termination of Sales-Type Leases

        On March 29, 2002, we entered into an agreement with one of our customers regarding the revision of the customer's sales-type lease agreements as well as certain other trade receivables. This agreement resulted in the termination of the customer's sales-type leases and the establishment of new operating leases in their place. As a result, we recorded a non-cash charge in the year ended December 31, 2002 of $18.7 million. There was no comparable transaction in 2001.

Income from Operations

        This increase was due to the following:

  •
  The elimination of goodwill amortization as a result of the adoption of SFAS 142 during the first quarter of 2002 (See "Goodwill" below)

  •
  Our operational streamlining that occurred during 2002 (See "—Direct Operating Costs" and "—Selling, General and Administrative Expenses" above)

  •
  The recording of a $40.1 million gain in relation to the settlement of the PAS-7 insurance claim during 2002

        This increase was partially offset by the following:

  •
  The $32.7 million of profit related to the sales-type lease recorded during the year ended December 31, 2001

  •
  An $18.7 million loss on the conversion of sales-type leases to operating leases in 2002

  •
  The recording of additional net facilities restructuring and severance charges of $5.5 million related to several of our U.S. locations

Interest Expense, Net

        Interest expense, net consisted of the following:

	Year Ended December 31,
			Dollar Change
	2002	2001
	(In thousands)
Gross interest expense	$184,928	$147,993	$36,935
Less: Interest income	(15,161)	(13,494)	(1,667)
Less: Capitalized interest	(27,297)	(23,346)	(3,951)

Total interest expense, net	$142,470	$111,153	$31,317

        Gross interest expense increased in 2002 versus 2001 by $36.9 million due to our 2002 refinancing of the $1.725 billion term loan owed to The DIRECTV Group and the write-off of $3.3 million of debt issuance costs during 2002 related to the repayment of The DIRECTV Group term loan. Interest income increased by $1.7 million in 2002 due to higher cash balances. Capitalized interest increased by $4.0 million due to higher satellite construction-in-progress balances.

Income Tax Expense

        The increase in income tax expense was primarily due to an increase of $59.2 million in income before income taxes. The reduction in our effective income tax rate from 43.5% in 2001 to 25% in 2002 was primarily a result of the elimination of goodwill amortization due to the adoption of SFAS 142.

Selected Segment Data

	Year Ended December 31,
			Dollar Change	Percentage Change
	2002	2001
	(In thousands, except percentages)
Revenues:
FSS	$806,272	$867,097	$(60,825)	(7.0)%
G2	24,074	11,912	12,162	102.1%
Eliminations	(18,056)	(8,934)	(9,122)	102.1%

Total revenues	$812,290	$870,075	$(57,785)	(6.6)%

Income from operations:
FSS	$249,850	$162,341	$87,509	53.9%
G2	6,018	2,978	3,040	102.1%
Eliminations	—	—	—	—

Total income from operations	$255,868	$165,319	$90,549	54.8%

FSS Segment

FSS Revenue by Service-Type

	Year Ended December 31,
			Dollar Change	Percentage Change
	2002	2001
	(In thousands, except percentages)
FSS Revenues:
Video	$534,924	$593,591	$(58,667)	(9.9)%
Network	198,420	210,384	(11,964)	(5.7)%
Government	18,056	8,934	9,122	102.1%
Other	54,872	54,188	684	1.3%

Total FSS revenues	$806,272	$867,097	$(60,825)	(7.0)%

        Revenues.    The decrease in FSS revenues was primarily the result of $45.5 million of new sales-type lease revenue recorded during the year ended December 31, 2001, for which there was no comparable revenue during the year ended December 31, 2002.

        Video Services Revenues.    The decrease in video services revenue was primarily to due:

  •
  The new sales-type lease revenue recorded during 2001

  •
  Lower net new business related to program distribution and DTH video revenues of $15.7 million

  •
  Lower revenues recorded in 2002 as a result of customer credit issues of $4.0 million

  •
  These decreases were partially offset by:

  •
  An increase in occasional video services revenues of $6.7 million, which primarily related to the 2002 FIFA World Cup

  •
  Higher termination fee revenues of $4.9 million recorded during the year ended December 31, 2002. Included in 2002 termination fee revenues was an $8.0 million termination fee received from one of our customers

        Network Services Revenues.    The decrease in network and Internet services revenue was primarily a result of lower revenues recorded in 2002 as a result of customer credit issues of $7.6 million.

        Government Services Revenues.    The increase in government services revenue was due to additional satellite capacity leased from our FSS segment to our G2 segment as a result of an increase in business with government resellers. This revenue eliminates in consolidation.

        Income from Operations.    The increase in income from operations is primarily due to the elimination of goodwill amortization of $65.0 million, operational streamlining and the $40.1 million gain on our PAS-7 satellite. These increases were partially offset by the $32.7 million of profit related to the new sales-type lease recorded during 2001 and the $18.7 million loss on the conversion of sales-type leases to operating leases during 2002.

G2 Segment

        Revenues.    The $12.2 million increase in G2 segment revenues is the result of additional operating lease revenues recorded from government resellers, including revenue from HGS prior to its acquisition in March 2003.

        Income from operations.    Income from operations increased by $3.0 million due to the increase in revenues described above as well as an increase in related costs of $9.2 million.

Goodwill

        SFAS 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested for impairment annually or when a change in circumstances occurs (See "Critical Accounting Policies—Valuation of Goodwill"). Our adoption of SFAS 142 resulted in the elimination of goodwill amortization beginning January 1, 2002. As of December 31, 2003 and 2002, we had goodwill of approximately $2.244 billion and $2.239 billion, respectively. Prior to the adoption of SFAS 142, our annual goodwill amortization was approximately $65 million. Net income and earnings per share for the years ended December 31, 2003, 2002 and 2001 adjusted to exclude amortization expense related to goodwill which is no longer amortized, are as follows (in thousands, except per share data):

	Year Ending December 31,
	2003	2002	2001
Net income:
Reported net income	$99,532	$85,048	$30,604
Goodwill amortization	—	—	64,960

Adjusted net income	$99,532	$85,048	$95,564

Earnings per share—basic and diluted:
Reported net income per share—basic and diluted	$0.66	$0.57	$0.20
Goodwill amortization per share	—	—	0.43

Adjusted net income per share—basic and diluted	$0.66	$0.57	$0.63

Satellite Technology

        Our satellites are typically constructed to operate at full capacity over a design life of 15 years, although the actual performance and operating life of a satellite can vary significantly from that estimate. A satellite's performance and operating life will depend on operational considerations anticipated at the time of design and launch, such as the amount of fuel on board or expected degradation over time of electrical, propulsion, control or other on-board systems necessary for its operation. Performance or operating life may be extended if components degrade less than expected or if requirements are changed to allow reduced-fuel operations. However, performance or operating life may be reduced as a result of anomalies not contemplated by the satellite design which may not have become apparent until the satellite was placed in orbit or after the satellite has been in orbit for some time. It has been our experience that some of these anomalies can be common among satellites of the same model, or on satellite operating systems from the same manufacturer.

        We have identified three types of such common anomalies among the satellite models in our fleet, which, if they materialize, have the potential for a significant operational impact. These are:

  •
  Failure of both of the on-board XIPS used to maintain the in-orbit position of the Boeing model 601 HP spacecraft ("BSS 601 HP")

  •
  Accelerated solar array degradation in the early Boeing model 702 spacecraft ("BSS 702")

  •
  Failure of the on-board spacecraft control processors ("SCP") in the Boeing model 601 spacecraft ("BSS 601")

        On March 17, 2004, our PAS-6 satellite, an FS 1300 model satellite built by Space Systems/Loral, suffered an anomaly resulting in a loss of power. Following that event, we moved the satellite to a storage orbit while we evaluated the problem with the manufacturer. On April 1, 2004, this satellite experienced another anomaly and more significant loss of power. Neither of these losses was anticipated. We maintained communications with, and control of, this satellite and, as a result of the second anomaly, took the necessary steps to deorbit it.

        PAS-6 had previously been taken out of primary service and at the time of the anomaly was being used as a backup for another satellite, PAS-6B. Accordingly, these events have not affected service to any of our customers and we anticipate that they will not affect our revenues in 2004. We do not plan to replace this satellite. As a result of the March 17 event, we recorded a non-cash impairment charge within income from operations of approximately $99.9 million in the first quarter of 2004. This resulted in a non-cash charge to net income after taxes of approximately $63.3 million. PAS-6 was uninsured and we will not collect insurance proceeds as a result of these events. Further, as a result of this impairment, we will no longer depreciate this asset and will not record $9.3 million of depreciation expense during the remainder of 2004.

        For tables showing all identified significant operational concerns, see "Insured Satellites" and "Uninsured Satellites" below.

  BSS 601 HP XIPS

        The BSS 601 HP spacecraft uses a XIPS as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The spacecraft also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, a single failure of a XIPS on a BSS 601 typically would have no effect on the satellite's performance or its operating life. A failure of a second XIPS on a satellite would also have no impact on the performance of that satellite. However, such a failure would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

        Certain of our BSS 601 HP spacecraft have experienced various problems associated with XIPS. We currently operate seven BSS 601 HP spacecraft, excluding Galaxy 8-i. Galaxy 8-i experienced failures of both XIPS in 2000 and continued to operate using bi-propellant until deorbited in February 2004. Two of our currently operated BSS 601 HP satellites have experienced failures of both XIPS.

        The first of the currently operated satellites with failure of both primary and secondary XIPS is Galaxy 4R. This satellite is operating as designed on its backup bi-propellant propulsion system. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite's estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 3.5 years from June 28, 2003, the date of the secondary XIPS failure. The C-band capacity of this and other satellites is backed up by in-orbit satellites with immediately available capacity. We believe that this problem will not affect revenues from the customers on this satellite or our total backlog, as the satellite's backup bi-propellant propulsion system has sufficient fuel to provide ample time to seamlessly transition customers to a new or replacement satellite. We have determined that the satellite's net book value and our investments in sales-type leases on this satellite are fully recoverable.

        We began accelerating depreciation on Galaxy 4R beginning in the third quarter of 2003 to coincide with the satellite's revised estimated useful life. As a result, we recorded additional depreciation expense of $7.7 million during 2003. Following the final insurance settlement on this satellite in March 2004, depreciation on Galaxy 4R has been approximately equal to its monthly depreciation before the anomaly occurred. We expect to launch a replacement for Galaxy 4R in 2006 (See "Recent Insurance Settlements" and "Satellite Deployment Plan" below).

        The second satellite with failure of both primary and secondary XIPS is PAS-6B. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite's estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 4.9 years from July 9, 2003, the date of the secondary XIPS failure. We do not expect this problem to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite. We plan to construct and launch a replacement satellite for PAS-6B prior to the end of its useful life, although no commitment has been made for the procurement of this satellite at this time. As a result of this XIPS failure, we reduced our total backlog by approximately $360 million. The insurance policy on this satellite has an exclusion for XIPS-related anomalies and, accordingly, this was not an insured loss.

        We began accelerating depreciation on PAS-6B beginning in the third quarter of 2003 to coincide with the satellite's revised estimated useful life. As a result, we recorded additional depreciation expense of $6.6 million during 2003 (See "Satellite Deployment Plan" below).

        Of our five remaining BSS 601 HP satellites, PAS-5 has no book value and is no longer in primary customer service. The other four continue to have XIPS as their primary propulsion system. However, no assurance can be given that we will not have further XIPS failures that result in shortened satellite lives or that such failures will be insured if they occur. For three of these four satellites, as of December 31, 2003 the available bi-propellant life ranges from at least 3.4 years to as much as 7.0 years, while the fourth satellite, Galaxy 13/ Horizons 1, which was placed into service in January 2004, has available bi-propellant of approximately 11.9 years.

  BSS 702 Solar Arrays

        All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility is designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated degradation of their solar arrays resulting from the design of the solar arrays. Such degradation could, if continued, result in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

        We currently operate three BSS 702 spacecraft, two of which are affected by accelerated solar array degradation. On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 spacecraft, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. Service to existing customers has not been affected, and we expect that both of these satellites will continue to serve these existing customers until we replace or supplement them with new satellites. We are working with the satellite manufacturer to determine the long-term implications of this degradation to the satellites and will continue to assess the operational impact. At this time, based upon all information currently available, as well as planned modifications to the operation of the satellites in order to maximize revenue generation, we expect to operate these satellites for the duration of their estimated useful lives, although a portion of the transponder capacity on these satellites will not be useable during such time and there may be a need to provide supplemental capacity in later years. We also believe that the net book values of these satellites are fully recoverable and we do not expect a material impact on 2004 revenues as a result of the difficulties with these two satellites (See "Satellite Technology—Recent Insurance Settlements" below).

        The third BSS 702 satellite we operate, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

  SCP

        Many of our satellites use an on-board SCP to provide advanced attitude control and fault protection functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure. Certain BSS 601 spacecraft, including our Galaxy 3R and PAS-4 satellites, have experienced primary SCP failures and are operating on their backup SCPs. Galaxy 3R has limited fuel remaining and is expected to cease service in 2004. PAS-4 is operated as a backup satellite that also provides short-term services. We do not anticipate that a failure of the remaining SCP on either Galaxy 3R or PAS-4 will cause an interruption of our business or require replacement of a satellite.

        We currently operate 3 additional BSS 601 spacecraft. PAS-2 and PAS-3R are both in primary service and are in a group of satellites that has been identified as having heightened susceptibility to the SCP problem. The risk of SCP failure appears to decline as these satellites age. PAS-2 and PAS-3R have been in continuous operation since 1994 and 1996, respectively. Both primary and backup SCPs on these satellites are monitored regularly and remain fully functional. Accordingly, we do not expect SCP failures to occur nor do we anticipate an interruption in business or to require early replacement of these satellites. HGS-3 is no longer in primary service and has a book value of less than $1 million.

Satellite Insurance

        There are several options available for managing certain of the business risks inherent in the operation of a satellite fleet, none of which can fully compensate for the loss of business we may experience on the failure of a satellite. Launch insurance may replace the capitalized cost of a satellite, but it will not cover the business costs that may result from the delay before a replacement satellite can be constructed and placed into service, such as lost revenue. In-orbit insurance may not be economically available or may be limited in coverage or subject to deductibles or exclusions in a manner that limits its value to the business. In-orbit spare satellites, ground-based spare satellites, interim restoration capacity on other satellites and designated reserve transponders may offer certain protections against loss of business due to a satellite failure, but they may not be immediately available when needed and they may only be an economical choice in certain situations. Following is an analysis of our risk management plan.

        We have obtained launch insurance for all of our satellite launches. Launch insurance coverage is typically in an amount equal to the fully capitalized cost of the satellite, which includes the construction costs, the portion of the insurance premium related to launch, the cost of the launch services and capitalized interest (but may exclude any unpaid incentive payments to the manufacturer). Launch insurance has historically covered claims arising after a launch for a period of up to three to five years, providing for payment of the full insured amount if, for example, the satellite is lost during launch or the satellite fails to achieve the proper orbital location, or if other failures occur during the in-orbit coverage period. Currently, as a result of market conditions in the satellite insurance industry, insurers are offering commercially reasonable launch policies that extend for no more than one year after launch.

        The premium on a launch insurance policy can vary considerably based on the type of satellite and the success rate of the launch vehicle. Currently, launch insurance rates in the industry generally range from 15% to 30% of the fully capitalized cost for a policy covering the launch and initial operations for one year thereafter, although the rates on the types of satellites that we launch generally range from 18% to 25%. As a result of several launch and in-orbit failures in the industry over the last few years, a launch and initial operations insurance premium can equate to $40 million or more, assuming a typical $200 million satellite with a 20% launch premium. We capitalize the cost of the launch insurance premium and amortize it over the satellite's operational life.

        In-orbit insurance coverage may initially be for an amount comparable to launch insurance levels and generally decreases over time, based on the declining book value of the satellite. Historically, in-orbit policies have covered a period ranging from one to three years. As with launch insurance, insurers today are offering in-orbit policies that last for no more than one year. Currently, the premium on an in-orbit policy is typically 2.50% to 3.25% per year of the insured amount, which equates to an annual premium of between $5.0 million and $6.5 million on a typical $200 million satellite that is fully insured. We record the in-orbit insurance premiums as direct operating costs as they are incurred.

        The terms of satellite insurance policies generally provide for payment of the full insured amount if the satellite fails to maintain orbit, the satellite fails to perform in accordance with certain design specifications or 75% or more of a satellite's communications capacity is lost. In addition, the in-orbit policies generally provide for partial payment for losses of less than 75% of the satellite's communications capacity, in each case subject to applicable deductibles and exclusions. Accordingly, payments for loss under these policies may not coincide with the actual impairment of the satellite. Satellites for which total payments have been received may remain fully operational for extended periods of time and satellites which have been operationally impaired may not result in any insurance payment. Insurance policies typically provide for salvage payments to the insurer, which historically have been based on a share of any revenues generated from satellites that continue to operate after a total loss benefit has been paid.

  Backup Satellites and Transponders

        For certain of our satellites, we may maintain in-orbit spare satellites, ground-based spare satellites, interim restoration capacity on other satellites, or designated reserve transponders as backups. While these approaches do not provide a cash payment in the event of a loss or an anomaly, they do offer certain protections against loss of business due to satellite failure. Because of the relatively high costs of insurance, a reduction in the number of satellites under insurance or a reduction in the amount of insurance coverage on satellites results in savings that can be applied towards the construction and launch of new satellites. New satellites or the satellites they replace may be available as in-orbit spares. The cost of an in-orbit spare that can provide backup support for multiple satellites may be comparable to the lifetime cost of in-orbit insurance for those satellites. We believe that using in-orbit backup satellites rather than having to build replacement satellites from proceeds received under typical insurance policies may help us better serve our customers, plan and control our replacement costs, protect our revenue streams and protect our rights to orbital slots. In addition, availability of in-orbit transponders and satellites as backup may also give us a competitive advantage, as it can take two years or more to replace a satellite with insurance proceeds.

        We currently use in-orbit spares to backup portions of our fleet. For example, Galaxy 9 and Galaxy 12 are in-orbit spares for the C-band capacity to serve our U.S. cable customers. These satellites back-up all or portions of Galaxy 1R, Galaxy 3C, Galaxy 4R, Galaxy 5, Galaxy 10R, Galaxy 11 and Galaxy 13/ Horizons 1.

  Satellite Risk Management Strategy

        As a result of the relatively high number of satellite and launch vehicle anomalies in the last few years, the cost of satellite insurance has increased, while the level of available coverage has decreased. In addition to higher premiums, there is a trend toward higher deductibles, shorter coverage periods and additional satellite health-related policy exclusions. Accordingly, as our existing satellite insurance policies expire, and in response to changes in the satellite insurance market, we will continue to consider, evaluate and implement the use of backup satellites and transponders and the purchase of in-orbit insurance with lower coverage amounts, more exclusions and greater deductibles so that we can better protect our business and control our costs.

  Insured Satellites

        As of December 31, 2003, we had in effect launch and in-orbit insurance policies covering 11 satellites in the aggregate amount of $1.1 billion. As of such date, these insured satellites had an aggregate net book value and other insurable costs of $1.4 billion.

        Set forth below is a table describing our insured satellites as of December 31, 2003. Under Spacecraft Model, "BSS" indicates a Boeing model, "SSL" indicates a Space Systems/ Loral model, and "ORB" indicates an Orbital Sciences model.

Satellite	Spacecraft Model	Estimated End of Useful Life	Material Operating Anomalies	SSignifican Exclusion in Policy
Galaxy 3C	BSS 702	2017	—	No
Galaxy 4R	BSS 601 HP	2007	XIPS(1)	Yes—XIPS(2)
Galaxy 10R	BSS 601 HP(3)	2015	—	No
Galaxy 12	ORB Star 2	2018	—	No
Galaxy 13/ Horizons 1	BSS 601 HP(3)	2018	—	Yes—XIPS
PAS-2	BSS 601(4)	2009	SSPA(5)	Yes—SCP & SSPA
PAS-3R	BSS 601(4)	2009	—	Yes—SCP
PAS-6B	BSS 601 HP	2008	XIPS(1)	Yes—XIPS
PAS-8	SSL FS 1300	2014	—	Yes—momentum wheels(6)
PAS-9	BSS 601 HP(3)	2015	—	Yes—XIPS
PAS-10	BSS 601 HP(3)	2016	—	No(7)

(1)
Both the primary and secondary XIPS have failed and these satellites are operating on their back-up bi-propellant propulsion system.

(2)
We have settled a constructive total loss claim on the main policy. A small policy remains which has a XIPS exclusion.

(3)
All of our owned BSS 601 HP satellites have XIPS (See "Satellite Technology—BSS 601 HP XIPS" above).

(4)
Both primary and secondary SCPs are fully functional.

(5)
Solid state power amplifiers ("SSPA") have been failing over time which reduce available C-band transponder capacity. The insurance policy has a deductible that makes a claim unlikely.

(6)
Momentum wheels are used to control the attitude of the satellite.

(7)
The supplemental policy on PAS-10, covering an investment in sales-type lease of $38.9 million, has a component exclusion for XIPS. The primary policy on this satellite has no component exclusion.

Significant Exclusion Policies

        Of the insured satellites, as of December 31, 2003, seven were covered by policies with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure ("Significant Exclusion Policies"). These satellites had an aggregate net book value of $752 million as of December 31, 2003. The exclusions reduce the probability of an insurance recovery in the event of a loss on these satellites. The seven satellites covered by Significant Exclusion Policies as of December 31, 2003, were:

  •
  PAS-2, PAS-3R, PAS-8 and PAS-9 have operational redundancies available for the systems on which exclusions have been imposed. We believe that these redundancies allow for uninterrupted operation of the satellite in the event of a failure of the component subject to the insurance exclusion.

  •
  PAS-6B is currently operating on its backup bi-propellant propulsion system (See "Satellite Technology—BSS 601 HP XIPS" above).

  •
  Galaxy 4R, for which we recently received insurance proceeds, has a remaining policy covering $20.6 million of investments in sales-type leases as of December 31, 2003 that is subject to a component exclusion. Galaxy 4R is currently operating on its backup bi-propellant propulsion system (See "Satellite Technology—Recent Insurance Settlements" below).

  •
  Galaxy 13/ Horizons 1, which was placed in service in January 2004, continues to have a fully redundant XIPS as its primary propulsion system. Certain enhancements have been made to XIPS on this satellite to make the systems more robust. In addition, this satellite has available backup bi-propellant of approximately 11.9 years.

        Upon the expiration of the insurance policies, there can be no assurance that we will be able to procure new policies on commercially reasonable terms. New policies may only be available with higher premiums or with substantial exclusions or exceptions to coverage for failures of specific components. In addition, higher premiums on insurance policies will increase our costs, thereby reducing our operating income by the amount of such increased premiums.

Uninsured Satellites

        We had 15 uninsured satellites in-orbit as of December 31, 2003. At December 31, 2003, our uninsured satellites had a total net book value and other insurable costs of approximately $584 million.

        In February 2004 we deorbited our Galaxy 8i satellite, which was fully depreciated in July 2002. In April 2004, we deorbited our PAS-6 satellite as a result of a satellite anomaly that occurred on March 17, 2004 (see "Satellite Technology" above). We do not plan to replace this satellite. As of December 31, 2003, our PAS 6 satellite had a total net book value and other insurable costs of $102.4 million. As a result of the March 17 event, we recorded a non-cash impairment charge within income from operations of approximately $99.9 million in the first quarter of 2004. This resulted in a non-cash charge to net income after taxes of approximately $63.3 million. PAS-6 was uninsured and we will not collect insurance proceeds as a result of these events. Further, as a result of this impairment, we will no longer depreciate this asset and will not record $9.3 million of depreciation expense during the remainder of 2004.

        Set forth below is a table describing our uninsured satellites as of December 31, 2003. Under Spacecraft Model, "BSS" indicates a Boeing model, "SSL" indicates a Space Systems/Loral model, and "ORB" indicates an Orbital Sciences model. We designate satellites as being in primary operating service based on various factors, including, without limitation, estimated useful life, revenue generating ability, history of anomalies and health of the satellite.

Satellite	Spacecraft Model	Estimated End of Useful Life	Material Operating Anomalies	Insurance Considerations	Replacement Expectations
Satellites in primary operating service:
Galaxy 1R	BSS 376	2005	—	Limited life remaining; Protected by in-orbit spare	Yes—2005
Galaxy 5	BSS 376	2004	—	Limited life remaining; Protected by in-orbit spare	Yes—2004
Galaxy 11	BSS 702	2015	Solar Panel	Previous insurance settlement; Insurance not available on commercially reasonable terms; Partially protected by in-orbit Spare	Yes—Ground spare construction commenced in 2004
SBS 6	BSS 393	2007	—	Limited life remaining	Under review.
PAS-1R	BSS 702	2016	Solar Panel	Previous insurance settlement; Insurance not available on commercially reasonable terms	Yes at a date to be determined
PAS-7	SSL FS 1300	2013	Solar Panel	Previous insurance settlement; No net book value	Yes—2013
Back-up satellites and satellites in secondary operating service:
Galaxy 3R	BSS 601	2004	Single SCP	Limited life remaining;	No—Already replaced
Galaxy 9	BSS 376	2008	—	Back-up satellite; Insurance not available on commercially reasonable terms	No—Already replaced
PAS-4	BSS 601	2010	Single SCP	Back-up satellite	No—Already replaced
PAS-5	BSS 601 HP	2012	Battery Cells	Previous insurance settlement; No net book value	No—Already replaced
HGS-3	BSS 601	2011	Battery Controller	Minimal net book value	No
HGS-5	BSS 376	2005	—	Limited life remaining; No net book value	Under review
Leasat F5	BSS 381	2010	—	No net book value	No
Galaxy 8i	BSS 601 HP	Deorbited in 2004	—	Previous insurance settlement; No net book value	No—Already replaced
PAS-6	SSL FS 1300	Deoorbited in 2004	—	Previous insurance settlement	No—Already replaced

        An uninsured failure of one or more of our satellites could have a material adverse effect on our financial condition and results of operations. See "Risks Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a loss that is not adequately covered by insurance."

Recent Insurance Settlements

        On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 satellites, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. On December 29, 2003, we reached a final settlement of these insurance claims for payment of $260.0 million. We will continue to own and operate these satellites free and clear of any claims of these insurers. We offset the proceeds from this settlement against the carrying value of the satellites. In the first quarter of 2004, we received the $260.0 million settlement amount. We plan on using these proceeds to replace existing satellites over the next several years.

        On July 31, 2003, we filed a proof of loss under the insurance policy for our Galaxy 4R satellites after the secondary XIPS on this satellite ceased working. In 2003, we settled with and received $102.6 million from insurers representing approximately 83 percent of the insurance coverage on the satellite. In March 2004, we reached an agreement with and received $26.9 million from the insurer representing the remaining 17 percent of the insurance coverage on this satellite. The settlement with the insurer representing 17 percent coverage includes a future sharing of revenues actually received from the satellite. We proportionately offset the proceeds from these settlements against the insured carrying value of the satellite and the net investment in sales-type lease. We are constructing a replacement satellite for Galaxy 4R, which is scheduled to be launched in 2006, prior to the end of its useful life. We plan to use the insurance proceeds and a spare launch service contract that we had purchased previously to fund this replacement.

        The availability and use of the $260.0 million in proceeds from the Galaxy 11 and PAS-1R insurance claims and the $26.9 million received in March 2004 related to the Galaxy 4R insurance claim were restricted by the agreements governing our debt obligations which, generally, permit the use of such funds for capital expenditures. As of March 31, 2004, these proceeds plus interest earned were classified within "Restricted Cash" on our Consolidated Balance Sheet. These proceeds were held in a collateral account until the restrictions were lifted in June 2004. Upon the transfer from the collateral account to our operating cash account, these funds were recorded within Cash and Cash Equivalents on our Consolidated Balance Sheet.

Satellite Deployment Plan

        Our construction and launch strategy is to replace existing satellites as they approach the end of their useful lives. In addition, we selectively expand our global coverage, capacity and service offerings by deploying satellites into new orbital locations where we perceive sufficient customer demand and market opportunities.

        During 2003, we launched our Galaxy 12 and Galaxy 13/ Horizons 1 satellites. We expect to launch up to three satellites by the end of 2006, including:

  •
  Galaxy 14—We are currently scheduled to launch this satellite in the fourth quarter of 2004 to replace Galaxy 5 at 125 degrees west longitude.

  •
  Galaxy 15—We currently plan to launch Galaxy 15 in the first quarter of 2005 to replace Galaxy 1R at 133 degrees west longitude. This satellite will include an additional L-band payload (See "Long-term Construction Arrangements" above).

  •
  Galaxy 16—We currently plan to launch Galaxy 16 in 2006 to replace Galaxy 4R at 99 degrees west longitude prior to the end of its useful life.

        In June 2004, we executed a definitive agreement for the procurement of Galaxy 17, an on-ground spare for Galaxy 11, which will also serve as a spare to protect against launch failure of Galaxy 16. Construction of Galaxy 17 commenced in June 2004, upon execution of the definitive agreement. In addition, we plan to construct and launch a replacement satellite for PAS-6B prior to the end of its useful life, although no commitment has been made for the procurement of this satellite at this time. See "Liquidity and Capital Resources—Commitment and Contingencies—Satellite Construction and Launch Contracts" below.

Liquidity and Capital Resources

Cash and Cash Equivalents

        At December 31, 2003, we had cash and cash equivalents of $511.2 million, compared to $784.0 million at December 31, 2002. During the year ended December 31, 2003 we recorded the following significant transactions impacting cash and cash equivalents:

  •
  Generated $473.4 million of cash flows from operations

  •
  Received $102.6 million of insurance proceeds during 2003 related to our Galaxy 4R satellite

  •
  Collected $69.5 million from one of our satellite manufacturers in relation to a previously recorded receivable for the mutual termination of a satellite construction contract (See Note 4 "Satellites and Other Property and Equipment—Net" in the Consolidated Financial Statements)

  •
  Repaid $850 million of our debt during 2003. These repayments were as follows:

  •
  $200 million scheduled repayment of our 6% Senior Notes in January 2003

  •
  $350 million prepayment under our credit facility in July 2003

  •
  $300 million prepayment of our amended credit facility in December 2003

  •
  Made $104.1 million of capital expenditures during 2003

  •
  Made $158.7 million of interest payments during 2003 in relation to our debt and incentive obligations

        The following significant transactions impacting cash and cash equivalents are expected to occur during 2004 and early 2005:

  •
  We expect that cash flows from operations during 2004 would be approximately at the same level as 2003

  •
  Capital expenditures for 2004 are expected to range from $165 million to $195 million

  •
  The PanAmSat Merger, Subsequent Sale and Related Transactions will impact our cash and cash equivalents once these transactions are consummated, including increasing our scheduled interest payments during 2004 (See "PanAmSat Merger, Subsequent Sale and Related Transactions" above).

        In the first quarter of 2004, we received $286.9 million related to our Galaxy 11, PAS-1R and Galaxy 4R insurance claims. The availability and use of these funds were restricted by the agreements governing our debt obligations, which generally permit their use for capital expenditures. These proceeds were held in a collateral account until the restrictions were lifted in June 2004. (See "—Commitments and Contingencies—Satellite Insurance" below).

        In June 2004, we repaid the $349.1 million outstanding balance under our Term B-1 Facility from available cash on hand.

Changes in Cash Flows: 2003 Compared to 2002

	2003	2002	Dollar Change
	(In thousands)
Net cash provided by operating activities	$473,381	$519,247	$(45,866)
Net cash provided by (used in) investing activities	$108,762	$(179,096)	$287,858
Net cash (used in) provided by financing activities	$(855,267)	$1,420	$(856,687)
Effect of exchange rate changes on cash	$374	$(839)	$1,213

        The decrease in the net cash provided by operating activities was primarily attributable to: (i) a decrease in net income adjusted for non-cash items of $26.8 million; (ii) an increase in the cash used within operating leases and other receivables of $16.1 million as a result of higher receivable balances; and (iii) a decrease in cash provided from accounts payable and accrued liabilities of $38.6 million. The increase in receivables was attributable to additional government service billings and timing of cash receipts from customers. The decrease in cash provided from accounts payable and accrued liabilities was primarily a result of changes in accrued interest and scheduled interest payments after the company's 2002 debt refinancing. These decreases in cash provided by operating activities were partially offset by an increase in cash provided by prepaid expenses and other assets of $32.8 million primarily resulting from (i) reductions in prepaid satellite insurance of $12.5 million, and (ii) the receipt of income tax refunds during 2003 which were established during 2002.

        The increase in net cash provided by investing activities was primarily due to:

  •
  A decrease of capital expenditures of $190.2 million

  •
  $69.5 million collected from one of our satellite manufacturers in relation to a previously recorded receivable for the mutual termination of a satellite construction contract

  •
  A change of $160.6 million related to short-term investments. During 2002, we had net purchases of short-term investments of $99.8 million as compared to net sales of short-term investments of $60.8 million during 2003.

        These increases to cash provided by investing activities were partially offset by the following decreases:

  •
  A decrease of $112.4 million of insurance proceeds received during 2003 as compared to 2002

  •
  Cash paid for acquisitions during 2003 of $20.2 million

        The increase in net cash used in financing activities was primarily due to $1.8 billion of new borrowings obtained in the 2002 Refinancing. This decrease was partially offset by the following:

  •
  Lower repayments of long-term debt during 2003 of $921.5 million. During 2003 and 2002, we repaid $850.0 million and $1,771.5 million, respectively, of long-term debt.

  •
  Lower debt issuance costs of approximately $39.9 million. We incurred $41.4 million of debt issuance costs in conjunction with our 2002 Refinancing.

        For the year ended December 31, 2003 cash increased by $0.4 million as a result of foreign exchange rate changes, as compared to a decrease of $0.8 million for the year ended December 31, 2002. The translation gain as of December 31, 2003 was primarily due to the decrease in the value of the U.S. dollar during 2003.

Changes in Cash Flows: 2002 Compared to 2001

	2003	2002	Dollar Change
	(In thousands)
Net cash provided by operating activities	$519,247	$507,904	$11,343
Net cash (used in) investing activities	$(179,096)	$(203,836)	$24,740
Net cash provided by financing activities	$1,420	$9,853	$(8,433)
Effect of exchange rate changes on cash	$(839)	$—	$(839)

        The increase in the net cash provided by operating activities is primarily attributable to an increase in net income adjusted for non-cash items of $23.5 million and a decrease in the cash used within prepaid expenses and other assets of $12.6 million. The decrease in cash used within prepaid expenses and other assets is primarily a result of: (i) a reduction in prepaid satellite insurance of $5.9 million; and (ii) a reduction in prepaid expenses and deferred charges for webcast services of $3.4 million. These increases in cash provided by operating activities were partially offset by increases in accounts payable and accrued liabilities of $27.3 million primarily resulting from the timing of payments to vendors, including satellite insurance payments.

        The decrease in net cash used in investing activities was primarily due to the receipt of $82.6 million of additional proceeds from insurance claims during the year ended December 31, 2002 as compared to the year ended December 31, 2001 and a reduction in capital expenditures in 2002 of $43.9 million as compared to 2001. These decreases were partially offset by an increase of $99.8 million in cash used to purchase short-term investments during the year ended December 31, 2002 as compared to the year ended December 31, 2001.

        The decrease in net cash provided by financing activities was primarily due to $1.8 billion of new borrowings obtained in connection with the 2002 Refinancing as well as $21.2 million of repayments of long-term debt in 2001. These decreases in net cash used in financing activities were partially offset by repayments of long-term debt of $1.772 billion under The DIRECTV Group term loan which was completed in February 2002 and the repayment of the Galaxy 3R Notes in January 2002, as well as debt issuance costs paid during 2002 of $41.4 million related to the 2002 Refinancing.

        For the year ended December 31, 2002, cash decreased by $0.8 million as a result of foreign exchange rate changes, as compared to $0 for the year ended December 31, 2001. The decrease in 2002 was primarily attributable to the devaluation of the Brazilian Real and increased activity in Brazil after we opened our first Brazilian sales office in December 2001.

Short-Term Investments

        At December 31, 2003, we had short-term investments of $38.9 million compared with $99.8 million as of December 31, 2002. The short-term investments primarily consist of commercial paper with original maturities of up to twelve months. All of the short-term investments held as of December 31, 2003 have remaining maturities of three months or less. In July 2004, we converted our remaining short-term investments to cash.

Long-Term Debt

        We had total debt outstanding of $1.7 billion as of December 31, 2003, including current maturities of $3.5 million related to our credit facility. This outstanding debt was comprised of the following:

• Senior Secured Credit Facility	$350 million
• 6 1/8% Notes due 2005	$275 million
• 6 3/8% Notes due 2008	$150 million
• 8 1/2% Senior Notes due 2012	$800 million
• 6 7/8% Notes due 2028	$125 million

        On October 29, 2003, we amended our Senior Secured Credit Facility to provide for the refinancing of the then existing Term A Facility and Term B Facility under a new Term Loan B-1 facility (the "Term B-1 Facility") (the "Term B-1 Facility Amendment") with an interest rate of LIBOR plus 2.5% and scheduled annual maturities of principal, after giving effect to the December 29, 2003 prepayment, as follows (in thousands):

Year Ending December 31,	Amount Due
2004	$3,500
2005	3,500
2006	3,500
2007	3,500
2008	3,500
2009	85,094
2010	247,406

Total	$350,000

        The Senior Secured Credit Facility includes a $250.0 million revolving credit facility, which is presently undrawn and will terminate on December 31, 2007 (the "Revolving Facility"). We had outstanding letters of credit totaling $1.1 million, which reduced our ability to borrow against the Revolving Facility by such amount. The Revolving Facility also bears interest at LIBOR plus 2.5%, although these interest rates are subject to adjustment based on our total leverage ratio. In addition, we are required to pay to the lenders under the Revolving Facility a commitment fee in respect of the unused commitments at a rate that is subject to adjustment based on our total leverage ratio. As of December 31, 2003, this commitment fee rate was 0.375% per year and the applicable interest rate on the Term B-1 Facility was 3.64%. In June 2004, we repaid the $349.1 million outstanding balance at that date under our Term B-1 Facility from available cash on hand.

        The indenture governing the Senior Notes due in 2012 and the agreement governing the Senior Secured Credit Facility contain various covenants that impose significant restrictions on our business. These covenants limit our ability to, among other things: incur or guarantee additional indebtedness; make certain payments such as dividends; create or permit to exist certain liens; enter into business combinations; make investments; enter into transactions with affiliates and enter into new businesses. The Senior Secured Credit Facility also limits our ability to sell certain assets. The Term B-1 Facility Amendment adjusted certain operating covenants under the Senior Secured Credit Facility to provide greater operational flexibility. As of December 31, 2003, we were in compliance with all such covenants.

        In accordance with the agreement governing the Senior Secured Credit Facility, we entered into an interest rate hedge agreement on $100.0 million of the then existing Term B Facility for a fixed-rate payment obligation of 6.64% on $100.0 million through August 30, 2005. In the unlikely event that the counterparty fails to meet the terms of the interest rate hedge agreement, our exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. We do not anticipate nonperformance by the counterparty. The fair value of the interest rate hedge agreement is the estimated amount that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and our current creditworthiness. The fair value of the outstanding interest-rate hedge agreement as of December 31, 2003, based upon quoted market prices from the counterparty, reflected a liability of approximately $2.1 million. In conjunction with the Term B-1 Facility Amendment described above, the terms of this interest rate hedge were unchanged and the hedge continues on the Term B-1 Facility at the rate of 5.64% based upon the interest rate applicable to the new Term B-1 Facility. In addition, we will no longer be required to enter into an interest rate hedge agreement under the Senior Secured Credit Facility upon expiration of the current agreement on August 30, 2005. In conjunction with the repayment of our Term B-1 Facility in June 2004, we recorded a charge of $0.5 million representing the amount accumulated within other comprehensive income related to the hedge. The hedge liability was not impacted by the repayment of the Term B-1 Facility.

        Obligations under the Senior Secured Credit Facility and the Senior Notes due 2012 are, or will be, as the case may be, unconditionally guaranteed by each of our existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result therefrom, foreign restricted subsidiaries. In addition, such obligations are equally and ratably secured by perfected first priority security interests in, and mortgages on, substantially all of ours and our subsidiaries' tangible and intangible assets, including satellites.

  Teleport Consolidation Plan

        In January 2003, our management approved a plan to consolidate certain of our teleports in order to improve customer service and reduce operating costs. This teleport consolidation plan includes the closure of certain owned teleports and the reduction of services at our Fillmore and Castle Rock teleports. Under this plan, our Homestead teleport was closed in 2003 and our Spring Creek teleport was closed in June 2004, and we expect to sell it later in 2004. We expect that our Napa teleport will become the West Coast hub for communications, video, and data services, taking on occasional-use and full-time services now provided by the Fillmore teleport. In addition to its current services, we expect that the Ellenwood teleport will serve as our East Coast hub, providing similar services that migrated over from Homestead and Spring Creek. During 2003, we recorded charges of $4.2 million related to this teleport consolidation plan, primarily representing severance costs.

        We estimate that this teleport consolidation plan will result in approximately $7 million of costs through the end of 2004 and a gain on the disposal of land, buildings, and equipment of approximately $11 million that will be recorded upon the sale. These costs primarily consist of severance-related costs for which the employees will be required to perform future services. Severance-related costs associated with this consolidation plan include compensation and benefits, outplacement services and legal and consulting expenses related to the reduction in workforce of approximately 40 employees.

Facilities Restructuring and Severance Costs

        As part of our continuing effort to improve operational efficiencies, in October 2003, our management approved a plan to reduce our workforce by approximately 45 employees. As a result, we recorded a severance charge of approximately $1.4 million in the fourth quarter of 2003. These severance costs were primarily related to employee compensation, benefits and outplacement services.

        On March 29, 2002, our management approved a plan to restructure several of our United States locations and close certain facilities, some of which are currently being leased through 2011. We recorded a non-cash charge in our consolidated income statement of $13.9 million during 2002. This charge reflects future lease costs, net of estimated future sublease revenue related to unused facilities and the write-off of leasehold improvements. In 2003, we recorded restructuring credits of $1.4 million related to the signing of sub-lease agreements for amounts higher than originally estimated.

        At December 31, 2003, we had $5.4 million of accruals remaining from the facilities restructuring and severance charges primarily relating to long-term lease obligations (See Note 11 to our Consolidated Financial Statements, "Facilities Restructuring and Severance Costs").

        In an effort to further streamline our operations, in the first quarter of 2004, we consolidated our Manhattan Beach, El Segundo and Long Beach, California facilities. As a result, we recorded a non-cash charge of $1.4 million reflecting future lease costs related to approximately 18,000 square feet of unused facilities in Manhattan Beach.

  Insurance Settlements

        Over the past five years, we have received over $1.0 billion of proceeds from insurance claims related to our satellites. Insurance claims received over the past five years have included the following:

  •
  During the fourth quarter of 2003 and first quarter of 2004, we received an aggregate of $129.5 million of insurance proceeds under the insurance policy for our Galaxy 4R satellites (See "Satellite Technology—Recent Insurance Settlements" above).

  •
  During the first quarter of 2004, we received $260.0 million of insurance proceeds under the insurance policies for our Galaxy 11 and PAS-1R satellites (See "Recent Insurance Settlements" above).

  •
  In October 2001, we filed a proof of loss under the insurance policy on PAS-7 related to circuit failures which resulted in a reduction of 28.9% of the satellite's total power available for communications. Service to existing customers was not affected, and we expect that PAS-7 will continue to serve its customers. In the first quarter of 2002, our insurers confirmed to us their agreement to settle the PAS-7 insurance claim for a payment to us of $215.0 million. Pursuant to this agreement, no future revenue share payments will be required to be made in relation to PAS-7. During the first quarter of 2002, we recorded a gain of approximately $40.1 million related to the PAS-7 insurance claim, which reflected the net proceeds agreed to by the insurers less the net book value of the PAS-7 satellite, including incentive obligations. We received the $215.0 million of insurance proceeds in 2002.

  •
  In January 2001, we received a payment of approximately $132.4 million relating to an insurance claim we filed with respect to our Galaxy 7 satellite. The insurance settlement was recognized as an offset to the carrying value of the satellite and resulted in a $3.4 million gain from proceeds in excess of the carrying value in 2000.

  •
  In September 1999, in connection with anomalies on Galaxy 8-i, PAS-5 and PAS-8, we agreed with our insurance carriers to settle all of our claims for net cash of approximately $304.0 million, of which approximately $271.0 million was collected as of December 31, 1999 and the remainder was collected during 2000. The insurance settlements were recognized as offsets to the carrying values of the related satellites, and no gain or loss was recognized as a result of these settlements.

        The availability and use of the $260.0 million in proceeds from the Galaxy 11 and PAS-1R insurance claims and the $26.9 million received in March 2004 related to the Galaxy 4R insurance claim were restricted by the agreements governing our debt obligations which, generally, permit the use of such funds for capital expenditures. See "Description of Certain Indebtedness". Until available, these proceeds were held in a collateral account. As of March 31, 2004, these proceeds plus interest earned were classified within "Restricted Cash" on our Consolidated Balance Sheet. These proceeds were held in a collateral account until the restrictions were lifted in June 2004. Upon the transfer from the collateral account to our operating cash account, these funds were recorded within Cash and Cash Equivalents on our Consolidated Balance Sheet.

Capital Expenditures

        We have invested approximately $4.0 billion in our existing satellite fleet and ground infrastructure through December 31, 2003. For the years ended December 31, 2003, 2002 and 2001, our satellite and non-satellite capital expenditures were as follows (in thousands):

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Satellite Capital Expenditures	$76,991	$282,464	$240,166
Non-Satellite Capital Expenditures	27,091	11,849	98,037

Total	$104,082	$294,313	$338,203

        As a result of the capital expenditures made prior to 2003, we anticipate that satellite capital expenditures will remain at the reduced levels indicated for the past three years and we anticipate that capital expenditures for non-satellite infrastructure in the near future will be comparable to 2003 levels.

        We estimate that satellite and non-satellite capital expenditures for 2004 will be in the range of $165 million to $195 million. These expected capital expenditures include capital expenditures related to the following satellites:

Satellite	Expected Launch Date	Expected In Service Date
Galaxy 14	Fourth quarter of 2004	First quarter of 2005
Galaxy 15	First quarter of 2005	Second quarter of 2005
Galaxy 16	Second quarter of 2006	Third quarter of 2006

        In addition, in the second quarter of 2004, we commenced construction of Galaxy 17, an on-ground spare for Galaxy 11, which will also serve as a spare to protect against launch failure of Galaxy 16.

  Sufficiency of Funds

        We believe that amounts available under the Revolving Credit Facility, future cash flows from operations and available cash and short-term investments, will be sufficient to fund our operations, debt service requirements and our remaining costs for the construction and launch of satellites currently under development for at least the next 24 months. There can be no assurance, however, that our assumptions with respect to costs for future construction and launch of our satellites will be correct, or that funds available to us from the sources discussed above will be sufficient to cover any shortfall in funding for additional launches caused by launch failures, cost overruns, delays, capacity shortages or other unanticipated expenses.

Commitments and Contingencies

        The following schedule summarizes our contractual obligations and commercial commitments as of December 31, 2003 (in thousands):

		Payments Due by Period
Contractual Obligations	Total	One Year or Less	1-3 Years	4-5 Years	After 5 Years
Total Debt	$1,700,000	$3,500	$282,000	$157,000	$1,257,500
Satellite Incentive Obligations	125,405	12,654	24,687	24,743	63,321
Operating Leases	32,758	5,448	9,975	8,578	8,757
Satellite Construction and Launch Contracts	84,671	54,545	11,828	2,165	16,133
Customer Contracts	34,994	7,878	7,232	6,521	13,363
Vendor Contracts	87,158	14,986	29,768	16,161	26,243

Total Contractual Obligations	$2,064,986	$99,011	$365,490	$215,168	$1,385,317

        The total debt and satellite incentive obligations shown above exclude interest payments due. In addition, cash to be paid for income taxes is excluded from the table above.

        Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite's launch. As of December 31, 2003, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

        For a discussion of the Company's debt obligations see "Liquidity and Capital Resources—Long-Term Debt", above.

Satellite Incentive Obligations

        Satellite contracts typically require that we make progress payments during the period of the satellite's construction and orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations may be subject to reduction or refund if the satellite fails to meet specific technical operating standards. As of December 31, 2003 we had $125.4 million of liabilities recorded in relation to these satellite incentive obligations.

Operating Leases

        We have commitments for operating leases primarily relating to equipment and our executive office facilities in Wilton, Connecticut and various other facilities. As of December 31, 2003, our future minimum lease commitments under operating leases net of future sub-lease income aggregated approximately $32.8 million.

Satellite Construction and Launch Contracts

        As of December 31, 2003, we had approximately $84.7 million of expenditures remaining to be made under existing satellite launch and construction contracts, net of approximately $6.1 million of costs to be paid by JSAT International Inc. in conjunction with our Horizons joint venture. Included in these future expenditures are costs related to Galaxy 14 and Galaxy 15, which were purchased together, along with Galaxy 12, to take advantage of available volume discounts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite's launch. As of December 31, 2003, we did not have any commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

        In October 2003, we amended our launch and construction contracts related to the Galaxy 1R replacement satellite to allow for the construction of a navigation payload on this satellite. This navigation payload will utilize L-band frequencies and will function independently from the C-band payload. Included in the amount of satellite commitments above as of December 31, 2003, were approximately $13 million related to this navigation payload. We have entered into an agreement with a customer for the sale and use of this L-band payload.

        Through December 31, 2003, we have made approximately $126.6 million of capital expenditures in relation to Galaxy 14 and Galaxy 15. We have also spent $65.8 million for launch costs originally intended for Galaxy 8-iR and $6.0 million for another future launch. As a result of the termination of the Galaxy 8-iR construction contract, we now expect to use this launch in early 2006 to replace our Galaxy 4R satellite.

        In April 2004, we committed to acquire a new satellite from Space Systems/Loral, which would replace our Galaxy 4R satellite and would be known as Galaxy 16. In June 2004, we paid The DIRECTV Group $28.5 million to reimburse them in full for amounts they previously paid on our behalf to the manufacturer of this satellite. Also in June 2004, we executed a definitive agreement for the procurement of Galaxy 17, which will serve as an on-ground spare for both Galaxy 11, and, in the event of launch failure, of Galaxy 16. The aggregate commitment related to these construction agreements is approximately $200 million. As of July 2004, we were negotiating agreements for launch services related to Galaxy 17 and therefore no current commitment exists. (See "Satellite Deployment Plan" and "Capital Expenditures" above).

Customer and Vendor Obligations

        We have certain contracts with our customers, which require us to provide equipment, services and other support to these customers during the course of the related contracts. As of December 31, 2003, we had commitments under these customer contracts which aggregated approximately $35.0 million related to the provision of equipment, services and other support.

        We have certain long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of December 31, 2003, we had commitments under these vendor contracts which aggregated approximately $87.2 million related to the provision of equipment, services and other support.

Change-in-control obligations

        Upon consummation of the Acquisition, all outstanding employee stock options which have not yet vested will vest and become exercisable, and all outstanding restricted shares and restricted stock units will vest immediately prior to the merger. We currently estimate that upon the consummation of the Acquisition, we will be required to record a charge of up to $6.0 million in relation to the acceleration of vesting of these options, restricted shares and restricted stock units. Generally, holders of options and restricted stock units will be entitled to receive (i) with respect to in-the-money options, cash equal to the difference between the exercise price and the $23.50 per share price to be paid to the holders of PanAmSat stock in connection with the Transactions, and (ii) with respect to restricted shares and restricted stock units, cash in the amount of $23.50 per share, except for any stock options, restricted shares and restricted stock units held by certain employees who have agreed not to have their equity interests cashed out in connection with the Transactions. All out-of-the-money stock options will be cancelled without payment. In addition, our Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) as a result of, and within two years after, a change-in-control. Certain members of our management have agreed not to have certain of their equity interests cashed out in the Merger and PanAmSat Sale; existing options, restricted shares and restricted stock units granted to such individuals are expected to remain outstanding as options and shares of the surviving corporation.

        One of our executives is party to an employment agreement which provides for, among other things, the payment of severance and other benefits upon the termination of the executive without cause or for good reason (as defined in such agreement) or if we decline to extend such agreement. Certain other senior executives are party to change-in-control severance agreements, which provide for payment of severance and other benefits in the event of an involuntary termination of the executive's employment (as defined in such agreements) within three years after a change-in-control of The DIRECTV Group. As a change-in-control of The DIRECTV Group occurred on December 22, 2003, these agreements will apply if an involuntary termination of the executive occurs on or before December 22, 2006. Based upon current compensation levels, if all of these executives receive the termination related benefits as specified by their respective agreements, the aggregate cost to us would be in the range of $9.0 million to $11.0 million.

        Certain of our other executives have change-in-control severance agreements, which provide for, among other things, the payment of severance and other benefits upon the termination of the executive without cause or for good reason within three years after a change in control of PanAmSat, as defined in their respective agreements. The consummation of the Transactions would result in a change-in-control under these agreements. Based upon current compensation levels, if all of these executives receive the termination related benefits as specified by their respective agreements, the aggregate cost to us would be approximately $5.0 million in addition to the costs described above with respect to our senior executives. These agreements expire if no change in control of PanAmSat has occurred on or before December 31, 2004.

Other

        Boeing Satellite Systems, Inc., formerly Hughes Space and Communications Company, has security interests in certain transponders on our PAS-2, PAS-3, PAS-4 and PAS-5 satellites to secure incentive payments owed by us pursuant to satellite construction contracts.

        We have issued letters of credit totaling $1.1 million. These letters of credit were outstanding as of December 31, 2003.

        We are involved in litigation in the normal course of our operations. Management does not believe the outcome of such matters will have a material effect on the consolidated financial statements.

Critical Accounting Policies

        We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Management bases their estimates and judgments on historical experience and on various other factors. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates. The following represent what we believe are the critical accounting areas that require the most significant management estimates and judgments:

Receivables (Including Net Investment in Sales-Type Leases)

        A significant amount of judgment is required by management in estimating the amount of reserves required for receivables that are potentially uncollectible. We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. If collectability of the receivable is not reasonably assured at the time services are performed, we do not initially record the revenue, but rather record an allowance for customer credits to offset the receivable. If there is a change in the customer's financial status or the receivable is collected, revenue is recorded at that time.

        While such credit losses described above have historically been within our expectations and the provisions established, we cannot guarantee that we will experience the same credit loss rates that we have estimated or historically experienced. As such, additional charges could be incurred in the future to reflect differences between estimated and actual collections.

        Since our long-term receivables and net investment in sales-type leases relate to significant long-term contracts which are concentrated in a relatively few number of customers, a significant change in the liquidity or financial position of any one of these customers could have a material adverse impact on the collectability of our long-term receivables or net investment in sales-type leases and our future operating results. Additionally, if a satellite's useful life is shortened, and a sales-type lease is recorded on that satellite, we would write off the portion of the sales-type lease receivable which is uncollectible as a result.

        As of December 31, 2003 and 2002, we had aggregate gross receivables of $309.8 million and $303.6 million, respectively, related to operating leases, sales-type leases, and other long-term receivables. With respect to these amounts, we maintained aggregate allowances of approximately $38.3 million and $36.0 million in 2003 and 2002, respectively, including allowances for doubtful accounts and customer credits (See "Deferred Charges and Other Assets—Net" and "Accounts Receivable" within Note 2 "Significant Accounting Policies" and Note 3 "Operating Leases and Net Investment in Sales-Type Leases" to our Consolidated Financial Statements included elsewhere in this Form 8-K). Our accounts receivables and related reserves as of December 31, 2003 and 2002 were as follows:

	December 31, 2003	December 31, 2002	Change
Gross Receivables
Current Receivables	$101,497	$56,050	$45,447
Long-term Receivables	59,767	52,191	7,576
Net Investment in Sales-type Leases	148,575	195,381	(46,806)

Total Gross Receivables	309,839	303,622	6,217

Reserves
Allowance for Bad Debt	(6,369)	(8,741)	2,372
Allowance for Customer Credits	(18,122)	(13,033)	(5,089)

Total Current Reserves	(24,491)	(21,774)	(2,717)

Long-term Reserve	(4,923)	(3,584)	(1,339)
Reserve for Sales-Type Leases	(8,854)	(10,654)	1,800

Total Long-term Reserves	(13,777)	(14,238)	461

Total Reserves	(38,268)	(36,012)	(2,256)

Total Net Receivables	$271,571	$267,610	$3,961

        In July of 2004, we terminated our lease agreements with one of our customers due to non-payment of the customer's obligations to us through June 30, 2004. As a result, in the second quarter of 2004 we recorded a pre-tax charge of approximately $29.6 million related to the write-off of current and long-term receivable balances due from this customer. Prior to the termination, contracted backlog for future services and remaining 2004 revenues related to this customer were $80.4 million and $5.0 million, respectively.

Evaluation of Satellites and Other Long-Lived Assets for Impairment and Satellite Insurance Coverage

        We periodically evaluate potential impairment loss relating to our satellites and other long-lived assets, when a change in circumstances occurs, by assessing whether the carrying amount of these assets can be recovered over their remaining lives through undiscounted future expected cash flows generated by those assets (excluding interest charges). If the expected undiscounted future cash flows are determined to be less than the carrying value of the long-lived asset or group of assets, an impairment charge would be recorded. We assess the recoverability of certain of our deferred charges and other assets by comparing the remaining net book value of the deferred charges and other assets at each period end with the expected future undiscounted cash flows to be generated pursuant to the customer contract that gave rise to the deferred charges. The recoverability analysis is performed for each individual deferred charge and the undiscounted cash flows are the cash flows associated with the specific customer contract that gave rise to the deferred charges. The undiscounted cash flows, as determined within the specific contractual arrangement with that customer, would be utilized to assess the recoverability of the deferred charge.

        We also assess the recoverability of our long-lived assets pursuant to paragraph 10 of FASB Statement No. 144. The costs of specific satellites are grouped together with other associated assets when assessing recoverability. Periodically and when a change in circumstances occurs, this group of assets is compared with the expected future undiscounted cash flows to be generated by the Company from the related satellite. Any excess of the net book value for this group of assets over the expected future undiscounted cash flows of the related satellite would result in an impairment charge that would be recorded within the Company's statement of income in the period the determination is made. The impairment charge would be measured as the excess of the carrying value of the asset or group of assets over the present value of estimated expected future cash flows related to the asset or asset group using a discount rate commensurate with the risks involved. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. Estimated future cash flows could be impacted by, among other things:

  •
  Changes in estimates of the useful life of the satellite

  •
  Changes in estimates of our ability to operate the satellite at expected levels

  •
  Changes in the manner in which the satellite is to be used

  •
  The loss of one or several significant customer contracts on the satellite

        If an impairment loss was indicated, such amount would be recognized in the period of occurrence, net of any insurance proceeds to be received so long as such amounts are determinable and receipt is probable. If no impairment loss was indicated in accordance with Statement of Financial Accounting Standards No. 144 ("SFAS 144"), and we received insurance proceeds, the proceeds would offset the carrying value of the satellite. In the event that the insurance proceeds received exceeded the carrying value of the satellite, the excess of the proceeds over the carrying value of the satellite would be recognized in the income statement.

        Certain losses of a satellite may not be covered by launch or in-orbit insurance policies. Some of our satellites are covered by insurance policies that are subject to significant health-related exclusions and deductibles related to specific components identified by the insurers as the most likely to fail and some of our satellites are uninsured. For tables showing satellite insurance coverage and identified significant operational concerns, see Satellite Insurance—"Insured Satellites" and "Uninsured Satellites" above.

        On March 17, 2004, our PAS-6 satellite suffered an anomaly resulting in a loss of power. On April 1, 2004, this satellite experienced another and more significant loss of power. Following that event, we commenced deorbiting the satellite. As a result of the March 17 event, we recorded a non-cash impairment charge of $99.9 million within income from operations in the first quarter of 2004. This resulted in an approximate $63.3 million non-cash charge to net income after taxes.

        See "Risks Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a loss that is not adequately covered by insurance" and Note 2 "Significant Accounting Policies—Evaluation of Long-Lived Assets" to our Consolidated Financial Statements appearing elsewhere in this Form 8-K.

Valuation of Goodwill

        We evaluate the carrying value of goodwill on an annual basis in the fourth quarter of each year and when events and circumstances warrant such a review in accordance with SFAS 142, which is described in Note 2 and Note 5 to our audited Consolidated Financial Statements appearing elsewhere in this Form 8-K. SFAS 142 requires the use of fair value in determining the amount of impairment, if any, for recorded goodwill. In conjunction with our annual goodwill impairment assessment in the fourth quarter of 2003, we utilized an independent valuation expert to assist us in our assessment of the fair value of our reporting unit using a combined discounted cash flow and market approach. No charge was required as a result of this impairment assessment. Significant estimates and other variables utilized in this valuation include:

        Discounted cash flow approach:

  •
  Discount rate

  •
  Our 5-year Plan, including expected future revenues, operating expenses, capital expenditures and future cash flows

  •
  Industry projections and analyses, including an expected perpetuity growth rate

        Market approach:

  •
  Control premium

  •
  The price of our stock

        Changes in these estimates could result in changes to our estimated cash flows and market assessment utilized to determine the valuation. This could result in a write-down of the asset in a future period, which would be recorded as a pre-tax charge to operating income. The amount of any loss resulting from future impairment tests could be material to our results of operations.

Depreciable Satellite Lives

        The estimated useful lives of our satellites are based upon the lower of the satellite's design life or the estimated life of the satellite as determined by an engineering analysis performed during initial in-orbit testing. As the telecommunications industry is subject to rapid technological change and our satellites have been subject to certain health related anomalies, we may be required to revise the estimated useful lives of our satellites and communications equipment or to adjust their carrying amounts. Accordingly, the estimated useful lives of our satellites are periodically reviewed using current engineering data. If a significant change in the estimated useful lives of our satellites is identified, we account for the effects of such changes on depreciation expense on a prospective basis. Reductions in the estimated useful lives of our satellites would result in additional depreciation expense in future periods and may necessitate acceleration of planned capital expenditures in order to replace or supplement the satellite earlier than planned. If the reduction in the estimated useful life of a satellite results in undiscounted future cash flows for the satellite, which are less than the carrying value of the satellite, an impairment charge would be recorded. The lives of the Company's Galaxy 4R and PAS-6B satellites were reduced as a result of the XIPS failures experienced during 2003 resulting in accelerated depreciation for these satellites (See "Satellite Technology—BSS 601 HP XIPS" above).

Deferred Taxes

        We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance in order to reduce our deferred tax assets based on an evaluation of the amount of deferred tax assets that management believes are more likely than not to be ultimately realized in the foreseeable future. Management establishes this valuation allowance based upon historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. If we continue to operate at a loss for tax purposes or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we could be required to establish a valuation allowance against all or a significant portion of our deferred tax assets resulting in a substantial increase in our effective tax rate and a material adverse impact on our operating results. During 2003, we recorded a valuation allowance for foreign tax credits of $7.4 million that are likely to expire prior to being utilized.

        Beginning in 1998 through December 22, 2003, we and our subsidiaries joined with The DIRECTV Group and General Motors Corporation, or GM, in filing a consolidated U.S. Federal income tax return. On December 22, 2003, The DIRECTV Group split-off from GM and as a result The DIRECTV Group no longer files a U.S. federal income tax return with GM. We will continue to file a consolidated U.S. federal income tax return with The DIRECTV Group for the taxable periods ending on or before the closing date of the acquisitions, which will file a U.S. federal income tax return as a separate consolidated group.

        We currently operate under federal and state income tax sharing agreements with The DIRECTV Group, our parent corporation. In accordance with such agreements, we provide for current and deferred income taxes as if we were the common parent of an affiliated group that is not included in the consolidated federal income tax return that includes The DIRECTV Group. At December 31, 2003, our balance sheet reflected a deferred tax asset in the amount of $152.0 million, net of a valuation allowance, attributable to the future benefit from the utilization of certain net operating tax loss carryforwards, alternative minimum tax credits and foreign tax credits. Our tax sharing agreements with The DIRECTV Group do not provide for the payment by either The DIRECTV Group or us, upon our separation from The DIRECTV Groups' consolidated return group, for any benefit relating to any of our tax attributes at such time. Absent amending the existing agreements to the contrary, the parties' obligations under the tax sharing agreements through the date of a separation will be based on the pro forma tax returns required by such agreements. Upon separation from The DIRECTV Group, our net operating loss carryforwards and other tax attributes will be those shown on the tax returns that were actually filed and our deferred tax assets will be recomputed to reflect those attributes. The existing tax sharing agreements do not address tax matters upon separation of the companies. Since we make separate elections to treat items differently under the tax sharing agreements than reported on the actual tax returns, the tax bases in our satellites may increase and our net operating losses and other tax attributes may decrease in the event of separation. Upon consummation of the Acquisition, a new tax separation agreement described under "PanAmSat Merger, Subsequent Sale and Related Transactions" will take effect and supersede the existing tax sharing agreements. (See "Certain

Relationships and Related Transactions—Transactions with The DIRECTV Group and Its Affiliates—Tax Sharing Agreements").

        Our income tax provision prior to 2003 included estimates of potential tax expense for the possible reduction upon Internal Revenue Service ("IRS") audit of the tax benefits we derived from a deduction for the Extraterritorial Income Exclusion ("ETI") and its predecessor regime (the Foreign Sales Corporation) as well as for the potential tax expense that may arise from an adverse outcome from our foreign tax withholding issues. For all years prior to 2003, we have assessed our minimum and maximum exposure for Federal tax issues, including Foreign Sales Corporation and ETI issues, as well as foreign tax withholding issues, and have provided taxes in the amount of our estimated exposure.

        Various foreign governments have asserted that we are subject to income withholding taxes on the revenue derived from broadcasters who are outside their territory, broadcast into their territory and remit payments directly to us in the United States. We have vigorously contested these assertions under local and U.S. tax law. We provided additional taxes in 2003 that substantially affected our effective tax rate. We consider our reserves adequate for any exposure we may have for potential income withholding taxes on this broadcaster revenue. If we are unsuccessful in our defense of any such claims, we could be exposed to a substantial cash payment liability.

        We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The Indian government has assessed approximately $8.9 million (reduced from an initial assessment of $15.2 million) against one of our subsidiaries for the Indian tax year ended March 31, 1997. This assessment is being appealed to the Income Tax Appeals Tribunal. For Indian tax years ended March 31, 1996, 1998, 1999, 2000 and 2001, the Indian government has assessed approximately $36.0 million in the aggregate against us. This assessment has been appealed to the Commissioner of Income Tax (Appeals). We are contesting the imposition of such taxes. While this contest proceeds, we may be required to advance cash or provide a bank guarantee for amounts up to the total assessment. To date, we have paid cash of approximately $1 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. See "PanAmSat Merger, Subsequent Sale and Related Transactions" for a description of tax indemnifications to be received from The DIRECTV Group. These tax indemnifications will cover a portion of these contingent obligations upon consummation of the sale of PanAmSat.

        During 2002, the IRS commenced an examination of the GM consolidated tax group for the years 1998-2000 of which we are a member. As a result, our federal income tax returns for those years are currently under examination. Management believes that adequate provision has been made for any adjustment which might be assessed as a result of these examinations.

Market Risks

        We manage our exposure to market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. We use derivative financial instruments, including interest rate hedges, to manage market risks. Additional information regarding our interest rate hedge is contained within "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Long-Term Debt" above. The objective of our policies is to mitigate potential income statement, cash flow and fair value exposures resulting from possible future adverse fluctuations in interest rates. We evaluate our exposure to market risks by assessing the anticipated near-term and long-term fluctuations in interest rates on a daily basis. This evaluation includes the review of leading market indicators, discussions with financial analysts and investment bankers regarding current and future economic conditions and the review of market projections as to expected future interest rates. We utilize this information to determine our own investment strategies as well as to determine if the use of derivative financial instruments is appropriate to mitigate any potential future interest rate exposure that we may face. Our policy does not allow speculation in derivative instruments for profit or execution of derivative instrument contracts for which there are no underlying exposures. We do not use financial instruments for trading purposes and are not a party to any leveraged derivatives.

        We determine the impact of changes in interest rates on the fair value of our financial instruments based on a hypothetical 10% adverse change in interest rates from the rates in effect as of the end of the year for these financial instruments. We use separate methodologies to determine the impact of these hypothetical changes on our sales-type leases, fixed rate public debt and variable rate debt as follows:

  •
  For our sales-type leases, a discount rate based on a 10-year U.S. Treasury bond is applied to future cash flows from sales-type leases to arrive at a base rate present value for sales-type leases. This discount rate is then adjusted for a negative 10% change and then applied to the same cash flows from sales-type leases to arrive at a present value based on the negative change. The base rate present value and the present value based on the negative change are then compared in order to arrive at the potential negative fair value change as a result of the hypothetical change in interest rates.

  •
  For our fixed rate public debt, the current market price, coupon and maturity are used to determine the yield for each public debt instrument as of the end of the year. The yield is then adjusted by a factor of 10% and this revised yield is then compared to the original yield to determine the potential negative fair value change as a result of the hypothetical change in interest rates.

  •
  For our variable rate debt, the effect in annual cash flows and net income is calculated as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates. The current LIBOR rate plus applicable margin as of the end of the year is applied to the applicable principal outstanding at the end of the year to determine an annual interest expense based on year-end rates and principal balances. This calculation is then performed after increasing the LIBOR rate plus applicable margin by a factor of 10%. The difference between the two annual interest expenses calculated represents the reduction in annual cash flows as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates. This amount is then tax effected based on our effective tax rate to yield the reduction in net income as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates.

        The only potential limitations of the respective models are in the assumptions utilized in the models such as the hypothetical adverse fluctuation rate and the discount rate. We believe that these models and the assumptions utilized are reasonable and sufficient to yield proper market risk disclosure.

        We did not experience any material changes in interest rate exposures during the year ended December 31, 2003. Based upon economic conditions and leading market indicators at December 31, 2003, we do not foresee a significant adverse change in interest rates in the near future. As a result, our strategies and procedures to manage exposure to interest rates have not changed in comparison to the prior year.

        As of December 31, 2003, long-term debt consisted of fixed-rate borrowings of $1.35 billion, $250 million of floating rate debt, and $100 million of floating rate debt that has been exchanged for a fixed-rate obligation on $100 million through August 30, 2005 (See "—Liquidity and Capital Resources—Long-Term Debt" above). We are subject to fluctuating interest rates on our floating rate debt and any changes in interest rates would impact results of operations and cash flows. The potential effect of a hypothetical 10% adverse fluctuation in interest rates for one year on our floating rate debt outstanding at December 31, 2003 and 2002 would be a reduction in cash flows of approximately $0.9 million and $4.3 million, respectively, and a reduction in net income of approximately $0.5 million in 2003 and $2.4 million in 2002.

        Fluctuations in interest rates may also affect the fair values of fixed-rate borrowings and fixed-rate net investments in sales-type lease receivables. At December 31, 2003 and 2002, outstanding fixed-rate borrowings bore interest at rates ranging from 6.125% to 8.5% and 6.0% to 8.5%, respectively, and sales type lease receivables bore interest between 8.0% and 12.0%. The potential fair value change resulting from a hypothetical 10% adverse fluctuation in interest rates related to our outstanding fixed-rate debt and fixed-rate net investment in sales-type lease receivable balances would be approximately $46.0 million and $3.3 million as of December 31, 2003 and $65.9 million and $3.4 million as of December 31, 2002, respectively.

Certain Relationships and Related Transactions

  Transactions with News Corporation and Its Affiliates (other than The DIRECTV Group)

        We are a party to agreements with News Corporation and certain of its subsidiaries and affiliates pursuant to which we provide satellite capacity, TT&C and other related services. Revenues derived from News Corporation and its affiliates were $91.8 million in 2003, or 11% of our revenues in 2003.

        In January 2004, we and Fox Entertainment signed a multi-year, multi-satellite contract making News Corporation and its affiliates one of our top five global customers. Under the terms of the agreement, Fox Entertainment will consolidate its entire suite of U.S. cable and broadcast programming onto our global fleet for 15 years and move a significant portion of its international traffic onto the fleet for the next decade.

        See "Contracted Backlog," above, for backlog from News Corporation, The DIRECTV Group and other affiliated entities.

  Transactions with The DIRECTV Group and Its Affiliates

        Satellite Services.    We are a party to agreements with The DIRECTV Group and certain of its subsidiaries and affiliates (collectively, the "DIRECTV Group Entities") pursuant to which we provide satellite capacity, TT&C and other related services and facilities to The DIRECTV Group Entities, including HNS, Hughes Global Services, Inc. ("HGS") (prior to our acquisition of it in March 2003), DTVLA and DIRECTV, Inc. Revenues derived from The DIRECTV Group Entities were $128.9 million in 2003, or 16% of our revenues in 2003, $166.5 million in 2002, or 20% of our revenues in 2002, and $161.2 million in 2001, or 19% of our revenues in 2001, making The DIRECTV Group Entities collectively our largest customer in each of those periods.

        During the fourth quarter of 2003, we agreed to amend our transponder lease agreements with DTVLA. This amendment became effective in February 2004 upon DTVLA's emergence from the Chapter 11 bankruptcy process. In conjunction with these amendments we agreed to accept reduced cash payments in the early years, most of which we expect to recapture in later years, and The DIRECTV Group has agreed to guarantee all of the transponder lease agreements with DTVLA for a period of five years.

        Tax Sharing Agreements.    We currently operate under federal and state income tax sharing agreements with The DIRECTV Group, our parent corporation. Upon consummation of the Transactions, the tax separation agreement described under "PanAmSat Merger, Subsequent Sale and Related Transactions" will take effect and supersede the existing tax sharing agreements.(See "Critical Accounting Policies—Deferred Taxes" above).

        During 2002, the Internal Revenue Service commenced an examination of the General Motors, Inc. consolidated tax group for the years 1998-2000 of which we were a member. As a result, our federal income tax returns for those years are currently under examination. We believe that adequate provision has been made for any adjustment which might be assessed as a result of this examination.

        Satellite Procurement Agreements.    We are a party to agreements with The Boeing Company ("Boeing"), formerly Hughes Space and Communications Company ("HSC"), for the construction of satellites. Prior to the sale of HSC to Boeing on October 6, 2000, HSC was an affiliate of ours. We believe the agreements, which became obligations of Boeing following the consummation of the sale by The DIRECTV Group of HSC to Boeing, are on commercially reasonable terms, as each was procured through a competitive bidding process. We entered into an agreement in October 1998 for the construction of up to six satellites (Galaxy 10R, Galaxy 4R, PAS-9, PAS-10, Galaxy 8-iR and Galaxy 13/ Horizons 1), all of which were ordered. Galaxy 10R, Galaxy 4R, PAS-9 and PAS-10 were placed in service prior to 2002. During 2003, the construction contract for Galaxy 8-iR was mutually terminated by us and Boeing (See Note 4 to our Consolidated Financial Statements, "Satellites and Other Property and Equipment—Net"). Galaxy 13/Horizons 1 was launched on October 1, 2003 and was placed in service in January 2004. Pursuant to such agreements and prior agreements with HSC for the construction of PAS-2, PAS-3, PAS-4, PAS-5, PAS-6B, PAS-1R, Galaxy 11, Galaxy 3C, and Galaxy 13/Horizons 1 a portion of the contract price (between 15% and 20%) for each satellite is paid in the form of incentive payments to be paid to HSC over a 12 to 15 year period after the construction and launch of the applicable satellite. As HSC was sold to Boeing on October 6, 2000, we did not record any satellite purchases from HSC during 2003, 2002 or 2001.

        In April 2004, we executed a definitive agreement for the procurement of a new satellite from Space Systems/Loral. This satellite will be known as Galaxy 16 and will replace our Galaxy 4R satellite. In June 2004, we paid The DIRECTV Group $28.5 million to reimburse them in full for amounts they previously paid on our behalf to the manufacturer of this satellite (See "Satellite Deployment Plan" and "Capital Expenditures" above).

        Acquisition of Hughes Global Services.    On March 7, 2003, we acquired substantially all of the assets of HGS from our affiliate, The DIRECTV Group, for approximately $8.4 million in cash and the assumption of certain related liabilities. In connection with this transaction, the HGS-3, HGS-5 and Leasat satellites are now operated as part of our fleet. HGS provides end-to-end satellite communications services to government entities, both domestically and internationally, as well as to certain private sector customers and is also a value-added reseller of satellite bandwidth and related services and equipment. The acquisition supports our strategic initiative to expand government service offerings through our G2 segment.

        The DIRECTV Group Term Loan.    Prior to the refinancing of our indebtedness in February 2002, we owed The DIRECTV Group $1.725 billion. We repaid The DIRECTV Group with the proceeds of the refinancing on February 25, 2002. We did not make, and we were not required to make, any principal payments on the term loan prior to its repayment. During the years ended December 31, 2002 and 2001, we made approximately $7.7 million and $82.4 million, respectively, of interest payments to The DIRECTV Group. The interest rate on the loan was tied to the interest rate on our then existing revolving credit facility. The interest rate on the term loan as of the repayment date was 2.30%. As a result of certain arrangements between The DIRECTV Group and us, The DIRECTV Group reimbursed us for certain fees and expenses incurred in the Refinancing. Such reimbursement was approximately $2.6 million and was received in 2002.

        Other Transactions.    We transferred an authorization for a Ka-band orbital slot to HNS, an affiliate of ours, in exchange for a contingent payment of approximately $2.1 million. The payment is payable upon the launch of a satellite by HNS to such orbital slot. The Federal Communications Commission ("FCC") has approved the transfer of this authorization.

        In addition, The DIRECTV Group and other entities of The DIRECTV Group lease to us office space in Long Beach, California and land for our teleport in Castle Rock, Colorado, and provide general liability insurance and certain administrative services to us, including the provision of certain advisory and audit services, and permit the participation by us and our employees in certain discount programs. During the years ended December 31, 2003, 2002 and 2001, we incurred expenses related to such arrangements with The DIRECTV Group entities of approximately $1.9 million, $1.4 million and $1.9 million, respectively.

        In addition, we purchase certain services and equipment from a subsidiary of The DIRECTV Group. For the year need December 31, 2003, the cost of these services was $4.2 million. There were no such purchases during 2002 or 2001.

Recent Accounting Pronouncements

        In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). Among other things, SFAS 145 requires that a loss on extinguishment of debt meet the requirements of APB 30 to be treated as an extraordinary item in the statement of operations.

        In connection with our Refinancing in the first quarter of 2002, we recorded an extraordinary loss on early extinguishment of debt as a result of the write-off of the remaining unamortized debt issuance costs related to The DIRECTV Group term loan. Upon adoption of the provisions of SFAS 145 related to the rescission of FASB Statement No. 4, on January 1, 2003, we reclassified this loss on extinguishment of debt to other expense, as it does not meet the new requirements for classification as an extraordinary item in accordance with SFAS 145. This reclassification had no effect on net income but resulted in lower income before income taxes of $3.3 million for the quarter ended March 31, 2002 and year ended December 31, 2002. The other provisions of SFAS 145 were effective in the second quarter of 2002 and did not have a significant impact on our financial statements.

        Effective January 1, 2003, we adopted the fair value recognition provision of FASB Statement No. 123, "Accounting for Stock Based Compensation," prospectively, to all employee awards granted on or after January 1, 2003, pursuant to FASB Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." The following table illustrates the effect on net income and earnings per share as if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands except per share amounts).

	Year Ending
	2003	2002	2001
Net income, as reported	$99,532	$85,048	$30,604
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,157	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(8,875)	(9,151)	(16,990)

Pro forma net income	$91,814	$75,897	$13,614

Earnings per share: Basic and Diluted—as reported	$0.66	$0.57	$0.20

Basic and Diluted—pro forma	$0.61	$0.51	$0.09

        The pro forma amounts for compensation cost may not necessarily be indicative of the effects on operating results for future periods.

        The adoption of the following accounting pronouncements, or portions of the following accounting pronouncements, did not have a significant impact on our financial statements:

  •
  FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." We adopted the disclosure requirements of FIN 45 during 2002 and adopted the initial recognition and initial measurement provisions of FIN 45 in January 2003.

  •
  In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities". In December 2003, the FASB issued FIN 46 (Revised), or FIN 46-R to address certain FIN 46 implementation issues. This interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, for companies that have interests in entities that are Variable Interest Entities (VIE) as defined under FIN 46. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the VIE's expected losses or receives a majority of the VIE's expected gains it shall consolidate the VIE. FIN 46-R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The adoption of the provisions of this interpretation had no effect on our consolidated financial statements.

  •
  Emerging Issues Task Force ("EITF") Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables" was adopted by us on June 30, 2003, as required.

  •
  Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). We adopted the provisions of SFAS 146 effective January 1, 2003.

  •
  Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. We adopted the provisions of SFAS 149 on July 1, 2003.

  •
  Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150") We adopted this standard on July 1, 2003, as required.

        For additional information regarding these pronouncements see Note 2, "Significant Accounting Policies," to our Consolidated Financial Statements.

Item 8.    Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of PanAmSat Corporation

        We have audited the accompanying consolidated balance sheets of PanAmSat Corporation and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income (loss), and of cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with The Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PanAmSat Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 142.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
March 5, 2004 (July 16, 2004 as to Notes 13 and 14)

PANAMSAT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2003, 2002 and 2001
(Dollars In Thousands, Except per Share Data)

	2003	2002	2001
REVENUES:
Operating leases, satellite services and other	$814,006	$792,691	$802,194
Outright sales and sales-type leases	17,005	19,599	67,881

Total revenues	831,011	812,290	870,075

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	—	—	12,766
Depreciation and amortization	312,833	335,717	414,744
Direct operating costs (exclusive of depreciation and amortization)	149,696	126,387	147,401
Selling, general and administrative expenses	86,081	101,983	121,622
Facilities restructuring and severance costs	4,227	13,708	8,223
Gain on insurance claims	—	(40,063)	—
Loss on termination of sales-type leases	—	18,690	—

Total operating costs and expenses	552,837	556,422	704,756

INCOME FROM OPERATIONS	278,174	255,868	165,319
INTEREST EXPENSE—Net	143,632	142,470	111,153

INCOME BEFORE INCOME TAXES	134,542	113,398	54,166
INCOME TAX EXPENSE	35,010	28,350	23,562

NET INCOME	$99,532	$85,048	$30,604

NET INCOME PER SHARE—basic and diluted	$0.66	$0.57	$0.20

Weighted average shares outstanding	150,059,200	149,926,400	149,784,400

See notes to consolidated financial statements.

PANAMSAT CORPORATION

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002
(In thousands)

	2003	2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$511,248	$783,998
Short-term investments	38,936	99,785
Accounts receivable—net	77,006	34,276
Net investment in sales-type leases	23,068	22,858
Prepaid expenses and other (principally prepaid insurance)	20,428	43,170
Deferred income taxes	7,688	7,889
Insurance claim receivable	260,000	—
Receivable—satellite manufacturer	—	72,007

Total current assets	938,374	1,063,983

SATELLITES AND OTHER PROPERTY AND EQUIPMENT—Net	2,306,705	2,865,279
NET INVESTMENT IN SALES-TYPE LEASES	116,653	161,869
GOODWILL	2,243,611	2,238,659
DEFERRED CHARGES AND OTHER ASSETS—Net	129,534	157,948

TOTAL ASSETS	$5,734,877	$6,487,738

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$71,794	$65,314
Current portion of long-term debt	3,500	200,000
Current portion of satellite incentive obligations	12,654	11,995
Accrued interest payable	45,462	50,961
Deferred gains and revenues	22,436	18,923
LONG-TERM DEBT	1,696,500	2,350,000
DEFERRED INCOME TAXES	430,512	417,843
DEFERRED CREDITS AND OTHER (principally customer deposits, deferred revenue and incentive payments)	273,261	295,160

TOTAL LIABILITIES	2,556,119	3,410,196

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value—400,000,000 shares authorized; 150,120,864 and 149,967,476 outstanding at December 31, 2003 and 2002, respectively	1,501	1,500
Additional paid-in-capital	2,541,333	2,532,384
Retained earnings	645,625	546,093
Accumulated other comprehensive loss	(1,567)	(2,385)
Other stockholders' equity	(8,134)	(50)

Total stockholders' equity	3,178,758	3,077,542

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,734,877	$6,487,738

See notes to consolidated financial statements.

PANAMSAT CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2001, 2002 and 2003
(In thousands, except share data)

	Common Stock
					Accumulated Other Comprehensive Loss
	Shares	Par Value Amount	Additional Paid-In Capital	Retained Earnings		Other Stockholders' Equity	Total	Comprehensive Income (Loss)
BALANCE, JANUARY 1, 2001	149,675,117	$1,497	$2,522,757	$430,441	$—	$—	$2,954,695
Additional issuance of common stock	196,143	2	7,259	—	—	—	7,261
Deferred compensation	—	—	41	—	—	(41)	—
Net income	—	—	—	30,604	—	—	30,604	$30,604

BALANCE, DECEMBER 31, 2001	149,871,260	1,499	2,530,057	461,045	—	(41)	2,992,560	30,604

Additional issuance of common stock	96,216	1	2,318	—	—	—	2,319
Unrealized loss on cash flow hedge	—	—	—	—	(1,546)	—	(1,546)	(1,546)
Unrealized gain on short-term investments	—	—	—	—	1	—	1	1
Foreign currency translation adjustment	—	—	—	—	(840)	—	(840)	(840)
Deferred compensation	—	—	9	—	—	(9)	—	—
Net income	—	—	—	85,048	—	—	85,048	85,048

BALANCE, DECEMBER 31, 2002	149,967,476	1,500	2,532,384	546,093	(2,385)	(50)	3,077,542	82,663

Additional issuance of common stock	153,388	1	2,293	—	—	—	2,294
Unrealized gain on cash flow hedge	—	—	—	—	204	—	204	204
Unrealized loss on short-term investments	—	—	—	—	(2)	—	(2)	(2)
Foreign currency translation adjustment	—	—	—	—	616	—	616	616
Acquisition of Hughes Global Services	—	—	—	—	—	(3,419)	(3,419)	—
Deferred compensation	—	—	6,622	—	—	(6,751)	(129)	—
Amortization of deferred compensation	—	—	34	—	—	2,086	2,120	—
Net income	—	—	—	99,532	—	—	99,532	99,532

BALANCE, DECEMBER 31, 2003	150,120,864	$1,501	$2,541,333	$645,625	$(1,567)	$(8,134)	$3,178,758	$100,350

OTHER STOCKHOLDERS' EQUITY:

	December 31, 2003	December 31, 2002
Excess of purchase price over historical cost basis of net assets acquired	$(3,419)	$—
Deferred compensation, net	(4,715)	(50)

TOTAL OTHER STOCKHOLDERS' EQUITY	$(8,134)	$(50)

See notes to consolidated financial statements

PANAMSAT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2003, 2002 and 2001
(In Thousands)

	2003	2002	2001
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income	$99,532	$85,048	$30,604
Adjustments to reconcile net income to net cash provided by operating activities:
Gross profit on sales-type leases	—	—	(32,715)
Depreciation and amortization	312,833	335,717	414,744
Deferred income taxes	14,722	38,107	10,811
Amortization of debt issuance costs and other deferred charges	9,731	12,474	9,107
Provision for uncollectible receivables	(1,632)	12,616	15,339
Other non-cash items	2,756	—	—
Gain on insurance claims	—	(40,063)	—
Loss on termination of sales-type leases	—	18,690	—
Facilities restructuring and severance costs	4,227	13,708	8,223
Loss on early extinguishment of debt	10,663	3,309	—
Changes in assets and liabilities, net of acquired assets and liabilities:
Collections on investments in sales-type leases	22,858	22,523	21,891
Operating lease and other receivables	(19,949)	(3,840)	3,105
Prepaid expenses and other assets	21,946	(10,888)	(23,484)
Accounts payable and accrued liabilities	(11,465)	27,123	54,449
Deferred gains and revenues	7,159	4,723	(4,170)

Net cash provided by operating activities	473,381	519,247	507,904

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(104,082)	(294,313)	(338,203)
Net sales (purchases) of short-term investments	60,846	(99,783)	—
Net proceeds from sale of property and equipment	—	—	1,932
Insurance proceeds from satellite recoveries	102,649	215,000	132,435
Proceeds from satellite manufacturer	69,500	—	—
Acquisitions, net of cash acquired	(20,151)	—	—

Net cash provided by (used in) investing activities	108,762	(179,096)	(203,836)

CASH FLOWS FROM FINANCING ACTIVITIES:
New borrowings	—	1,800,000	—
Repayments of long-term debt	(850,000)	(1,771,542)	(21,216)
Debt issuance costs	(1,456)	(41,355)	—
New incentive obligations	5,642	22,706	32,485
Repayments of incentive obligations	(11,781)	(10,717)	(8,718)
Stock issued in connection with employee benefit plans	2,328	2,328	7,302

Net cash (used in) provided by financing activities	(855,267)	1,420	9,853

EFFECT OF EXCHANGE RATE CHANGES ON CASH	374	(839)	—

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(272,750)	340,732	313,921
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	783,998	443,266	129,345

CASH AND CASH EQUIVALENTS, END OF YEAR	$511,248	$783,998	$443,266

See notes to consolidated financial statements

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Basis of Presentation and Description of Business

        Basis of Presentation—Effective May 16, 1997, PanAmSat International Systems, Inc. (then operating under its previous name, PanAmSat Corporation) and the Galaxy Satellite Services division of Hughes Communications, Inc. (a wholly-owned subsidiary of General Motors Corporation ("GM")) were merged (the "Merger"). The merged company was renamed PanAmSat Corporation. The DIRECTV Group, Inc. ("The DIRECTV Group") (formerly Hughes Electronics Corporation) indirectly owns approximately 80.4% of our outstanding common stock. Within these consolidated financial statements, in addition to the "company", the terms "we", "us" and "our" refer to PanAmSat Corporation and its subsidiaries.

        On April 9, 2003, GM, The DIRECTV Group and The News Corporation Limited ("News Corporation") announced the signing of definitive agreements that provided for, among other things, the split-off of The DIRECTV Group from GM and the indirect acquisition by News Corporation of approximately 34% of the outstanding capital stock of The DIRECTV Group (the "News Corporation Transactions"). These transactions were consummated on December 22, 2003. Upon completion of these transactions, News Corporation transferred its interest in The DIRECTV Group to its 82% owned subsidiary, Fox Entertainment Group, Inc ("Fox Entertainment"). In February 2004, The DIRECTV Group announced its intent to focus on the direct-to-home satellite businesses and that it has begun to evaluate how we fit into that strategic vision. The DIRECTV Group subsequently advised us that it is considering strategic initiatives with regard to its ownership interest in our company (See Note 14 "Subsequent Events").

        Description of the Business—We are a leading global facilities-based provider of video, broadcasting and network services through satellites. We lease transponder capacity on our satellites, which we own and operate, and deliver entertainment and information to cable television systems, television broadcast affiliates, direct-to-home ("DTH") television operators, Internet service providers, telecommunications companies and other corporations and governments. We also provide satellite services and related technical support for live transmissions for news and special events coverage. In addition, we provide satellite services to telecommunications carriers, corporations and Internet service providers ("ISPs") for the provision of satellite-based communications networks, including private corporate networks employing very small aperture antennas and international access to the U.S. Internet backbone.

        With 24 satellites in orbit we have one of the world's largest commercial geostationary earth orbit satellite networks, capable of reaching over 98% of the world's population. We are one of only a few companies worldwide capable of servicing a global footprint through an owned fleet of satellites. We have one of the most sophisticated ground infrastructure networks available to support the needs of our customers. We currently have seven technical facilities in the U.S., which provide transmission, monitoring and control services for operating our fleet and teleport and other services for our customers. We lease such services outside of the United States to support the remainder of our worldwide satellite fleet.

2.     Significant Accounting Policies

        Principles of Consolidation—The consolidated financial statements include our accounts and those of our domestic and foreign subsidiaries. All significant intercompany balances and transactions have been eliminated.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates.

        Revenue Recognition—We enter into contracts to provide satellite capacity and related services. Revenues are generated from outright sale, sales-type lease and operating lease contracts with customers to provide satellite transponders and transponder capacity and, in certain cases, earth station and teleport facilities, for periods typically ranging from one year to the life of the satellite. Almost all contracts stipulate payment terms in U.S. dollars.

        Pursuant to an outright sale contract, all rights and title to a transponder are purchased. In connection with an outright sale, we recognize the sale amount as revenue and the cost basis of the transponder is charged to cost of outright sales and sales-type leases.

        Lease contracts qualifying for capital lease treatment (typically based, among other factors, on the term of the lease) are accounted for as sales-type leases. For sales-type lease transactions, we recognize as revenue the net present value of the future minimum lease payments. The cost basis of the transponder is charged to cost of outright sales and sales-type leases. During the life of the lease, we recognize as revenue in each respective period, that portion of each periodic lease payment deemed to be attributable to interest income. The balance of each periodic lease payment, representing principal repayment, is recognized as a reduction of the net investment in sales-type leases. Interest income from sales-type leases of approximately $17 million, $20 million and $22 million is included in sales-type lease revenues for the years ended December 31, 2003, 2002 and 2001, respectively.

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Lease contracts that do not qualify as sales-type leases are accounted for as operating leases. Operating lease revenues are generally recognized on a straight-line basis over the lease term unless collectability is not reasonably assured (refer to "Accounts Receivable" below). Differences between operating lease payments received and revenues recognized are deferred as, or amortized from, operating lease receivables. Revenues for occasional services are recognized as services are performed and billed. We have certain obligations, including providing spare or substitute capacity if available, in the event of satellite service failure under certain long-term agreements. If no spare or substitute capacity is available, the agreements may be terminated. Except for certain deposits, we are not obligated to refund operating lease payments previously made.

        Sales-type lease agreements and contracts for the sale of transponders typically include a telemetry, tracking and control ("TT&C") service agreement with the customer, which require the customer to pay monthly service fees which are recognized and billable as the services are performed. We also earn revenues for TT&C services in relation to our operating lease agreements with customers. Fees for such services are either included in the customer's monthly lease payment or billed separately.

        We also record revenues related to equipment sales to customers. These equipment sales represent equipment purchased, constructed or developed on behalf of our customers. We recognize revenue related to these equipment sales upon the transfer to the customer of title to the equipment.

        During 2003, we entered into a long-term construction arrangement with a customer to construct an L-Band navigational payload on our Galaxy 1R replacement satellite (Galaxy 15). We recognize revenue utilizing the percentage-of-completion accounting method for such long-term construction contracts, which extend beyond one year. Revenue in relation to these contracts is recognized based upon the completion of pre-established milestones. The costs incurred to meet these milestones are recognized upon the completion of each milestone.

        Fair Value of Financial Instruments—The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values generally due to the short maturity of these items. The carrying amount of the net investment in sales-type leases approximates fair value based on the interest rates implicit in the leases.

        At December 31, 1997, in connection with our debt refinancing activities, we entered into certain U.S. Treasury rate lock contracts to reduce our exposure to fluctuations in interest rates. The aggregate nominal value of these contracts was $375 million and these contracts were accounted for as hedges because they were applied to a specific refinancing plan that was consummated shortly after December 31, 1997. The cost to unwind these instruments in 1998 was $9.1 million and this amount has been deferred and is being amortized to interest expense over the terms of the related debt securities.

        Derivative Instruments and Hedging Activities—We account for our derivative instrument and interest rate hedge under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 requires all derivatives to be recorded on the balance sheet at fair value. SFAS 133 also establishes rules for hedging instruments which, depending on the nature of the hedge, require that change in the fair value of the derivatives either be offset against the change in fair value of assets or liabilities through earnings, or be recognized in other comprehensive income until the hedged item is recognized in earnings. We use derivative financial instruments, including interest rate hedges to manage market risks. We entered into a three-year interest rate hedge agreement in relation to $100 million of the outstanding borrowings under the Senior Secured Credit Facility during the third quarter of 2002 (See Note 6, "Long-Term Debt").

        Concentration of Credit Risk—We provide satellite transponders and related services and extends credit to a large number of customers in the commercial satellite communications market. Management monitors the exposure to credit losses and maintains allowances for anticipated losses that are charged to selling, general and administrative expenses. Revenues derived from affiliates of The DIRECTV Group and News Corporation comprised approximately 16% and 11%, respectively, of total revenues in 2003. No other customers provide us with revenues in excess of 10% of total revenues.

        Cash and Cash Equivalents—Cash and cash equivalents consists of cash on hand and highly liquid investments with maturities at date of acquisition of three months or less.

        Supplemental cash flow information for 2003, 2002 and 2001 is as follows (in thousands):

	2003	2002	2001
Cash received from interest	$13,603	$17,999	$13,254
Cash paid for interest	$158,723	$142,723	$144,503
Cash paid for taxes	$4,846	$2,668	$2,734
Cash received from tax refunds	$13,042	$21,220	$8,046

        Short-Term Investments—At December 31, 2003, we had short-term investments of $38.9 million versus $99.8 million at December 31, 2002. The short-term investments primarily consist of commercial paper with original maturities of up to twelve months. All of the short-term investments held as of December 31, 2003 have remaining maturities of three months or less. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," we have classified these short-term investments as available-for-sale. These securities are carried at estimated fair market value. The aggregate unrealized gains and losses related to these

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

investments, net of taxes, are reflected as a part of other comprehensive income within stockholders' equity.

        Accounts Receivable—Accounts receivable include amounts earned under service agreements and occasional services which are billable as performed. An allowance for doubtful accounts is maintained in the amount of approximately $6.4 million and $8.7 million at December 31, 2003 and 2002, respectively. If collectability of the receivable is not reasonably assured at the time services are performed, we do not initially record the revenue, but rather record an allowance for customer credits to offset the receivable. If there is a change in the customer's financial status or the receivable is collected, revenue is recorded at that time. During the years ended December 31, 2003 and 2002, we recorded $5.1 million and $11.5 million, respectively, of net customer credits. The total allowance for customer credits was $18.1 million and $13.0 million as of December 31, 2003 and 2002, respectively.

        Satellites and Other Property and Equipment—Satellites and other property and equipment are stated at historical cost, or in the case of certain satellites acquired in connection with the Merger, the fair value at the date of acquisition. The capitalized cost of satellites includes all construction costs, incentive obligations, launch costs, launch insurance, and capitalized interest. Substantially all other property and equipment consists of our teleport facilities.

        Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets as follows:

Estimated Lives (Years)
Satellite systems under construction	—
Satellites in service	12–15
Communications equipment	3–7
General support equipment	5–10
Buildings	25
Leasehold improvements	3–18

        The estimated useful lives of our satellites are based upon the lower of the satellite's design life or the estimated life of the satellite as determined by an engineering analysis performed during initial in-orbit testing. As the telecommunications industry is subject to rapid technological change and our satellites have been subject to certain health related anomalies, we may be required to revise the estimated useful lives of our satellites and communications equipment or to adjust their carrying amounts. Accordingly, the estimated useful lives of our satellites are periodically reviewed using current engineering data. If a significant change in the estimated useful lives of our satellites is identified, we account for the effects of such changes on depreciation expense on a prospective basis. Reductions in the estimated useful lives of our satellites would result in additional depreciation expense in future periods. If the reduction in the estimated useful life of a satellite results in undiscounted future cash flows for the satellite, which are less than the carrying value of the satellite and other associated costs grouped together, an impairment charge would be recorded.

        Deferred Charges and Other Assets—Net—Our Deferred Charges and Other Assets are summarized as follows (in millions):

	December 31, 2003	December 31, 2002
Long-Term Receivables—net	$54.8	$48.6
Customer Incentive Programs—net	26.0	27.4
Debt Issuance Costs—net	25.3	40.2
Other Assets—net	15.0	15.1
Prepaid Insurance	4.7	21.1
Investments	3.7	5.5

Total Deferred Charges and Other Assets	$129.5	$157.9

        Long-Term Receivables—net—Our long-term receivables primarily represent receivables with payment terms extending beyond one year and receivables from operating leases with escalating payment terms that are recognized on a straight-line basis into revenue over the lease term. Differences between operating lease payments received and revenues recognized are deferred as, or amortized from, operating lease receivables. These long-term receivables are net of an allowance for doubtful accounts of approximately $4.9 million and $3.6 million as of December 31, 2003 and 2002, respectively.

        Customer Incentive Programs—net—Deferred charges related to customer incentive programs are amortized against revenue over the terms of the respective customer contracts. Deferred charges related to customer contracts were $33.0 million and $32.0 million at December 31, 2003 and 2002, respectively. These costs primarily represent the cost of antennas provided to cable operators without charge pursuant to certain customer contractual arrangements as well as certain other contractual costs incurred by us in order to secure customer leases. These costs are being amortized against the related revenue recorded pursuant to the terms of the contracts and the accumulated amortization at December 31, 2003 and 2002 amounted to $7.0 million and $4.6 million, respectively.

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Debt Issuance Costs—net—Debt issuance costs of $53.9 and $63.1 million as of December 31, 2003 and 2002, respectively, represent costs incurred by us to secure debt financing. These costs are being amortized to interest expense on a straight-line basis over the life of the related indebtedness and the accumulated amortization at December 31, 2003 and 2002 amounted to $28.6 million and $22.9 million, respectively. Debt issuance costs capitalized in 2003 and 2002 were $1.5 million and $41.4 million, respectively. Included in interest expense during 2003 and 2002 were approximately $10.7 million and $3.3 million, respectively, associated with the write-offs of unamortized debt issuance costs related to the prepayments of portions of the Senior Secured Credit Facility in 2003 and the 2002 Refinancing (See Note 6 "Long-term Debt" and Note 14 "Subsequent Events")

        Other Assets—net—Our Other Assets consists of prepayments of installation costs at the facilities of third parties that provide TT&C services to us under long-term service agreements, as well as other miscellaneous deferred charges and other assets. The prepaid installation costs are necessary for the third parties to provide services to us over the term of the related services agreement. These prepaid installation costs are amortized on a straight-line basis over the respective contract periods Included in other assets—net as of December 31, 2003 are $3.2 million of customer lists. As of December 31, 2003 and 2002 customer lists are net of accumulated amortization of $0.6 million and $0, respectively (See "Identifiable Intangible Assets" below).

        Prepaid Insurance—We amortize prepaid insurance costs to expense over the terms of the respective insurance policies.

        Investments—We have investments in certain equity securities, which represent less than a 10% ownership interest. These investments are accounted for by us under the cost method and are carried at the lower of cost or market. Our investments were $3.7 million and $5.5 million at December 31, 2003 and 2002, respectively.

        Goodwill—We adopted Statement of Financial Accounting Standards No. 142 ("SFAS 142") effective January 1, 2002. Pursuant to SFAS 142, we discontinued the amortization of goodwill beginning January 1, 2002. SFAS 142 also requires at least an annual assessment of recorded goodwill for impairment. The initial annual impairment test had to be completed by December 31, 2002. Any impairment charges resulting from an annual impairment test would be recorded in operating results. We have established the fourth quarter of each year as the timeframe for annual impairment assessment. No impairment charges were required to be recorded in 2003 or 2002 as a result of these assessments (See Note 5 "Goodwill").

        Identifiable Intangible Assets—We amortize identifiable intangible assets such as customer lists using the straight-line method over their estimated useful lives ranging from 6 to 36 months. Amortization expense for identifiable intangible assets was $0.6 million for 2003 and $0 for both 2002 and 2001 (See "Deferred Charges and Other Assets—Net," above). These customer lists were acquired in conjunction with our 2003 purchases of Esatel Communications, Inc., and Sonic Telecommunications International Ltd. (See Note 8 "Acquisitions").

        Evaluation of Long-Lived Assets—We periodically evaluate potential impairment loss relating to long-lived assets including satellites, when a change in circumstances occurs, by assessing whether the unamortized carrying amount can be recovered over the remaining life through undiscounted future expected cash flows generated by the underlying assets (excluding interest payments). If the undiscounted future cash flows were less than the carrying value of the asset or group of assets, an impairment charge would be recorded. We assess the recoverability of certain of our deferred charges and other assets by comparing the remaining net book value of the deferred charges and other assets at each period end with the expected future undiscounted cash flows to be generated pursuant to the customer contract that gave rise to the deferred charges. The recoverability analysis is performed for each individual deferred charge and the undiscounted cash flows are the cash flows associated with the specific customer contract that gave rise to the deferred charges. The undiscounted cash flows, as determined within the specific contractual arrangement with that customer, would be utilized to assess the recoverability of the deferred charge.

        We also assess the recoverability of our long-lived assets pursuant to paragraph 10 of Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets" ("SFAS 144"). The costs of specific satellites are grouped together with other associated assets when assessing recoverability. Periodically and when a change in circumstances occurs, this group of assets is compared with the expected future undiscounted cash flows to be generated from the related satellite. Any excess of the net book value for this group of assets over the expected future undiscounted cash flows of the related satellite would result in an impairment charge that would be recorded within our statement of income in the period the determination is made. The impairment charge would be measured as the excess of the carrying value of the asset or group of assets over the present value of estimated expected future cash flows related to the asset or asset group using a discount rate commensurate with the risks involved.

        In the event a portion of a satellite was rendered inoperative and/or incapable of performing its intended function, we would apply the concepts of SFAS 144, in the determination of whether an impairment loss had occurred. If an impairment loss was indicated, such amount would be recognized in the period of occurrence, net of any insurance proceeds to be received so long as such amounts are determinable and receipt is probable. If no impairment loss was indicated in accordance with Financial

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Accounting Standards Board ("FASB") Statement No. 144 and we received insurance proceeds, the proceeds would offset the carrying value of the satellite. In the event that the insurance proceeds received exceeded the carrying value of the satellite, the excess of the proceeds over the carrying value of the satellite would be recognized in the income statement.

        In the event a portion of a satellite was rendered inoperative and/or incapable of performing its intended function and the satellite was not insured, we would apply the concepts of SFAS 144 in the determination of whether an impairment loss had occurred. In the event an impairment loss had occurred, such amount would be recognized in the period of occurrence.

        Deferred Revenues—We enter into agreements with our customers under which they make prepayments for services to be rendered over a specific period. Payments received are deferred and amortized over the periods of performance.

        Transponder Insurance—We accrue an obligation for the present value of estimated in-orbit performance insurance costs on transponder sales, sales-type leases and other agreements with performance warranty provisions, concurrently with the recognition of the related revenue. We also purchase insurance for certain of our owned satellites for all or some portion of the satellite's book value (See Note 12 "Commitments and Contingencies"). Premiums paid relative to such insurance are amortized to expense over the insurance policy terms, which are typically one to five years.

        Other Comprehensive Income (Loss)—Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States of America are included in other comprehensive income (loss) but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders' equity, net of tax. Our other comprehensive income (loss) is composed of unrealized gains and losses on available-for-sale securities, unrealized losses on our cash flow hedge, and foreign currency translation adjustments.

        Foreign Currency Translation—Assets and liabilities of our foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using year-end exchange rates. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates in effect during the year. Adjustments resulting from financial statement translations are included as a component of stockholders' equity. Gains and losses resulting from foreign currency transactions are recorded within the income statement when recognized.

        Income Taxes—The provision for income taxes is based upon reported income before income taxes. Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax rates.

        Beginning in 1998 through December 22, 2003, we and our subsidiaries joined with The DIRECTV Group and GM in filing a consolidated U.S. Federal income tax return. On December 22, 2003, The DIRECTV Group split-off from GM and as a result The DIRECTV Group no longer files a U.S. federal income tax return with GM. We will continue to file a consolidated U.S. federal income tax return with The DIRECTV Group for the taxable periods ending on or before the closing date of the acquisitions which will file a U.S. federal income tax return as a separate consolidated group. Under the tax sharing agreements with The DIRECTV Group, the portion of The DIRECTV Group's consolidated tax amounts recorded by us is generally equivalent to the amounts we would have incurred on a separate return basis. In accordance with such agreements, we provide for current and deferred income taxes as if we were the common parent of an affiliated group that is not included in the consolidated federal income tax return that includes The DIRECTV Group. At December 31, 2003, our balance sheet reflected a deferred tax asset in the amount of $152.0 million, net of a valuation allowance, attributable to the future benefit from the utilization of certain net operating tax loss carryforwards, alternative minimum tax credits and foreign tax credits.

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Our tax sharing agreements with The DIRECTV Group do not provide for the payment by either The DIRECTV Group or us, upon our separation from The DIRECTV Groups' consolidated return group, for any benefit relating to any of our tax attributes at such time. Absent amending the existing agreements to the contrary, the parties' obligations under the tax sharing agreements through the date of separation will be based on the pro forma tax returns required by such agreements. Upon separation from The DIRECTV Group, our net operating loss carryforwards and other tax attributes will be those shown on the tax returns that were actually filed and our deferred tax assets will be recomputed to reflect those attributes. The existing tax sharing agreements do not address tax matters upon separation of the companies. Since we make separate elections to treat items differently under the tax sharing agreement than reported on the actual tax returns, the tax bases in our satellites may increase and our net operating losses and other tax attributes may decrease in the event of separation (See Note 14 "Subsequent Events").

        From the Merger date in 1997 and up to the date upon which The DIRECTV Group became our 80.4% shareholder, we and our domestic subsidiaries filed a separate consolidated U.S. Federal income tax return.

        Our income tax provision, prior to 2003, included estimates of potential tax expense for the possible reduction upon the Internal Revenue Service ("IRS") audit of the tax benefits we derived from a deduction for the Extraterritorial Income Exclusion ("ETI") and its predecessor regime (the Foreign Sales Corporation) as well as for the potential tax expense that may arise from an adverse outcome from our foreign tax withholding issues. For all years prior to 2003, we have assessed our minimum and maximum exposure for Federal tax issues, including Foreign Sales Corporation and ETI issues, as well as foreign tax withholding issues, and have provided taxes in the amount of our estimated exposure.

        Various foreign governments have asserted that we are subject to income withholding taxes on the revenue derived from broadcasters who are outside their territory, broadcast into their territory and remit payments directly to us in the United States. We have vigorously contested these assertions under all applicable U.S. and foreign tax laws. We provided additional taxes in 2003 that substantially affected our effective tax rate. We consider our reserves adequate for any exposure we may have for potential income withholding taxes on this broadcaster revenue. If we are unsuccessful in our defense of any such claims, we could be exposed to a substantial cash payment liability (See Note 14 "Subsequent Events")

        Business Segment and Geographic Information—We have organized our company into two operating segments based upon the types of customers served, services provided and economic characteristics of each segment. Our operating segments are our Fixed Satellite Services segment and our Government Services segment (G2 Satellite Solutions, "G2") (See Note 13 "Operating Segments"). Substantially all of our operating facilities are located in the United States. The geographic distribution of our revenues for 2003, 2002 and 2001 was as follows:

	2003	2002	2001
United States	44%	42%	40%
Latin America	19	23	22
Asia	15	16	17
Africa	9	8	12
Other	13	11	9

Total	100%	100%	100%

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Revenue By Service Type—For the years ended December 31, 2003, 2002 and 2001, our revenues were $831.0 million, $812.3 million and $870.0 million, respectively. These revenues were derived from the following service areas:

	2003	2002	2001
Video services	60%	66%	68%
Network services	25	24	24
Government services	9	3	2
Other services	6	7	6

Total	100%	100%	100%

        Earnings Per Share—We report our earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Our only dilutive securities are common stock options and these options have no dilutive effect on the earnings per share presented. The weighted average amount of outstanding antidilutive common stock options excluded from the computation of diluted earnings per share was 6,237,832, 6,588,333 and 3,658,407 for the years ended December 31, 2003, 2002 and 2001, respectively.

        Stock-Based Compensation—Effective January 1, 2003, we adopted the fair value recognition provision of FASB Statement No. 123, "Accounting for Stock Based Compensation," prospectively, to all employee awards granted on or after January 1, 2003, pursuant to FASB Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." Therefore, we recorded compensation expense for employee stock options granted after December 31, 2002, but not in relation to previous awards granted. Awards granted prior to January 1, 2003 were accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (See "Recent Accounting Pronouncements" below).

        Recent Accounting Pronouncements—In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 requires that a loss on extinguishment of debt meet the requirements of APB 30 to be treated as an extraordinary item in the statement of operations. SFAS 145 also amends FASB Statement No. 13 to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.

        In connection with the refinancing of The DIRECTV Group term loan in the first quarter of 2002, we recorded an extraordinary loss on the early extinguishment of debt as a result of the write-off of the remaining related unamortized debt issuance costs. Upon adoption of the provisions of SFAS 145 related to the rescission of FASB Statement No. 4 on January 1, 2003, we were required to reclassify this loss on extinguishment of debt, as it does not meet the new requirements for classification as an extraordinary item in accordance with SFAS 145. As such, we reclassified $3.3 million to interest expense and recorded the related income tax effect of $0.8 million within income tax expense for 2002. This reclassification had no effect on net income but resulted in lower income before income taxes for these periods.

        In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Whereas, under EITF 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. As such, we adopted the provisions of SFAS 146 effective January 1, 2003. These provisions did not have a significant impact on our financial statements upon adoption. However, the adoption of these provisions has affected the timing of expense recognition on a prospective basis as compared to when these expenses would have been recognized under EITF 94-3. Our restructuring reserves as of December 31, 2002 were all recorded pursuant to EITF 94-3 at the date of our commitment to the exit plans. Beginning in 2003, we accounted for restructuring costs in accordance with SFAS 146, which requires that these restructuring charges be recorded as the related liabilities are incurred (See Note 11 "Facilities Restructuring and Severance Costs").

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123," ("SFAS 148") which is effective for financial statements for fiscal years ending after December 15, 2002, with early adoption permitted. SFAS 148 was issued to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. We elected to adopt the expensing provisions of SFAS 123 utilizing the prospective method beginning on January 1, 2003. The following table illustrates the effect on net income and earnings per share as if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands except per share amounts).

	Year Ending
	2003	2001	2002
Net income, as reported	$99,532	$85,048	$30,604
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,157	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(8,875)	(9,151)	(16,990)

Pro forma net income	$91,814	$75,897	$13,614

Earnings per share: Basic and Diluted—as reported	$0.66	$0.57	$0.20

Basic and Diluted—pro forma	$0.61	$0.51	$0.09

        The pro forma amounts for compensation cost may not necessarily be indicative of the effects on operating results for future periods (See Note 10 "Retirement and Incentive Plans").

        In January 2003, the FASB issued FASB Interpretation No. 46 FIN 46, "Consolidation of Variable Interest Entities". In December 2003, the FASB issued FIN No. 46 (Revised), or FIN 46-R to address certain FIN 46 implementation issues. This interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, for companies that have interests in entities that are Variable Interest Entities (VIE) as defined under FIN 46. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the VIE's expected losses or receives a majority of the VIE's expected gains it shall consolidate the VIE. FIN 46-R also

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

requires additional disclosures by primary beneficiaries and other significant variable interest holders. The adoption of the provisions of this interpretation had no effect on our consolidated financial statements.

        In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 applies to revenue arrangements entered into after June 30, 2003. The adoption of EITF Issue No. 00-21 on July 1, 2003 had no impact on our consolidated financial statements.

        In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. We have limited involvement with derivative financial instruments and does not use them for trading or speculative purposes. As of December 31, 2003, our only derivative financial instrument is an interest rate hedge that was entered into in accordance with the agreement governing the Senior Secured Credit Facility (See Note 6 "Long-Term Debt"). The adoption of Statement of Financial Accounting Standards No. 149 on July 1, 2003, as required, had no impact on our consolidated financial statements.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that certain financial instruments be classified as liabilities that were previously considered equity. The adoption of this standard on July 1, 2003, as required, had no impact on our consolidated financial statements.

        Reclassifications—Certain prior period amounts have been reclassified to conform with the current year's presentation.

3.     Operating Leases and Net Investment in Sales-type Leases

        Future minimum lease payments due from customers under long-term operating leases on satellites in service and to be launched are as follows (in thousands):

December 31, 2003 Minimum Lease Payments
2004	$696,319
2005	601,028
2006	562,638
2007	465,894
2008	387,390
2009 and thereafter	1,596,903

Total	$4,310,172

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The components of the net investment in sales-type leases are as follows (in thousands):

	December 31,
	2003	2002
Total minimum lease payments	$238,229	$277,560
Less: unearned interest income	(89,654)	(82,179)
Less: allowance for doubtful accounts	(8,854)	(10,654)

Total net investment in sales-type leases	139,721	184,727
Less current portion	(23,068)	(22,858)

	$116,653	$161,869

        Included in the unearned interest income balance as of December 31, 2003 is approximately $23.9 million of insurance proceeds related to the Galaxy 4R insurance claim settlement. We offset the proceeds from the Galaxy 4R insurance settlement against the carrying value of the satellite and the net investment in sales-type lease, which were insured. The reduction to the net investment in sales-type lease results in additional unearned interest income which will be recognized over the term of the lease agreement (See Note 12 "Commitments and Contingencies—Satellite Insurance").

        Future minimum payments due from customers under sales-type leases and related service agreements (primarily TT&C and in-orbit performance protection) as of December 31, 2003 are as follows (in thousands):

	Minimum Lease Payments	Service Agreement Payments
2004	$39,203	$3,060
2005	39,174	3,060
2006	24,504	810
2007	21,211	360
2008	21,211	360
2009 and thereafter	92,926	1,514

	$238,229	$9,164

        On March 29, 2002, we entered into an agreement with one of our customers regarding the revision of the customer's sales-type lease agreements as well as certain other trade receivables. This agreement resulted in the termination of the customer's sales-type leases and the establishment of new operating leases in their place. As a result, we recorded a non-cash charge in our consolidated income statement during 2002 of $18.7 million.

        Future cash payments expected from customers under all long-term contractual agreements (backlog) described above, including operating leases, sales-type leases and related service agreements, aggregated approximately $4.56 billion as of December 31, 2003 (See Note 14 "Subsequent Events").Future minimum lease payments due from customers related to satellites in service and satellites to be launched totaled approximately $3.46 billion and $1.10 billion, respectively. Included in the amounts above are 67 contracts representing total backlog of $525.1 million, of which $250.6 million of backlog may be terminated by the customers pursuant to certain contractual termination rights.

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.     Satellites and Other Property and Equipment—Net

        Our satellites and other property and equipment are summarized as follows (in thousands):

	December 31,
	2003	2002
Satellites in service	$3,117,241	$3,444,248
Satellite systems under development	314,951	355,524
Buildings and leasehold improvements	104,035	104,333
Machinery and equipment	301,460	319,285
Other	19,008	18,974

	3,856,695	4,242,364
Less accumulated depreciation	(1,549,990)	(1,377,085)

	$2,306,705	$2,865,279

        Satellite contracts typically require that we make progress payments during the period of the satellite's construction and orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations may be subject to reduction or refund if the satellite fails to meet specific technical operating standards. As of December 31, 2003 and 2002, we had $125.4 million and $152.1 million recorded in relation to satellite incentive obligations. Annual maturities of these incentives as of December 31, 2003 are as follows (in thousands):

2004	$12,654
2005	12,534
2006	12,153
2007	12,214
2008	12,529
2009 and thereafter	63,321

$125,405

        During 2003, we launched our Galaxy 12 and Galaxy 13/ Horizons 1 satellites. We expect to launch up to three more satellites by the end of 2006. We are currently scheduled to launch Galaxy 14 in the fourth quarter of 2004 to replace Galaxy 5 at 125 degrees west longitude. We currently plan to launch Galaxy 15 in the first quarter of 2005 to replace Galaxy 1R at 133 degrees west longitude. This satellite will include an additional L-band payload. Additionally, we currently plan to launch Galaxy 16 in 2006 to replace Galaxy 4R at 99 degrees west longitude (See Note 12 "Commitments and Contingencies" below and See Note 14 "Subsequent Events").

        In addition, in June of 2004, we commenced construction of Galaxy 17, an on-ground spare for Galaxy 11, which will also serve as a spare to protect against launch failure of Galaxy 16. Finally, we are working with the customers on PAS-6B to address their future needs. To address those needs we may construct and launch a new satellite prior to the end of the life of PAS-6B. No commitments have been made for the procurement of these satellites at this time (See Note 14 "Subsequent Events").

        The satellite construction contracts contain provisions that allow us to terminate the contracts with or without cause. If terminated without cause, we would forfeit our progress payments and be subject to termination payments that escalate with the passage of time. If terminated for cause, we would be

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

entitled to recover any payments it made under the contracts and certain liquidated damages as specified in the contracts.

        We have entered into launch contracts for the launch of both specified and unspecified future satellites. Each of our launch contracts provides that we may terminate such contract at our option, subject to payment of a termination fee that increases in magnitude as the applicable launch date approaches. In addition, in the event of a failure of any launch, we may exercise the right to obtain a replacement launch within a specified period following our request for re-launch.

        We have experienced various technical incidents on a number of our in-orbit satellites. These incidents generally have resulted in one or more of the following: (i) a limitation or total loss of the satellite's ability to provide the full complement of services that it was designed to provide, (ii) a material reduction to the satellite's expected orbital life, or (iii) a reduction in certain of the satellite's on-board redundant systems exposing it to potential damage in the event of an additional incident. Whenever we experience a satellite anomaly or failure, we conduct an investigation of the cause of the event and determine the effects, if any, that the anomaly may have on the carrying value of our satellites and other assets and liabilities.

  BSS 601 HP XIPS

        The Boeing model 601 HP spacecraft ("BSS 601 HP") uses a Xenon-Ion Propulsion System ("XIPS") as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The spacecraft also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, a single failure of a XIPS on a BSS 601 HP typically would have no effect on the satellite's performance or its operating life. A failure of a second XIPS on a satellite would also have no impact on the performance of that satellite. However, such a failure would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

        Certain of our BSS 601 HP spacecraft have experienced various problems associated with XIPS. We currently operate seven BSS 601 HP spacecraft, excluding Galaxy 8-i. Galaxy 8-i experienced failures of both XIPS in 2000 and continued to operate using bi-propellant until deorbited in February 2004. Two of our currently operated BSS 601 HP satellites have experienced failures of both XIPS.

        The first of the currently operated satellites with failure of both primary and secondary XIPS is Galaxy 4R. This satellite is operating as designed on its backup bi-propellant propulsion system. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite's estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 3.5 years from June 28, 2003, the date of the secondary XIPS failure. The C-band capacity of this and other satellites is backed up by in-orbit satellites with immediately available capacity. We believe that this problem will not affect revenues from the customers on this satellite or our total backlog, as the satellite's backup bi-propellant propulsion system has sufficient fuel to provide ample time to seamlessly transition customers to a new or replacement satellite. We have determined that the satellite's net book value and our investments in sales-type leases on this satellite are fully recoverable.

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        We began accelerating depreciation on Galaxy 4R beginning in the third quarter of 2003 to coincide with the satellite's revised estimated useful life. As a result, we recorded additional depreciation expense of $7.7 million during 2003. Once a settlement is reached with the final insurance provider for this satellite, we anticipate that future depreciation on Galaxy 4R will be approximately equal to the monthly depreciation on this satellite before the anomaly occurred. We expect to begin building a replacement for this satellite in the first half of 2004 (See Note 12 "Commitments and Contingencies).

        The second satellite with failure of both primary and secondary XIPS is PAS-6B. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite's estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 4.9 years from July 9, 2003, the date of the secondary XIPS failure. Our PAS-6 satellite serves as a partial backup for certain capacity on PAS-6B. We do not expect this problem to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite. We are working with the customers on this satellite to provide a long-term solution for their needs (See Note 14 "Subsequent Events"). As a result of this XIPS failure, we reduced our total backlog by approximately $360 million. The insurance policy on this satellite has an exclusion for XIPS-related anomalies and, accordingly, this was not an insured loss.

        We began accelerating depreciation on PAS-6B beginning in the third quarter of 2003 to coincide with the satellite's revised estimated useful life. As a result, we recorded additional depreciation expense of $6.6 million during 2003. We have determined that PAS-6B's net book value is fully recoverable.

        Of our five remaining BSS 601 HP satellites, PAS-5 has no book value and is no longer in primary customer service. The other four continue to have XIPS as their primary propulsion system. However, no assurance can be given that we will not have further XIPS failures that result in shortened satellite lives or that such failures will be insured if they occur. For three of these four satellites, as of December 31, 2003 the available bi-propellant life ranges from at least 3.4 years to as much as 7.0 years, while the fourth satellite, Galaxy 13/ Horizons 1, which was placed into service in January 2004, has available bi-propellant of approximately 11.9 years.

BSS 702 Solar Arrays

        All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility is designed into satellites to allow for such degradation without loss of performance or operating life. Certain Boeing model 702 spacecraft ("BSS 702") have experienced greater than anticipated degradation of their solar arrays resulting from the design of the solar arrays. Such degradation could, if continued, result in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

        We currently operate three BSS 702 spacecraft, two of which are affected by accelerated solar array degradation. On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 spacecraft, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels (See Note 14 "Subsequent Events"). Service to existing customers has not been affected, and we expect that both of these satellites will continue to serve these existing customers until we replace or supplement them with new satellites. We are working with the satellite manufacturer to determine the long-term implications of this degradation to the satellites and will continue to assess the

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

operational impact. At this time, based upon all information currently available, as well as planned modifications to the operation of the satellites in order to maximize revenue generation, we expect to operate these satellites for the duration of their estimated useful lives, although a portion of the transponder capacity on these satellites will not be useable during such time and there may be a need to provide supplemental capacity in later years. We also believe that the net book values of these satellites are fully recoverable and we do not expect a material impact on 2004 revenues as a result of the difficulties with these two satellites (See Note 12 "Commitments and Contingencies").

        The third BSS 702 satellite we operate, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

        To reduce the effect of anomalies, our satellites and our network are designed with operational redundancies to minimize or eliminate service disruptions in the event of failure of a critical system. These redundancies may include backup and separate on-board propulsion systems, backup transponders and conservative system margins (for example, fuel and power).

        In October 2001, we filed a proof of loss under the insurance policy on PAS-7 related to circuit failures, which occurred in September 2001 and resulted in a reduction of 28.9% of the satellite's total power available for communications. Service to existing customers was not affected, and we expect that PAS-7 will continue to serve these customers. The insurance policy was in the amount of $253.4 million and included a provision for us to share 25% of future revenues on PAS-7 with the insurers. In the first quarter of 2002, our insurers confirmed to us their agreement to settle the PAS-7 insurance claim by payment to us of $215 million. Pursuant to this agreement, no future revenue share payments will be required to be made in relation to PAS-7. During the first quarter of 2002, we recorded a gain of approximately $40.1 million related to the PAS-7 insurance claim, which reflected the net proceeds agreed to by the insurers less the net book value of the PAS-7 satellite, including incentive obligations. We received the $215 million of insurance proceeds in 2002.

        At the end of the third quarter of 2000, the Galaxy 8-i satellite experienced difficulties with its XIPS, an electronic propulsion system that is used to maintain the spacecraft's proper orbit and altitude. We began accelerating depreciation of the spacecraft in the fourth quarter of 2000 to reflect its revised operational life, resulting in an increase in depreciation expense of approximately $15.0 million per quarter. Galaxy 8-i was fully depreciated in July 2002 and was deorbited in February 2004.

        As a result of the termination of the Galaxy 8-iR satellite construction contract, we received $69.5 million from the satellite manufacturer in December 2003, which represents amounts previously paid to the manufacturer (of approximately $58.8 million), liquidated damages and interest owed to us under the construction agreement. In addition, we have agreed with the Galaxy 8-iR launch vehicle provider to defer our use of the launch to a future satellite. We expect to use this launch in early 2006 to replace the Galaxy 4R satellite.

5.     Goodwill

        On January 1, 2002, we adopted SFAS 142. Among other things, SFAS 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested for impairment annually or when a change in circumstances occurs. We have determined that, for such impairment testing, we have only one reporting unit, which is at the enterprise level.

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SFAS 142 requires the use of fair value in determining the amount of impairment, if any, for recorded goodwill. In conjunction with our annual goodwill impairment assessment in the fourth quarter of 2003, we utilized an independent valuation expert to assist us in our assessment of the fair value of our reporting unit using a combined discounted cash flow and market approach. Our valuation resulted in a fair value for the reporting unit which exceeded the carrying value of our goodwill and, as such, no impairment charge was required in 2002 or 2003. The amount of any loss resulting from future impairment tests could be material to our results of operations.

        The adoption of SFAS 142 resulted in the elimination of goodwill amortization beginning January 1, 2002. As of December 31, 2003 and 2002, we had goodwill of approximately $2.244 billion and $2.239, respectively. The increase in goodwill during 2003 of $5.0 million is attributable to certain acquisitions made during 2003 (See Note 8 "Acquisitions"). Prior to the adoption of SFAS 142, our annual goodwill amortization was approximately $65 million. Net income and earnings per share for the years ended December 31, 2003, 2002 and 2001 adjusted to exclude amortization expense related to goodwill which is no longer amortized, are as follows:

	Year Ending December 31,
	2003	2002	2001
Net income: Reported net income	$99,532	$85,048	$30,604
Goodwill amortization	—	—	64,960

Adjusted net income	$99,532	$85,048	$95,564

Net income per share—basic and diluted: Reported net income per share—basic and diluted	$0.66	$0.57	$0.20
Goodwill amortization per share	—	—	0.43

Adjusted net income per share—basic and diluted	$0.66	$0.57	$0.63

6.    Long-term Debt

        (See Note 14 "Subsequent Events")

        As of December 31, 2003 and 2002, long-term debt consisted of the following (in thousands):

	2003		2002
	Book Value	Fair Market Value	Book Value	Fair Market Value
6% Notes due 2003	$—	$—	$200,000	$200,000
6 1/8% Notes due 2005	275,000	279,125	275,000	266,750
Term Loan A due 2007	—	—	300,000	300,000
Term Loan B due 2008	—	—	700,000	700,000
6 3/8% Notes due 2008	150,000	153,000	150,000	144,000
Term Loan B-1 due 2010	350,000	350,000	—	—
8 1/2% Notes due 2012	800,000	880,000	800,000	768,000
6 7/8% Notes due 2028	125,000	125,625	125,000	112,500

	1,700,000	1,787,750	2,550,000	2,491,250
Less current maturities	3,500	3,500	200,000	200,000

Total Long-Term Debt	$1,696,500	$1,784,250	$2,350,000	$2,291,250

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.    Long-term Debt (Continued)

        Fair value amounts were determined based on quoted market prices for the Notes or on current rates available to us for debt with similar maturities and similar terms. Our $200 million 6.0% notes issued in 1998 matured on January 15, 2003 and were repaid in full from available cash. On July 14, 2003 and December 29, 2003, we made optional pre-payments of $350 million and $300 million, respectively, under our $1.25 billion Senior Secured Credit Facility from available cash on hand.

Refinancing

        In February 2002, we entered into our Senior Secured Credit Facility in an aggregate principal amount of up to $1.25 billion and completed an $800 million private placement debt offering of our Senior Notes pursuant to Rule 144A under the Securities Act of 1933, as amended. We refer to these transactions as the "Refinancing." We used $1.725 billion of the proceeds from the Refinancing to repay in full the indebtedness owed under the term loan to The DIRECTV Group. The Senior Notes were exchanged for registered notes with substantially identical terms in November 2002. Prior to the pre-payments noted above and the October 29, 2003 amendment described below, the Senior Secured Credit Facility was comprised of a $250.0 million revolving credit facility, which was undrawn and had an original termination date of December 31, 2007 (the "Revolving Facility"), a $300.0 million Term A Facility, which had an original maturity date of December 31, 2007, and a $700.0 million Term B Facility, which had an original maturity date of December 31, 2008. At October 28, 2003, the interest rates on the Term A Facility and Term B Facility were LIBOR plus 2.75% and LIBOR plus 3.5%, respectively.

        On June 18, 2003, we and the lenders under our Senior Secured Credit Facility amended the loan agreement to allow for the completion of the News Corporation Transactions without causing an event of default under such facility.

        On October 29, 2003, we amended our Senior Secured Credit Facility to provide for the refinancing of our Term A Facility and Term B Facility under a new Term Loan B-1 facility (the "Term B-1 Facility") (the "Term B-1 Facility Amendment") with an interest rate of LIBOR plus 2.5% and scheduled annual maturities of principal, after giving effect to the December 29, 2003 prepayment, as follows (in thousands):

Year Ending December 31,	Amount Due
2004	$3,500
2005	3,500
2006	3,500
2007	3,500
2008	3,500
2009	85,094
2010	247,406

Total	$350,000

        As a result of this amendment, the amount of the revolving credit facility, its termination date and the provisions relating to the commitment fee remain unchanged. The $250.0 million revolving credit facility, which is presently undrawn, will terminate on December 31, 2007 (the "Revolving Facility"). Currently, the Revolving Facility also bears interest at LIBOR plus 2.5%, although these interest rates

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.    Long-term Debt (Continued)

are subject to adjustment based on our total leverage ratio. In addition, we are required to pay to the lenders under the Revolving Facility a commitment fee in respect of the unused commitments at a rate that is subject to adjustment based on our total leverage ratio. As of December 31, 2003, this commitment fee rate was 0.375% per year and the applicable interest rate on the Term B-1 Facility was 3.64%. As of December 31, 2003, we had outstanding letters of credit totaling $1.1 million, which reduced our ability to borrow against the Revolving Facility by such amount. Fees charged by the lenders for this amendment will be capitalized as debt issuance costs and amortized over the revised term of the Term B-1 Facility, along with previously capitalized debt issuance costs related to the Term A Facility and the Term B Facility.

        The indenture governing the Senior Notes due in 2012 and the agreement governing the Senior Secured Credit Facility contain various covenants that impose significant restrictions on our business. These covenants limit our ability to, among other things: incur or guarantee additional indebtedness; make certain payments such as dividends; create or permit to exist certain liens; enter into business combinations; make investments; enter into transactions with affiliates and enter into new businesses. The Senior Secured Credit Facility also limits our ability to sell certain assets. The Term B-1 Facility Amendment adjusted certain operating covenants under the Senior Secured Credit Facility to provide greater operational flexibility to us. As of December 31, 2003, we were in compliance with all such covenants.

        In accordance with the agreement governing the Senior Secured Credit Facility, we entered into an interest rate hedge agreement for 10% of the outstanding borrowings under the Senior Secured Credit Facility during the third quarter of 2002. We exchanged our floating-rate obligation on $100.0 million of our Term B Facility for a fixed-rate payment obligation of 6.64% on $100.0 million through August 30, 2005. This interest rate hedge was designated as a cash flow hedge of our variable rate Term B Facility until the October 29, 2003 Term B-1 Facility Amendment, described above. In conjunction with this amendment, the terms of this interest rate hedge were unchanged and the hedge continued on the Term B-1 Facility at the rate of 5.64% based upon the interest rate applicable to the new Term B-1 Facility. The notional amount of the interest rate hedge agreement matches the repayment schedule of the Term B-1 Facility though the maturity date of the interest rate hedge. During the year ended December 31, 2003, no ineffectiveness was recognized in the statement of operations on this hedge. In the unlikely event that the counterparty fails to meet the terms of the interest rate hedge agreement, our exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. We do not anticipate nonperformance by the counterparty. The amount accumulated in other comprehensive income will fluctuate based on the change in the fair value of the derivative at each reporting period, net of applicable deferred income taxes. The fair value of the interest rate hedge agreement is the estimated amount that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and our current creditworthiness. The fair value of the outstanding interest rate hedge agreement as of December 31, 2003, based upon quoted market prices from the counterparty, reflected a liability of approximately $2.1 million which is included in deferred credits and other liabilities on our consolidated balance sheet. Pursuant to the Term B-1 Facility Amendment, we will no longer be required to enter into an interest rate hedge agreement under the Senior Secured Credit Facility upon expiration of the current agreement on August 30, 2005.

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.    Long-term Debt (Continued)

        Obligations under the Senior Notes are, or will be, as the case may be, unconditionally guaranteed by each of our existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result therefrom, foreign restricted subsidiaries. All subsidiary guarantors, individually and in the aggregate, represent less than 1% of our consolidated total assets, total liabilities, revenues, stockholders' equity, income from continuing operations before income taxes and cash flows from operating activities, and such subsidiaries have no independent assets or operations (determined in accordance with the criteria established for parent companies in the SEC's Regulation S-X, Rule 3-10(h)). All subsidiary guarantors and all of our subsidiaries, other than the subsidiary guarantors, are minor (as defined in the SEC's Regulation S-X, Rule 3-10(h)). Accordingly, condensed consolidating financial information for us and our subsidiaries, within the notes to our consolidating financial statements, is not presented.

        The Senior Notes bear interest at an annual rate of 8.5%, subject to increases pursuant to a registration rights agreement entered into in connection with the issuance of the Senior Notes. The Senior Notes require interest payments to be made semi-annually, mature in 2012, are unsecured, and are guaranteed, on a full and unconditional and joint and several basis, by all of our domestic 100% owned subsidiaries.

        In addition to the Senior Secured Credit Facility and the Senior Notes, we have outstanding seven, ten and thirty-year fixed rate notes totaling $550 million issued in January 1998. The outstanding principal balances, interest rates and maturity dates for these notes as of December 31, 2003 were $275 million at 6.125% due 2005, $150 million at 6.375% due 2008 and $125 million at 6.875% due 2028, respectively. Principal on these notes is payable at maturity, while interest is payable semi-annually. In connection with the Refinancing, these notes have been ratably secured by substantially all of our assets on a pari-passu basis with the security interests covering our obligations under the Senior Secured Credit Facility.

        We had $46.5 million principal amount outstanding under notes assumed in connection with our exercise in July 1999 of an early buy-out opportunity for certain transponders under a sale-leaseback transaction relating to our Galaxy 3R satellite. The Galaxy 3R Notes matured on January 2, 2002 and were repaid in full plus accrued interest on that date from available cash.

        Annual maturities of long-term debt as of December 31, 2003 are as follows (in thousands):

Year Ending December 31,	Amount Due
2004	$3,500
2005	278,500
2006	3,500
2007	3,500
2008	153,500
2009 and thereafter	1,257,500

$1,700,000

        Interest expense for 2003, 2002 and 2001 is presented net of interest income of $13.3 million, $15.2 million and $13.5 million, respectively and net of capitalized interest for 2003, 2002 and 2001 of $13.9 million, $27.3 million and $23.3 million, respectively. Included in interest expense during 2003

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.    Long-term Debt (Continued)

and 2002 were approximately $10.7 million and $3.3 million, respectively, associated with the write-offs of unamortized debt issuance costs related to the prepayments of portions of the Senior Secured Credit Facility in 2003 and the repayment of the loan to The DIRECTV Group.

7.    Income Taxes

        The income tax provision consisted of the following (in thousands):

	2003	2002	2001
Taxes currently (receivable) payable:
U.S. federal	$—	$(32,405)	$—
Foreign	1,560	1,618	2,778
State and local	1,421	1,000	1,000

Total	2,981	(29,787)	3,778

Deferred tax (benefits) liabilities:
U.S. federal	8,801	54,342	16,133
Foreign	16,387	2,164	1,806
State and local	(573)	1,631	1,845
Change in valuation allowance	7,414	—	—

Total	32,029	58,137	19,784

Total income tax provision	$35,010	$28,350	$23,562

        The income tax provision was different than the amount computed using the U.S. statutory income tax rate for the reasons set forth in the following table (in thousands):

	2003	2002	2001
Expected tax at U.S. statutory income tax rate	$47,090	$39,689	$18,958
U.S. state and local income tax rates—net of federal income tax effect	551	1,710	1,849
Extraterritorial income exclusion tax benefit	(36,620)	(17,885)	(24,094)
Non-deductible goodwill amortization	—	—	22,736
Foreign withholding taxes	16,387	2,164	1,806
Change in valuation allowance	7,414	—	—
Other	188	2,672	2,307

Total income tax provision	$35,010	$28,350	$23,562

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.    Income Taxes (Continued)

        Temporary differences that give rise to deferred tax assets and liabilities are as follows (in thousands):

	2003		2002
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Basis differences in satellites and other property, plant and equipment	$—	$662,201	$—	$683,171
Performance incentives	31,124	—	37,334	—
Customer deposits	28,070	—	26,914	—
Accruals and advances	10,195	—	11,192	—
Tax credit carryforwards	23,678	—	22,117	—
Net operating loss carryforwards	135,700	—	170,500	—
Other	20,496	2,472	8,707	3,547

Gross deferred taxes	249,263	664,673	276,764	686,718
Valuation Allowance	(7,414)	—	—	—

Net deferred taxes	$241,849	$664,673	$276,764	$686,718

        At December 31, 2003, we had non-current deferred tax liabilities of $664.7 million and deferred tax assets of $241.8 million, of which $7.7 million was classified as current. At December 31, 2002, we had non-current deferred tax liabilities of $686.7 million and deferred tax assets of $276.8 million, of which $7.9 million was classified as current. At December 31, 2003, we had $16.3 million of alternative minimum tax credits that can be carried forward indefinitely. We also had $135.7 million of deferred tax assets relating to federal and state net operating losses that expire in varying amounts over the period of 2004–2023 if not utilized and a $7.4 million deferred tax asset relating to foreign tax credit carryforwards that expire between the years 2004–2008 if not utilized. During 2003, we recorded a valuation allowance for foreign tax credits of $7.4 million that are likely to expire prior to being utilized.

        Issues regarding our taxability in foreign jurisdictions have been raised by various tax authorities. Such authorities have proposed tax adjustments and we have vigorously contested them. In 2003, we increased our income tax provision for these adjustments and, in management's opinion, adequate provision has been made for all open years (See Note 14 "Subsequent Events").

        During 2002, the Internal Revenue Service commenced an examination of the GM consolidated tax group for the years 1998–2000 of which we are a member. As a result, our federal income tax returns for those years are currently under examination. Management believes that adequate provision has been made for any adjustment which might be assessed as a result of these examinations.

8.    Acquisitions

        On March 7, 2003, we acquired substantially all of the assets of Hughes Global Services, Inc. ("HGS") from our affiliate, The DIRECTV Group, for approximately $8.4 million in cash and the assumption of certain related liabilities. In connection with this transaction, the HGS-3, HGS-5 and Leasat satellites are now operated as part of our fleet. HGS provides end-to-end satellite

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.    Acquisitions (Continued)

communications services to government entities, both domestically and internationally, as well as to certain private sector customers and is also a value-added reseller of satellite bandwidth and related services and equipment. The acquisition supports our strategic initiative to expand government service offerings through our wholly owned subsidiary, formerly a division of ours, G2 Satellite Solutions Corporation. The historical cost of the net assets acquired were as follows (in millions):

Total current assets	$17.6

Total assets	$18.4
Total liabilities	15.3

Net assets acquired	$3.1

        Since we and HGS are under the common control of The DIRECTV Group, the excess purchase price over the historical cost of the net assets acquired of approximately $5.3 million was recorded as a reduction to our stockholders' equity on the accompanying consolidated balance sheet as of December 31, 2003 net of deferred income taxes of approximately $1.9 million.

        On August 27, 2003, as part of our strategic initiative to expand our government service offerings, we acquired a telecommunications firm based outside of Washington, D.C. that specializes in providing end-to-end services and solutions to the U.S. Government, Esatel Communications, Inc. ("Esatel") and its related entity, Silver Springs Teleport, LC.

        To complement our ground infrastructure, in November 2003, we purchased Sonic Telecommunications International Ltd. ("Sonic"), a provider of international high-definition multimedia transmission services and business applications. Sonic's existing fiber optic network will allow us to extend the capabilities of our teleports to any location that is connectable to our teleports through that network and will provide customers with a seamless satellite/ fiber network that will deliver video content to multiple locations in a highly secure manner with robust redundancy.

        The aggregate purchase price for the Esatel and Sonic acquisitions was $11.8 million. The net assets acquired included receivables, property, plant and equipment, customer lists, and goodwill as well as certain assumed liabilities.

        The results of Esatel and HGS have been included in our Government Services segment from the date of acquisition. The results of Sonic have been included in our Fixed Satellite Services segment from the date of acquisition.

9.    Related Party Transactions and Borrowings

Transactions with News Corporation and Its Affiliates (other than The DIRECTV Group)

        On December 22, 2003, News Corporation, GM and The DIRECTV Group announced that they successfully completed the split-off of The DIRECTV Group from GM and the acquisition by News Corporation of 34 percent of the outstanding common stock of The DIRECTV Group. After completion of the transaction, News Corporation transferred its entire 34 percent interest in The DIRECTV Group to Fox Entertainment, in which News Corporation has an equity interest of approximately 82.0 percent and voting power of approximately 97 percent.

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.    Related Party Transactions and Borrowings (Continued)

        We are a party to agreements with News Corporation and certain of its subsidiaries and affiliates pursuant to which we provide satellite capacity, TT&C and other related services. Revenues derived from the News Corporation and its affiliates were $91.8 million in 2003, or 11% of our revenues in 2003. As of December 31, 2003, we had receivables due from News Corporation and its affiliates of approximately $32.4 million. This receivable balance is primarily comprised of a long-term receivable related to an operating lease with escalating payment terms that is being recognized on a straight-line basis into revenue over the lease term.

        In January 2004, we and Fox Entertainment signed a multi-year, multi-satellite agreement, the terms of which provide that Fox Entertainment will consolidate its entire suite of U.S. cable and broadcast programming onto our global fleet for 15 years and move a significant portion of its international traffic onto the fleet for the next decade. Fox Entertainment will now be one of our largest media customers and one of its top five global customers.

Transactions with The DIRECTV Group and Its Affiliates

        We provide satellite capacity, TT&C and other related services and facilities to several subsidiaries of The DIRECTV Group and purchases certain services and equipment from a subsidiary of The DIRECTV Group. Additionally, we reimburse The DIRECTV Group for the allocated costs of certain expense items it jointly incurs with The DIRECTV Group, principally relating to administrative and other expenses. The aggregate amounts of related party transactions with The DIRECTV Group and its affiliates are summarized below (in thousands):

	2003	2002	2001
Satellite Services Revenues:
Operating lease revenues	$114,292	$140,835	$135,943
Other satellite services	14,641	25,657	25,230

Total Satellite Services Revenues	$128,933	$166,492	$161,173

Purchased Services and Equipment	$4,150	$—	$—

Allocations of administrative and other expenses	$1,906	$1,445	$1,917

Interest expense	$—	$6,533	$82,397

        The following table provides summary information relative to our accounts receivable from and accounts payable to The DIRECTV Group and its affiliates (in thousands):

	December 31,
	2003	2002
Due from affiliates	$13,292	$15,062

Due to affiliates	$1,765	$—

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.    Related Party Transactions and Borrowings (Continued)

Tax Sharing Agreements

        We currently operate under federal and state income tax sharing agreements with The DIRECTV Group, our parent corporation (See Note 2 "Significant Accounting Policies—Income Taxes", Note 7 "Income Taxes" above and Note 14 "Subsequent Events").

Satellite Procurement Agreements

        We are a party to agreements with The Boeing Company ("Boeing"), formerly Hughes Space and Communications Company ("HSC"), for the construction of satellites. Prior to the sale of HSC to Boeing on October 6, 2000, HSC was an affiliate of ours. We believe the agreements, which became obligations of Boeing following the consummation of the sale by The DIRECTV Group of HSC to Boeing, are on commercially reasonable terms, as each was procured through a competitive bidding process. We entered into an agreement in October 1998 for the construction of up to six satellites (Galaxy 10R, Galaxy 4R, PAS-9, PAS-10, Galaxy 8-iR and Galaxy 13/Horizons 1), all of which were ordered. Galaxy 10R, Galaxy 4R, PAS-9 and PAS-10 were placed in service prior to 2002. During 2003, the construction contract for Galaxy 8-iR was mutually terminated by us and Boeing. Galaxy 13/Horizons 1 was launched on October 1, 2003 and was placed in service in January 2004. Pursuant to such agreements and prior agreements with HSC for the construction of PAS-2, PAS-3, PAS-4, PAS-5, PAS-6B, PAS-1R, Galaxy 11, Galaxy 3C, and Galaxy 13/Horizons 1 a portion of the contract price (between 15% and 20%) for each satellite is paid in the form of incentive payments to be paid to HSC over a 12 to 15 year period after the construction and launch of the applicable satellite. As HSC was sold to Boeing on October 6, 2000, we did not record any satellite purchases from HSC during 2003, 2002 or 2001.

        In October 2003, The DIRECTV Group committed to acquire a new satellite from Space Systems/Loral, which would replace our Galaxy 4R satellite and would be known as Galaxy 16. While we have made no commitment to any launch provider for the launch of this satellite, we do have launch services already under contract which could be used for this satellite (See Note 14 "Subsequent Events").

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Acquisition of Hughes Global Services

        On March 7, 2003, we acquired substantially all of the assets of HGS from The DIRECTV Group (See Note 8 "Acquisitions" above).

The DIRECTV Group Term Loan

        Prior to the refinancing of our indebtedness in February 2002, we owed The DIRECTV Group $1.725 billion. We repaid The DIRECTV Group with the proceeds of the refinancing on February 25, 2002. We did not make, and we were not required to make, any principal payments on the term loan prior to its repayment. During the years ended December 31, 2002 and 2001, we made approximately $7.7 million and $82.4 million, respectively, of interest payments to The DIRECTV Group. The interest rate on the loan was tied to the interest rate on our then existing revolving credit facility. The interest rate on the term loan as of the repayment date was 2.30%.

        As a result of certain arrangements between The DIRECTV Group and us, The DIRECTV Group reimbursed us for certain fees and expenses incurred in the Refinancing. Such reimbursement was approximately $2.6 million and was received in 2002 (See Note 6 "Long-Term Debt").

Other Transactions

        In addition, The DIRECTV Group and other entities of The DIRECTV Group lease office space in Long Beach, California and land for our teleport in Castle Rock, Colorado, to us and provide general liability insurance and certain administrative services to us, including the provision of certain advisory and audit services, and permit the participation by us and our employees in certain discount programs. During the years ended December 31, 2003, 2002 and 2001, we incurred expenses related to such arrangements with The DIRECTV Group entities of approximately $1.9 million, $1.4 million and $1.9 million, respectively.

        During 2003, we transferred an authorization for a Ka-band orbital slot to Hughes Network Systems, Inc. ("HNS"), an affiliate, in exchange for a contingent payment of approximately $2.1 million. The payment is payable upon the launch of a satellite by HNS to such orbital slot. The Federal Communications Commission has approved the transfer of this authorization.

        During the fourth quarter of 2003, we agreed to amend our transponder lease agreements with DIRECTV Latin America ("DTVLA"). This amendment became effective in February 2004 upon DTVLA's emergence from the Chapter 11 bankruptcy process. In conjunction with these amendments we agreed to accept reduced cash payments in the early years, most of which we expect to recapture in later years, and The DIRECTV Group has agreed to guarantee all of the transponder lease agreements with DTVLA for a period of five years (See Note 14 "Subsequent Events").

        Included in our total backlog of $4.56 billion as of December 31, 2003 is $1.30 billion of backlog from News Corporation, The DIRECTV Group and their affiliates, of which $76.7 million may be terminated pursuant to certain contractual termination rights. Backlog represents future cash payments expected from customers under all long-term contractual agreements.

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.   Retirement and Incentive Plans

  Employee Benefit Plans:

        Defined Contribution Plans 401(k) Plan—We have a 401(k) plan for qualifying employees. We match a portion of the employee contributions with shares of our common stock. The number of shares contributed to the plan and the respective market values were 135,561, 96,216, and 68,423 shares and $2.1 million, $1.8 million, and $2.2 million for 2003, 2002 and 2001, respectively.

        Deferred Compensation Plan—We have a Supplemental Savings Plan and a Deferred Compensation Plan for eligible employees. Under both plans, executives and other highly compensated employees are entitled to defer a portion of their compensation to future years. The annual amount that can be deferred is subject to certain limitations, and a portion of the employee's contribution may be matched if the employee elected to defer the maximum amount permissible under the 401(k) plan and the Internal Revenue Code of 1986, as amended. The maximum annual match under the 401(k) plan is limited to an aggregate level of 4% of annual compensation. The matched portion of the Supplemental Savings Plan consists of "credits" which vest when awarded. Contributions that receive employer matching are required to be deferred until termination of employment, and any non-matched contributions may be deferred over a period selected by the employee. In addition, we, at our discretion, may make contributions to the Deferred Compensation Plan and the Supplemental Savings Plan for the benefit of any participant as supplemental compensation. The Deferred Compensation Plan and the Supplemental Savings Plan are unfunded plans, and the deferrals and matching credits will receive earnings based upon rates set by the Compensation Committee of the Board of Directors (the "Compensation Committee"), but in no event will these amounts earn less than 100% of the Moody's Corporate Bond Index Rate.

        1997 Stock Incentive Plan—On May 5, 1997, our Board of Directors adopted the PanAmSat Corporation Long-Term Stock Incentive Plan (the "Stock Plan"), which provides for the granting of nonqualified stock options, incentive stock options, alternate appreciation rights, restricted stock, performance units and performance shares to executive officers, other employees, directors and our independent contractors. Restricted stock, performance units and performance shares may be granted at the discretion of the Compensation Committee on such terms as the committee may decide. Effective December 7, 2000, we amended the Stock Plan to provide that, upon a "Change in Control" (as defined) of us, all unvested stock options and other awards granted under the Stock Plan would immediately vest and become exercisable, and restrictions on any awards such as restricted stock would immediately lapse. The recently completed News Corporation Transactions did not meet the definition for a Change in Control as defined by the Stock Plan. We currently estimate that upon a change-in control, we will be required to record a charge of up to approximately $0.3 million within our consolidated statement of income as a result of this amendment. Also effective December 7, 2000, the Stock Plan was amended to eliminate the portability of unvested options for employees transferring to non-controlled affiliates, such as The DIRECTV Group.

        As approved by our Board of Directors in December 2000 and as subsequently ratified by our stockholders in June 2001, the maximum number of shares of common stock that may be issued under the Stock Plan was increased to 17,456,140. The maximum number of shares of common stock that may be issued to any grantee pursuant to the plan is 2,000,000. The Stock Plan is administered by the Compensation Committee. As of December 31, 2003, nonqualified options for 6,819,565 shares of common stock (net of options expired or terminated) have been granted under the Stock Plan. Such options are exercisable at a price equal to 100% of the fair market value at the date of grant and vest ratably over three to four years. In 2003, 2002 and 2001, we issued 0, 0 and 2,336,250 options,

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

respectively, under a two-year grant program with ratable vesting over a four-year period, and 49,200, 1,915,100 and 641,505 and options, respectively, under the existing annual grant program with ratable vesting over three years (See Note 14 "Subsequent Events"). Activity in our Stock Plan during the past three years is summarized below:

	Shares	Weighted Average Exercise Price	Range
Outstanding at January 1, 2001	4,123,070	$36.55	$29.00–$63.25
Options granted	2,977,755	36.71	21.88–39.19
Options exercised	(104,964)	30.72	29.00–31.13
Options expired or terminated	(1,276,367)	36.79	21.88–63.25

Outstanding at December 31, 2001	5,719,494	$36.66	$21.88–$63.25
Options granted	1,915,100	21.15	14.64–23.42
Options exercised	—	—	—
Options expired or terminated	(869,352)	36.41	17.35–63.25

Outstanding at December 31, 2002	6,765,242	$32.30	$14.64–$63.25
Options granted	49,200	15.95	14.12–21.56
Options exercised	(1,715)	19.62	17.35–21.25
Options expired or terminated	(514,904)	32.65	14.48–63.25

Outstanding at December 31, 2003	6,297,823	$32.15	$14.12–$63.25

Options exercisable at December 31, 2001	1,876,162	$36.37	$29.00–$63.25

Options exercisable at December 31, 2002	2,749,027	$36.37	$21.88–$63.25

Options exercisable at December 31, 2003	4,115,726	$34.23	$14.64–$63.25

Range of Exercise Prices	Options Outstanding at December 31, 2003	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable As of December 31, 2003	Weighted Average Exercise Price
$14.12–$18.42	110,985	9.1 Years	$16.14	22,070	$16.63
$21.25–$23.42	1,720,608	8.1 Years	$21.44	603,743	$21.50
$29.00–$32.53	1,888,287	5.8 Years	$31.30	1,644,037	$31.14
$34.688–$37.75	173,078	6.3 Years	$34.99	145,374	$35.05
$38.125–$40.375	1,893,415	6.5 Years	$38.49	1,238,573	$38.60
$43.688–$49.3125	209,775	6.4 Years	$46.33	176,848	$46.53
$50.625–$56.75	249,700	5.9 Years	$51.24	233,106	$51.25
$58.312–$63.25	51,975	5.7 Years	$62.43	51,975	$62.43

	6,297,823	6.7 Years	$32.15	4,115,726	$34.23

        Effective January 1, 2003, we adopted the fair value recognition provision of FASB Statement No. 123, "Accounting for Stock Based Compensation," prospectively, to all employee awards granted on or after January 1, 2003, pursuant to FASB Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." Therefore, we recorded compensation expense for employee stock options granted after December 31, 2002, but not in relation to previous awards granted.

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        During the year ended December 31, 2003, we issued 49,200 options to purchase shares under the Stock Plan. Compensation expense for these options is based on the fair value of the options at the respective grant dates utilizing the Black-Scholes model for estimating fair value. We recorded compensation expense related to these options of approximately $34 thousand during 2003. Under the intrinsic value method reported previously, no compensation expense had been recognized on options granted through December 31, 2002, as the exercise price of the options granted equaled the market price of our common stock on the date of grant for all prior grants.

        On April 30, 2003, the Compensation Committee approved the issuance of up to 500,000 restricted stock units under the Stock Plan. On April 30, 2003 and November 3, 2003 we issued 398,500 and 2,000, respectively, of these restricted stock units under the Stock Plan to certain employees. The restricted stock units vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary. Stock compensation expense is being recognized over the vesting period based on our stock price on the April and November grant dates of $17.30 and $21.45, respectively. We recorded compensation expense related to the restricted stock units of approximately $1.8 million during 2003 (See Note 2 "Significant Accounting Policies—Recent Accounting Pronouncements" and Note 14 "Subsequent Events").

        The weighted average fair value of options granted in 2003, 2002 and 2001 were $5.66 per share, $8.70 per share and $15.57 per share, respectively. These estimates were based on the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ending
	2003	2002	2001
Risk free rate	2.8%	4.3%	4.8%
Dividend yield	0%	0%	0%
Expected life	5 years	5 years	5 years
Stock volatility	35.0%	39.3%	40.0%

        From 1998 to 2001, directors who were not full-time employees received their annual retainers in shares of our restricted common stock. The shares were issued each year after our annual meeting, vested quarterly over the course of the year served, and could not be sold for a period of six months after vesting, subject to our trading policies. Directors also received meeting fees in shares of our restricted common stock. The shares were issued after each in-person or telephonic board or committee meeting attended, and could not be sold for a period of six months following the date of grant, subject to our trading policies. As a group, each member of the Board of Directors who is not our employee or our affiliates ("Non-Employee Director") received 4,335 shares with a weighted average fair value of $45.27 per share in 2000 and 7,468 shares with a weighted average fair value of $37.66 per share in 1999. Directors also were granted non-qualified stock options for 1,216 shares at an average price of $35.88 in 1999, and 4,284 shares at an average price of $53.09 in 1998 under the Stock Plan (as described above) upon their initial year of election to the Board of Directors. Director stock option grants vest over a six-month period from the date of grant and all 5,500 shares became exercisable in 1999.

        On December 7, 2000, our Board of Directors approved a compensation program for Non-Employee Directors, the PanAmSat Corporation Non-Employee Directors Fee Plan. Effective January 1, 2001, each Non-Employee Director was eligible to receive an annual fee of $50,000 for services rendered as a member of the Board of Directors and an additional annual $5,000 fee for each member who serves as a chairperson of a committee of the Board of Directors. Each Non-Employee

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Director may elect to receive up to 50% of the aggregate amount of the fee in cash. Any amount not paid to a Non-Employee Director in cash will be paid in restricted shares of our common stock. The number of shares to be issued in payment of the fees will be calculated based on the average daily closing price of our common stock on Nasdaq during the month prior to the date of grant. The shares vest 100% on the first anniversary of the date the shares are granted; prior to being fully vested, such shares will be subject to forfeiture upon the termination of a board member's services. Directors may also elect to defer the fees, payable in stock, in the form of units of our common stock, to the PanAmSat Corporation 1999 Non-Employee Directors Compensation Deferral Plan. During 2002, Non-Employee Directors were granted 3,585 restricted shares and 3,701 restricted units that were deferred at a price of $21.62 per share and cash of $57,500. In 2001, Non-Employee Directors were granted 2,093 restricted shares and 4,303 restricted units were deferred at a price of $38.34 per share and cash of $25,000.

        On February 28, 2003, our Board of Directors approved a revised compensation program for Non-Employee Directors under the PanAmSat Corporation Non-Employee Directors Fee Plan (the "Revised Compensation Program"). Pursuant to the Revised Compensation Program, effective January 1, 2003, each Non-Employee Director was eligible to receive an annual fee of $75,000 for services rendered as a member of the Board of Directors, which is payable at each director's election either (a) all in restricted stock granted under the Stock Plan or (b) up to 40% ($30,000) in cash and the balance in restricted stock. Additionally, under the Revised Compensation Program, the Non-Employee Director chairing the audit committee was eligible to receive an additional annual fee of $15,000 and each Non-Employee Director who serves as a chairperson of a committee of the Board of Directors other than the audit committee was eligible to receive an additional annual fee of $10,000. Each of these additional fees are payable at such director's election either (a) all in restricted stock granted under our Stock Plan or (b) up to 50% in cash. The number of shares to be issued in payment of the fees will be calculated based on the average daily closing price of our common stock on Nasdaq during the month prior to the date of grant. The shares vest 100% on the first anniversary of the date the shares are granted; prior to being fully vested, such shares will be subject to forfeiture upon the termination of a board member's services. Directors may also elect to defer the fees payable in stock, in the form of units of our common stock, to the PanAmSat Corporation 1999 Non-Employee Directors Compensation Deferral Plan. During 2003, Non-Employee Directors were granted 7,813 restricted shares and 6,406 restricted units were deferred at a price of $16.00 per share and cash of $107,500.

        In January 1999, we terminated the stock options previously granted to a senior executive of ours and issued new options to this individual whose status changed from employee to consultant. Under the terms of the new option agreement, the options have strike prices equal to the strike prices of the former options and vest over a six-month period. The new options have a term of five years and contain a twelve-month non-compete restriction with respect to options exercised on or before December 31, 2000. These nonqualified stock options were not issued from shares reserved for the Stock Plan and consist of options for 40,000 shares at a strike price of $39.00 per share, and 31,250 shares with a strike price of $29.00 per share. In 1999, compensation expense of $1.2 million was recognized relative to these options based on the Black-Scholes valuation of the options as they vested (See Note 14 "Subsequent Events").

        Compensation Plans—On May 16, 1997, we assumed the certain obligations of PanAmSat International with respect to its General Severance Policy, Employee Separation Plan and an Executive Severance Pay Program. These plans allow for benefits to be paid to the former employees of PanAmSat International who became our employees as a result of the Merger under certain

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

circumstances relating to a termination of employment. The benefits provided under these programs expired at various dates through May 1999. Agreements with two of our officers were replaced with new retention agreements that provide for cash payments and the issuance of restricted stock units that entitle the holder to receive shares of our common stock. These latter agreements contain a vesting term of three years, and the related compensation expense is being amortized over the vesting period. Two of our other officers exercised their severance agreements and were entitled to separation payments that are subject to a non-compete agreement. A portion of the separation compensation expense has been assigned to the non- compete agreement and is being amortized over its term. During 2003, 2002 and 2001 compensation expense of $0, $0.3 million and $1.1 million, respectively, has been recorded for these separation and retention agreements.

11.   Facilities Restructuring and Severance Costs

        Facilities restructuring and severance costs were $4.2 million and $13.7 million for the years ended December 31, 2003 and 2002, respectively.

        As part of our continuing effort to improve operational efficiencies, in October 2003 our management approved a plan to reduce our workforce by approximately 45 employees. As a result, we recorded a severance charge of approximately $1.4 million in the fourth quarter of 2003. These severance costs were primarily be related to employee compensation, benefits and outplacement services.

        In January 2003, our management approved a plan to consolidate certain of our teleports in order to improve customer service and reduce operating costs. Under this plan, our Homestead teleport was closed in 2003 and we expect to close our Spring Creek teleport during 2004. In addition, our Fillmore and Castle Rock teleports will provide reduced services. This teleport consolidation plan will include the disposal of land, buildings and equipment located at these teleports and severance related costs for approximately 40 employees which will be required to perform future services. During 2003, we recorded charges of $4.2 million related to this teleport consolidation plan, primarily representing severance costs.

        On March 29, 2002, our management approved a plan to restructure several of our United States locations and close certain facilities, some of which are currently being leased through 2011. We recorded a non-cash charge in our consolidated income statement of $13.9 million. This charge reflected future lease costs, net of estimated future sublease revenue, of $9.8 million related to approximately 113,000 square feet of unused facilities and the write-off of approximately $4.1 million of leasehold improvements related to these facilities. In 2003, we recorded restructuring credits of $1.4 million related to the signing of sub-lease agreements for amounts higher than originally estimated.

        We recorded severance costs of $8.2 million for the year ended December 31, 2001. An additional $1.3 million of severance costs was recorded during the first quarter of 2002. These costs were related to our expense reduction and NET-36 (now webcast services) restructuring plan that began in the third quarter of 2001 and were primarily comprised of employee compensation and benefits, outplacement services and legal and consulting expenses associated with the workforce reduction. During 2002, we recorded a restructuring credit of $1.5 million for the reversal of prior period severance charges due to actual legal costs being lower than originally estimated and a lower than anticipated use of certain outplacement service and other benefits.

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table summarizes the recorded accruals and activity related to these teleport consolidation, facilities restructuring and severance charges (in millions):

	Facilities Restructuring	2001 Severance Costs	Teleport Consolidation	2003 Severance Costs	Total
Balance as of December 31, 2001	$—	$2.9	$—	$—	$2.9
2002 restructuring charges (credits)	13.9	(0.2)	—	—	13.7
Less: net cash payments in 2002	(2.2)	(2.5)	—	—	(4.7)
Less: non-cash items in 2002	(4.1)	—	—	—	(4.1)

Balance as of December 31, 2002	7.6	0.2	—	—	7.8
2003 restructuring charges (credits)	(1.4)	—	4.2	1.4	4.2
Less: net cash payments in 2003	(1.6)	(0.1)	(2.4)	(0.7)	(4.8)

Balance as of December 31, 2003	$4.6	$0.1	$1.8	$0.7	$7.2

12.   Commitments and Contingencies

        We have commitments for operating leases primarily relating to equipment and our executive office facilities in Wilton, Connecticut and various other locations. These leases contain escalation provisions for increases as a result of increases in real estate taxes and operating expenses. Minimum annual rentals of all leases, exclusive of potential increases in real estate taxes, operating assessments and future sub-lease income, are as follows (in thousands):

2004	$5,448
2005	5,130
2006	4,845
2007	4,415
2008	4,163
2009 and thereafter	8,757

$32,758

        Rental expenses under the operating leases were $5.9 million in 2003, $6.4 million in 2002 and $7.7 million in 2001.

  Satellite Commitments

        We have invested approximately $4.2 billion in our existing satellite fleet and ground infrastructure through December 31, 2003, and had commitments for approximately $34.2 million of expenditures remaining under existing satellite construction contracts and $50.5 million remaining under existing satellite launch contracts as of December 31, 2003. These commitments related to satellite construction and launch contracts are net of approximately $6.1 million of costs to be paid by JSAT International Inc. in conjunction with our Horizons joint venture. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable, up to thirty days prior to the satellite's launch. As of December 31, 2003, we did not have any commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

        In October 2003, we amended our launch and construction contracts related to the Galaxy 1R replacement satellite to allow for the construction of a navigation payload on this satellite. This navigation payload will utilize L-band frequencies and will function independently from the C-band

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

payload. As of December 31, 2003, we had remaining commitments in relation to these contracts of approximately $12.8 million. We have entered into an agreement with a customer for the sale and use of this L-band payload.

        In October 2003, The DIRECTV Group committed to acquire a new satellite from Space Systems/ Loral, which would replace our Galaxy 4R satellite and would be known as Galaxy 16. While we have made no commitment to any launch provider for the launch of this satellite, we do have prepaid launch services already under contract, which could be used for this satellite (See Note 14 "Subsequent Events").

  Satellite Insurance

        On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 spacecraft, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. The insurance policies for Galaxy 11 and PAS-1R were in the amounts of approximately $289 million and $345 million, respectively, for total losses, and both included a salvage provision requiring that we share 10% of future revenues from these satellites with the insurers. On December 29, 2003 we reached a partial loss settlement of these insurance claims for payment of $260 million with no future revenue share. This negotiated resolution balances the expected loss of capacity and the remaining use expected to be achieved with respect to the satellites. The availability and use of any proceeds from the Galaxy 11 and PAS-1R insurance claims are restricted by the agreements governing our debt obligations. As of the date hereof, we have received substantially all of the settlement amount and plan on using these proceeds to replace existing satellites over the next several years.

        At the end of June 2003, the secondary XIPS on our Galaxy 4R satellite ceased working. On July 31, 2003, we filed a proof of loss under the insurance policy for our Galaxy 4R spacecraft, in the amount of $169 million, subject to salvage. During the third quarter of 2003, we reached an agreement with all but one of the insurers representing, in the aggregate, approximately 83 percent of the insurance coverage on the satellite. As a result, in the third quarter of 2003, we recorded an insurance claim receivable of $102.6 million reflecting the insurance policy amount for these insurers less a negotiated settlement for salvage. We received these proceeds during the fourth quarter of 2003. We proportionately offset the proceeds from this settlement against the insured carrying value of the satellite and the net investment in sales-type lease. In October 2003, we commenced arbitration proceedings against the last insurance provider over a disputed portion of the remaining claim. We are developing plans to replace this satellite prior to the end of its useful life using anticipated insurance proceeds and a spare launch service contract that we had purchased previously (See Note 14 "Subsequent Events").

        As of December 31, 2003 we had in effect launch and in-orbit insurance policies covering 11 satellites in the aggregate amount of approximately $1.1 billion. As of such date, these insured satellites had an aggregate net book value and other insurable costs of $1.4 billion. We have 15 uninsured satellites in orbit. The uninsured satellites are: PAS-4 and PAS-6, which are used as backup satellites; PAS-5 and PAS-7 for which we received insurance proceeds for constructive total losses; Galaxy 1R, Galaxy 3R, Galaxy 5 and SBS-6, which are approaching the ends of their useful lives; Galaxy 8-i, which is fully depreciated and was deorbited in February 2004; Galaxy 11 and PAS-1R which we recently reached a settlement of these insurance claims for payment to us of $260 million; Galaxy 9 for which we determined that insurance was not available on commercially reasonable terms; and HGS-3, HGS-5 and Leasat, which have an aggregate book value of less than $1 million. Our Galaxy 12 and Galaxy 9 satellites serve as an in-orbit backup for all or portions of Galaxy 1R, Galaxy 4R, Galaxy 5, Galaxy 10R, Galaxy 11 and Galaxy 13/ Horizons 1 (See Note 14 "Subsequent Events").

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Of the insured satellites, as of December 31, 2003, seven were covered by policies with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure ("Significant Exclusion Policies"). The exclusions reduce the probability of an insurance recovery in the event of a loss on these satellites. Four of these satellites, PAS-2, PAS-3R, PAS-8 and PAS-9 have operational redundancies available for the systems on which exclusions have been imposed. We believe that these redundancies allow for uninterrupted operation of the satellite in the event of a failure of the component subject to the insurance exclusion. The fifth such satellite, PAS-6B is currently operating on its backup bi-propellant propulsion system (See Note 4 "Satellite and Other Property and Equipment—Net"). The sixth such satellite, Galaxy 4R, for which a proof of loss has been filed (as described above), has a remaining policy covering $20.6 million of investments in sales-type leases that is subject to a component exclusion. Galaxy 4R is currently operating on its backup bi-propellant propulsion system. The seventh satellite, Galaxy 13/ Horizons 1, which was launched on October 1, 2003, continues to have a fully redundant XIPS as its primary propulsion system. Certain enhancements have been made to XIPS on this satellite to make the systems more robust. In addition, this satellite has available backup bi-propellant of approximately 11.9 years.

        At December 31, 2003, the uninsured satellites and the satellites insured by Significant Exclusion Policies had a total net book value and other insurable costs of approximately $1.3 billion. Of this amount, $584 million related to uninsured satellites and $752 million related to satellites insured by Significant Exclusion Policies.

        Upon the expiration of the insurance policies, there can be no assurance that we will be able to procure new policies on commercially reasonable terms. New policies may only be available with higher premiums or with substantial exclusions or exceptions to coverage for failures of specific components.

        An uninsured failure of one or more of our satellites could have a material adverse effect on our financial condition and results of operations. In addition, higher premiums on insurance policies will increase our costs, thereby reducing our operating income by the amount of such increased premiums.

  Customer and Vendor Obligations

        We have certain contracts with our customers which require that we provide equipment, services and other support to these customers during the course of the related contracts. As of December 31, 2003, we had commitments under these customer contracts which aggregated approximately $35.0 million related to the provision of equipment, services and other support.

        We have certain long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of December 31, 2003, we had commitments under these vendor contracts which aggregated approximately $87.2 million related to the provision of equipment, services and other support.

  Executive Agreements

        One of our executives is party to an employment agreement which provides for, among other things, the payment of severance and other benefits upon the termination of the executive without cause or for good reason (as defined in such agreement). Certain other executives are party to change-in-control severance agreements, which provide for payment of severance and other benefits in the event of an involuntary termination of the executive's employment (as defined in such agreements) within three years after a change in control of The DIRECTV Group. As a change in control of The DIRECTV Group occurred on December 22, 2003, these agreements will apply if an involuntary

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

termination of the executive occurs on or before December 22, 2006. If all of these executives receive the termination related benefits as specified by their respective agreements, the aggregate cost to us would be in the range of $9.0 million to $11.0 million.

        Certain of our other executives have change-in-control severance agreements, which provide for, among other things, the payment of severance and other benefits upon an involuntary termination of the executive's employment within three years after a change in control of PanAmSat, as defined in their respective agreements. These agreements expire if no change in control of PanAmSat has occurred on or before December 31, 2004 (See Note 14 "Subsequent Events").

  Other

        Boeing Satellite Systems, Inc., formerly Hughes Space and Communications Company, has security interests in certain transponders on our PAS-2, PAS-3, PAS-4 and PAS-5 satellites to secure incentive payments owed by us pursuant to satellite construction contracts.

        We are involved in litigation in the normal course of our operations. Management does not believe the outcome of such matters will have a material effect on the consolidated financial statements.

13.   Operating Segments

        Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131") establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. We have organized our company into two operating segments based upon the types of customers served, services provided and the economic characteristics of each segment. Our operating segments are:

        Fixed Satellite Services ("FSS"): Through FSS, we lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and direct-to-home television and provide telemetry, tracking and control services ("TT&C") and network services to customers. Our FSS segment also provides our G2 segment with certain of its satellite capacity requirements. Our FSS segment recorded revenues to G2 related to satellite capacity leased of $8.9 million, $18.1 million, and $18.5 million for 2001, 2002 and 2003, respectively, which is eliminated in consolidation.

        Government Services (G2 Satellite Solutions, "G2"): Through G2, we provide global satellite and related telecommunications services to the Federal government, international government entities and their contractors.

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Selected information for our operating segments is as follows (in thousands):

	Year Ended December 31,
	2003	2002	2001
Revenues:
FSS	$775,009	$806,272	$867,097
G2	74,550	24,074	11,912
Eliminations	(18,548)	(18,056)	(8,934)

Total Revenues	$831,011	$812,290	$870,075

Depreciation and Amortization Expense:
FSS	$312,105	$335,717	$414,744
G2	728	—	—
Eliminations	—	—	—

Total Depreciation and Amortization Expense	$312,833	$335,717	$414,744

Income from Operations:
FSS	$269,573	$249,850	$162,341
G2	8,601	6,018	2,978
Eliminations	—	—	—

Total Income from Operations	$278,174	$255,868	$165,319

Capital Expenditures:
FSS	$104,082	$294,313	$338,203
G2	—	—	—
Eliminations	—	—	—

Total Capital Expenditures	$104,082	$294,313	$338,203

	As of December 31,
	2003	2002
Assets:
FSS	$5,716,365	$6,484,748
G2	39,859	2,990
Eliminations	(21,347)	—

Total Assets	$5,734,877	$6,487,738

14.   Subsequent Events

  PanAmSat Merger, Subsequent Sale and Related Transactions

        On April 20, 2004, we entered into a definitive transaction agreement with The DIRECTV Group, PAS Merger Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of The DIRECTV Group, and Constellation, LLC ("Constellation"), an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR") for the merger of our company with PAS Merger Sub ("Merger") and subsequent sale to Constellation (the "PanAmSat Sale") (collectively the "Acquisition"). On May 17, 2004, Constellation assigned the right to purchase a portion of the shares of our common stock beneficially held by The DIRECTV

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Group to limited liability companies affiliated with The Carlyle Group ("Carlyle") and Providence Equity Partners, Inc. ("Providence") (collectively the "Sponsors").

        Pursuant to the terms of the transaction agreement, Merger Sub will merge with and into us, with us being the surviving entity in the Merger. As of the effective time of the Merger, holders of shares of our common stock (other than The DIRECTV Group, members of management who have agreed not to have certain of their equity interests cashed out in the Merger and holders who perfect their appraisal rights under Delaware law) will have no further ownership interest in us. Instead, each holder of our common stock outstanding immediately prior to the effective time of the Merger (other than The DIRECTV Group, members of management who have agreed not to have certain of their equity interests cashed out in the Merger and holders who perfect their appraisal rights under Delaware law) will be entitled to receive $23.50 in cash per share of our common stock.

        Subject to the satisfaction of certain closing conditions set forth in the transaction agreement, two business days after the effective time of the Merger, a portion of the shares of our common stock beneficially owned by The DIRECTV Group will be repurchased by us at a purchase price of $23.50 in cash per share. Following the repurchase, The DIRECTV Group will sell all of the remaining shares of our common stock that it owns to the Sponsors at a purchase price of $23.50 in cash per share, less any amounts withheld in accordance with the transaction agreement.

        Immediately following the PanAmSat Sale, each stock option issued and outstanding under our 1997 Long-Term Incentive Plan, whether or not then vested, will be canceled and converted into the right to receive a payment from us (subject to any applicable withholding taxes) equal to the product of (a) the total number of shares of our common stock subject to such stock option and (b) the excess of $23.50 over the option exercise price for such stock option, payable in cash. Immediately before the effective time of the Merger, all restrictions on restricted shares and restricted stock units granted under our 1997 Long-Term Incentive Plan will lapse, and the unvested restricted shares and restricted stock units will vest and will be canceled and the holders of those securities will be entitled to receive $23.50 per share, less applicable withholding taxes. Certain members of our management have agreed not to have certain of their equity interests cashed out in the Merger and PanAmSat Sale; existing options, restricted shares and restricted stock units granted to such individuals are expected to remain outstanding as options and shares of the surviving corporation.

        The PanAmSat merger, subsequent sale and related transactions are expected to be accounted for as a leveraged recapitalization, whereby the historical basis of the assets and liabilities of PanAmSat will be maintained.

        In connection with the PanAmSat Sale, we intend to enter into new senior secured credit facilities, consisting of a $800.0 million Term Loan A Facility, a $1,860.0 million Term Loan B Facility and a $250.0 million revolving credit facility, and issue $1,010.0 aggregate principal amount of unsecured notes.

        We have commenced tender offers to purchase any and all of the outstanding $800.0 million aggregate principal amount of our 8 1/2% Senior Notes due 2012 and any and all of the outstanding $275.0 million aggregate principal amount of our 6 1/8% Senior Notes due 2005 for cash. The tender offers are conditioned upon, among other things, the issuance of the $1,010.0 aggregate principal amount of unsecured notes.

        Concurrently with the execution of the transaction agreement, we entered into a tax separation agreement with The DIRECTV Group that will supersede four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates. We and The DIRECTV Group have

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

agreed to handle tax matters with respect to the tax periods covered by the tax separation agreement, including tax return preparation, audits, appeals and litigation, in a manner consistent with the past practice of The DIRECTV Group and ourselves before the acquisition. In addition, we and The DIRECTV Group have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods ending on or prior to the day of the closing of the PanAmSat Sale.

        Pursuant to the tax separation agreement, The DIRECTV Group has agreed to indemnify us for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from us regarding any liability for the federal or consolidated state or local income taxes of GM and The DIRECTV Group, except those income taxes we are required to pay under the tax separation agreement. In addition, The DIRECTV Group has agreed to indemnify us for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the PanAmSat Sale in amounts equal to 80% of the first $75 million of such other taxes and 100% of any other taxes in excess of the first $75 million. In addition, our tax liability related to these periods is capped at $15 million.

        The tax separation agreement will be effective from the day of the closing of the Transactions until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates.

        In connection with the transaction agreement, The DIRECTV Group has agreed to, or to cause its affiliates to, enter into, amend or in some cases extend certain commercial arrangements with us. These commercial arrangements include the extension of transponder lease agreements with HNS, the extension of The DIRECTV Group guarantees of our transponder lease agreements with DTVLA, entering into an agreement for additional transponder capacity for DTH services in Latin America, and the extension of TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the Transactions, we expect The DIRECTV Group or News Corporation to pay us for certain past due receivables from, and guarantee certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of News Corporation. Management believes that these anticipated guarantees and other contractual arrangements will, when executed, substantially reduce credit risks associated with the two Latin American DTH platforms in our contracted backlog and protect us against the possible impact of future consolidation of those platforms.

        Certain of the new contractual arrangements we expect to enter into in connection with the Transactions (as defined below) would have increased our contracted backlog by approximately $659 million. Of this incremental contracted backlog, approximately $450 million relates to a contractual arrangement that is not required to be in place at the time of the completion of the Transactions or at all. However, in the event this agreement is not entered into, the amount payable to The DIRECTV Group under the transaction agreement would be reduced by $250 million, we would not borrow an equal amount under our new Term Loan A Facility, we would not be required to make any of the related capital expenditures and the related backlog would not materialize. If this agreement is entered into by March 31, 2005, we would pay $250 million to The DIRECTV Group, funded by borrowings under our new Term Loan A Facility. If this agreement is not executed, in addition to reducing our indebtedness by $250 million, we would not be required to make any of the related capital expenditures.

        The Acquisition and related financing transactions, together with our new contractual arrangements, are referred to collectively as the "Transactions."

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The transaction agreement contains various covenants regarding the conduct of our business prior to the closing of the Transactions. In addition, the Transactions are subject to a number of conditions, including receipt of certain regulatory approvals and the consummation of the debt financings described in the following paragraphs, or other satisfactory financing.

        Certain of our executives have change-in-control severance agreements, which provide for, among other things, the payment of severance and other benefits upon the termination of the executive without cause or for good reason within three years after a change in control of PanAmSat, as defined in their respective agreements. The PanAmSat Sale would result in a change-in-control under these agreements. Based upon current compensation levels, if all of these executives receive the termination related benefits as specified by their respective agreements, the aggregate cost to us would be approximately $5 million in addition to the costs described above with respect to our senior executives. These agreements expire if no change in control of PanAmSat has occurred on or before December 31, 2004.

        In addition, our Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) as a result of, and within two years after, a change-in-control.

  Impairment—PAS 6

        On March 17, 2004, our PAS-6 satellite, an FS 1300 model satellite built by Space Systems/Loral, suffered an anomaly resulting in a loss of power. Following that event, we moved the satellite to a storage orbit while we evaluated the problem with the manufacturer. On April 1, 2004, this satellite experienced another anomaly and more significant loss of power. Neither of these losses was anticipated. We maintained communications with, and control of, this satellite and, as a result of the second anomaly, took the necessary steps to deorbit it.

        PAS-6 had previously been taken out of primary service and at the time of the anomaly was being used as a backup for another satellite, PAS-6B. Accordingly, these events have not affected service to any of our customers and we anticipate that they will not affect our revenues in 2004. We do not plan to replace this satellite. As a result of the March 17 event, we recorded a non-cash impairment charge within income from operations of approximately $99.9 million in the first quarter of 2004. This resulted in a non-cash charge to net income after taxes of approximately $63.3 million. PAS-6 was uninsured and we will not collect insurance proceeds as a result of these events. Further, as a result of this impairment, we will no longer depreciate this asset and will not record $9.3 million of depreciation expense during the remainder of 2004.

  Repayment of Term B-1 Facility

        In June 2004, we repaid the $349.1 million outstanding balance under our Term B-1 Facility from available cash on hand. In conjunction with this repayment, we recorded a charge of $5.5 million within interest expense as a result of the write-off of debt issuance costs related to the Term B-1 Facility and a charge of $0.5 million within interest expense representing the amount accumulated within other comprehensive income related to over $100.0 million interest rate hedge on our Term B-1 Facility. The hedge liability was not impacted by the repayment of the Term B-1 Facility.

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Elimination of Restrictions on Insurance Proceeds

        During the first quarter of 2004 we received $286.9 million of insurance proceeds under the insurance policies for our Galaxy 11, PAS-1R and Galaxy 4R satellites. These proceeds were held in a collateral account until the restrictions were lifted in June 2004.

  New Commitments—Galaxy 16 and Galaxy 17

        Through December 31, 2003, we had made approximately $126.6 million of capital expenditures in relation to Galaxy 14 and Galaxy 15. We also spent $65.8 million for launch costs originally intended for Galaxy 8-iR and $6.0 million for another future launch. As a result of the termination of the Galaxy 8-iR construction contract, we now expect to use this launch in early 2006 to replace our Galaxy 4R satellite.

        In April 2004, we committed to acquire a new satellite from Space Systems/Loral, which would replace our Galaxy 4R satellite and would be known as Galaxy 16. In June 2004, we paid The DIRECTV Group $28.5 million to reimburse them in full for amounts they previously paid on our behalf to the manufacturer of this satellite. Also in June 2004, we executed a definitive agreement for the procurement of Galaxy 17, which will serve as an on-ground spare for both Galaxy 11, and, in the event of launch failure, of Galaxy 16. The aggregate commitment related to these construction agreements is approximately $200 million. As of July 2004, we are currently negotiating agreements for launch services related to Galaxy 17 and therefore no current commitment exists.

  Foreign Withholding Taxes

        We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The Indian government has assessed approximately $8.9 million (reduced from an initial assessment of $15.2 million) against one of our subsidiaries for the Indian tax year ended March 31, 1997. This assessment is being appealed to the Income Tax Appeals Tribunal. For Indian tax years ended March 31, 1996, 1998, 1999, 2000 and 2001, the Indian government has assessed approximately $36.0 million in the aggregate against us. This assessment has been appealed to the Commissioner of Income Tax (Appeals). We are contesting the imposition of such taxes. While this contest proceeds, we may be required to advance cash or provide a bank guarantee for amounts up to the total assessment. To date, we have paid cash of approximately $1 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. See "PanAmSat Merger, Subsequent Sale and Related Transactions" for a description of tax indemnifications to be received from The DIRECTV Group. These tax indemnifications will cover a portion of these contingent obligations upon consummation of the sale of PanAmSat.

  Customer Termination

        In July of 2004, we terminated our lease agreements with one of our customers due to non-payment of the customer's obligations to us through June 30, 2004. As a result, in the second quarter of 2004 we recorded a pre-tax charge of approximately $29.6 million related to the write-off of current and long-term receivable balances due from this customer. Prior to the termination, contracted future backlog and remaining 2004 revenues related to this customer were $80.4 million and $5.0 million, respectively.

PANAMSAT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.   Quarterly Financial Information—Unaudited

        Summary financial information on a quarterly basis for us in 2003 and 2002 follows (in thousands, except per share data):

	Three Months Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Revenues	$199,756	$203,593	$210,080	$217,582
Operating income	76,275	74,451	66,449	60,999
Net income	30,858	30,298	20,996	17,380
Net income per share—basic and diluted	0.21	0.20	0.14	0.12
	Three Months Ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
Revenues	$207,139	$209,233	$199,124	$196,794
Operating income	57,066	61,017	66,457	71,328
Net income	21,021	19,766	20,700	23,561
Net income per share—basic and diluted	0.14	0.13	0.14	0.16

QuickLinks

  Exhibit 99.1
FSS Revenue by Service-Type
FSS Revenue by Service-Type
  Item 8. Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PANAMSAT CORPORATION CONSOLIDATED STATEMENTS OF INCOME Years Ended December 31, 2003, 2002 and 2001 (Dollars In Thousands, Except per Share Data)
PANAMSAT CORPORATION CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2003 AND 2002 (In thousands)
PANAMSAT CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended December 31, 2003, 2002 and 2001 (In Thousands)
PANAMSAT CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS